SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☒ Preliminary proxy statement

☐ Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐ Definitive proxy statement

☐ Definitive additional materials

☐ Soliciting material under Rule 14a-12

KNOLOGY, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

KNOLOGY, INC.

1241 O.G. Skinner Drive

West Point, Georgia 31833

(706) 645-8553

October     , 2003

To	our Stockholders:

In connection with a proposed underwritten public offering of our common stock, we are soliciting your written consent to amend our amended and restated certificate of incorporation. This amendment would authorize a one-for-ten reverse split of our common and non-voting common stock. If approved by the required vote of our stockholders, the amendment would be made effective as soon as practicable following receipt of stockholder approval.

The proposed amendment is more fully described in the accompanying consent statement. Your consent is very important. Carefully review the consent statement for a detailed description of the proposed amendment and the effect it will have on your stockholder rights. Please take the time to complete the enclosed written consent, sign it and return it in the enclosed postage-paid envelope as soon as possible. The proposed amendment will not be adopted, and we will not be able to complete the proposed public offering of our common stock, unless we obtain the approval of our stockholders.

On behalf of Knology’s employees and our Board of Directors, I wish to thank you for your continued support and urge you to consent to the amendment to our amended and restated certificate of incorporation.

Sincerely,

Rodger L. Johnson

Chief Executive Officer

KNOLOGY, INC.

1241 O.G. Skinner Drive

West Point, Georgia 31833

(706) 645-8553

CONSENT STATEMENT

We are soliciting your written consent to amend our amended and restated certificate of incorporation. On October 1, 2003, we filed a registration statement with the Securities and Exchange Commission (SEC) seeking to register shares of our common stock to be issued in a proposed underwritten public offering. If the proposed offering is completed, we expect to use approximately $15 million of the net proceeds to fund the acquisition of cable systems in Pinellas County, Florida and Cerritos, California from Verizon Media Ventures Inc. (Verizon Media), which we refer to as the Verizon Media acquisition. We expect the Verizon Media acquisition will be completed in the fourth quarter of 2003. We will also use approximately $53 million of the net proceeds from the proposed public offering to fund capital expenditures and operations in the Pinellas County, Florida market, a portion of which will be used to repay amounts outstanding under an existing $5 million line of credit that we entered into in September 2003. We expect to use any remaining net proceeds for general corporate purposes. See “Verizon Media Acquisition” for more information.

The proposed amendment would effect a one-for-ten reverse split of our common and non-voting common stock. The reverse stock split is necessary for the completion of our proposed public offering, as it will enable us to offer our common stock at a price per share necessary for listing on The Nasdaq National Market. The proposed amendment to the certificate of incorporation is attached as Exhibit A to this consent statement.

If approved by the required vote of our stockholders, the amendment would become effective as soon as practicable following receipt of stockholder approval.

This consent statement mentions securities that may be offered in the future. We are soliciting your consent only to effect a reverse stock split and are not offering or selling any securities in connection with the proposed public offering, or otherwise, by means of this consent statement. A registration statement relating to the securities that may be offered in our proposed public offering has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This consent statement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Any securities offered pursuant to the registration statement will be offered in connection with a distribution by us and will represent new financing. A copy of the prospectus included in the registration statement may be obtained from our Corporate Secretary, at Knology, Inc., 1241 O.G. Skinner Drive, West Point, Georgia 31833, Attention: Chad S. Wachter, Corporate Secretary.

The date of this consent statement is October     , 2003, and it is first being sent to you on or about that date. There may be changes in our affairs since that date that are not reflected in this consent statement.

QUESTIONS AND ANSWERS

Q:	What am I being asked to approve?

A:	You are being asked to approve the adoption of an amendment to our certificate of incorporation. The amendment would effect a one-for-ten reverse split of our common and non-voting common stock. Approval of the amendment is necessary in order for us to complete our proposed public offering.

Q:	What stockholder approval is required to adopt the proposed amendment?

A:	Only holders of record of our common stock and Series A, B, C, and D preferred stock at the close of business on September 24, 2003, the record date, are entitled to vote on the proposed amendment to our certificate of incorporation. Under Delaware law and our certificate of incorporation, approval of the amendment requires written, unrevoked consents from the holders of a majority in voting power of the outstanding shares of common stock and Series A, B, C, and D preferred stock (voting on an as-converted basis) as of the record date, voting together as a single class. As of the record date, holders of common stock were entitled to cast 510,401 votes in the aggregate; holders of Series A preferred stock were entitled to cast 53,073,490 votes in the aggregate; holders of Series B preferred stock were entitled to cast 31,484,264 votes in the aggregate; holders of Series C preferred stock were entitled to cast 50,219,561 votes in the aggregate; and holders of Series D preferred stock were entitled to cast 10,684,751 votes in the aggregate. Holders of our Series E preferred stock are not entitled to vote. No shares of our non-voting common stock were outstanding on the record date.

Q:	How will the proposed amendment to the certificate of incorporation affect me?

A:	The amendment to the certificate of incorporation would affect you in the following ways:

•	each share of common stock will be reclassified into one-tenth (1/10) of a share of common stock (i.e., each share of new common stock will represent ten shares of old common stock);

•	each share of non-voting common stock will be reclassified into one-tenth (1/10) of a share of non-voting common stock (i.e., each share of new non-voting common stock will represent ten shares of old non-voting common stock); and

•	the rates at which Series A, B, C, and D preferred stock convert into common stock and the rate at which Series E preferred stock converts into non-voting common stock in effect immediately before the reclassification will be reduced as follows:

•	The Series A conversion rate will decrease from 1.0371 to 0.10371;

•	The Series B conversion rate will decrease from 1.4865 to 0.14865;

•	The Series C conversion rate will decrease from 1.0 to 0.1;

•	The Series D conversion rate will decrease from 1.0 to 0.1; and

•	The Series E conversion rate will decrease from 1.0 to 0.1.

Q:	What if the reverse split leaves me with a fraction of a share?

A:	No fractional shares of common stock or non-voting common stock will be issued to any stockholder following the reverse split. Instead, stockholders who, immediately prior to the reverse stock split, own shares of common stock or non-voting common stock which are not evenly divisible by ten will be entitled to receive cash (without interest) from us in lieu of fractions of shares of common stock or non-voting common stock, in an amount equal to the product of such fraction multiplied by the fair market value at the time of the reverse stock split of the common stock or the non-voting common stock, as applicable, as determined in good faith by our board of directors.

Q:	When will the proposed amendment become effective?

A:	If approved by the required vote of our stockholders, the amendment will become effective as soon as practicable following receipt of stockholder approval.

Q:	When will the adjustments be made to the rates at which the preferred stock converts into common or non-voting common stock, as applicable?

A:	The rates at which the preferred stock converts into common or non-voting common stock will automatically adjust immediately upon filing of the proposed amendment with the Secretary of State of the State of Delaware. The proposed amendment will be filed as soon as practicable following receipt of stockholder approval.

Q:	How does the reverse stock split relate to the proposed public offering?

A:	We are soliciting your consent only to effect a reverse stock split and are not offering or selling any securities in connection with the proposed public offering, or otherwise, by means of this consent statement. Your consent to effect the reverse stock split is necessary in order to allow us to offer our shares of common stock at a price per share comparable to the stock market trading price of similarly situated companies and to allow the listing of our common stock on The Nasdaq National Market, which requires an initial offering price of at least $5 per share of common stock. Also, our ability to undertake other financing activities, another stock split or acquisition activities, if any, may be limited if the reverse stock split is not approved.

Q:	How will the proposed public offering affect stockholders?

A:	Immediately upon the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of common stock for our own account in which the common stock is listed for quotation on The Nasdaq National Market, the Nasdaq Small Cap Market, or a national securities exchange (a Qualified Public Offering), shares of Series A, B, C, and D preferred stock will automatically convert into shares of common stock based on the applicable conversion rate in effect following the reverse stock split, and shares of Series E preferred stock will automatically convert into shares of non-voting common stock based on the applicable conversion rate in effect following the reverse stock split.

Q:	Will the proposed amendment have any tax consequences to me?

A:	The amendment should not cause any adverse U.S. tax consequences to any stockholder.

Q:	What should I do now?

A:	You should read this consent statement carefully, including the proposed amendment attached as Exhibit A. Then, please mail your completed written consent in the enclosed postage-paid envelope. We will not be holding a stockholders meeting to request approval of the proposed amendment. In order to approve the amendment, you must sign and deliver the written consent.

Q:	What should I do with my existing common stock certificate(s)?

A:	Nothing right now. After the reverse stock split is completed, we will notify you and will send you written transmittal materials in order for you to obtain a new stock certificate and receive a cash payment for any fractional shares that you hold following the reverse stock split.

Q:	What should I do with my existing preferred stock certificate?

A:

Nothing right now. After the reverse stock split is completed, we will notify you of the new conversion rate applicable to your preferred stock, but you will not need to exchange any of your preferred stock certificates. After the proposed public offering is completed, your preferred stock will automatically convert into common stock or non-voting common stock, as applicable, and we will send you written transmittal materials in order for you to obtain a new stock certificate for the number of whole shares of common stock or non-voting common stock into which your preferred stock converted and a cash payment for any fractional shares of common stock or non-voting common stock into which your preferred stock would have otherwise converted.

Q:	May I revoke my consent?

A:	A written consent executed by a stockholder may be revoked by executing and delivering to us, at the address set forth below, a written, dated revocation prior to the time that we have received approval from the holders of the requisite number of shares of common stock and Series A, B, C, and D preferred stock to approve the amendment. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the consent previously given is no longer effective.

Q:	What will happen if I abstain from voting or fail to send in my written consent?

A:	An abstention or failure to send in your written consent will have the effect of a vote against the proposed amendment.

Q:	Do I have appraisal rights with respect to the adoption of the proposed amendment to the certificate of incorporation?

A:	No. Under Delaware law and our certificate of incorporation, you are not entitled to appraisal rights with respect to the proposed amendment.

Q:	Who can help answer my questions?

A:	If you have any questions about the proposed amendment or the public offering, or how to submit your consent, or if you need additional copies of this consent statement or the enclosed consent card or voting instructions, you should contact:

Knology, Inc.

1241 O.G. Skinner Drive

West Point, Georgia 31833

Attn: Chad S. Wachter, Corporate Secretary

(706)634-2663; or

Attn: Todd Holt, Corporate Controller

(706) 645-8752

STOCKHOLDER APPROVAL MATTERS

Solicitation of Consents

Our board of directors is soliciting the approval of the adoption of an amendment to our certificate of incorporation from the holders of our common stock and Series A, B, C, and D preferred stock. Our board of directors has declared the amendment to be advisable and in the best interest of our stockholders and recommends that you consent to the adoption of the proposed amendment. Please complete, sign, and return the accompanying written consent in the postage-paid envelope as soon as possible.

Stockholders are requested to mark, sign, and date the enclosed written consent as soon as possible and return it via regular mail in the enclosed postage-paid envelope. Specific instructions are provided on the written consent.

We will bear the entire cost of preparing, assembling, printing, and mailing consent materials furnished by the board of directors to stockholders, which may include reimbursement paid to brokerage firms and others for their expense in forwarding solicitation material. In addition to the solicitation of consents by use of the mail, some of the officers, directors, significant stockholders, employees, and agents may, without additional compensation, solicit consents by telephone, facsimile, electronic mail, or other electronic transmission, or personal interview, the cost of which we will also bear.

Record Date, Voting Rights and Required Approvals

Our board of directors has fixed the close of business on September 24, 2003, as the record date for determining those stockholders who are entitled to act by written consent with respect to adoption of the proposed amendment to our certificate of incorporation. Only holders of record at the close of business on the record date have the right to act by written consent with respect to adoption of the proposed amendment to our certificate of incorporation. On the record date, there were issued and outstanding 510,401 shares of common stock, 51,174,902 shares of Series A preferred stock, 21,180,131 shares of Series B preferred stock, 50,219,561 shares of Series C preferred stock, and 10,684,751 shares of Series D preferred stock.

Under Delaware law and our certificate of incorporation and bylaws, any action that may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voting, and those consents are delivered to us by delivery to our principal place of business, or to our Corporate Secretary.

Under Delaware law and our certificate of incorporation, the proposed amendment to our certificate of incorporation will require written, unrevoked consents from the holders of a majority in voting power of the outstanding shares of common stock and Series A, B, C, and D preferred stock (voting on an as-converted basis) as of the record date, voting together as a single class. When voting together as a single class: (1) holders of common stock will have one vote for each share of common stock they held as of the record date; (2) holders of Series A preferred stock will have 1.0371 votes for each share of Series A preferred stock they held as of the record date; (3) holders of Series B preferred stock will have 1.4865 votes for each share of Series B preferred stock they held as of the record date; (4) holders of Series C preferred stock will have one vote for each share of Series C preferred stock they held as of the record date; and (5) the holders of Series D preferred stock will have one vote for each share of Series D preferred stock they held as of the record date. Holders of our Series E preferred stock are not entitled to vote.

As of the record date, our directors and officers collectively have the power to cast an aggregate of 64,868,779 votes on the proposed amendment and have indicated that they intend to execute consents to approve the amendment.

All consents, regardless of when dated, shall expire 60 days from the earliest dated consent delivered to us. As required by Delaware law, we will promptly notify the stockholders who have not consented to the corporate actions taken pursuant to the approved proposals.

If a written consent is executed but no indication is made as to what action is to be taken, the written consent will be deemed to constitute a consent to adoption of the amendment to our certificate of incorporation. Abstentions (including failures to return written consents) and broker non-votes will have the same effect as negative votes.

Brokers may not return a written consent for shares held in street name in favor of the proposed amendment to our certificate of incorporation absent instructions from the beneficial owner of such shares. If your shares are held in the name of a brokerage firm, bank nominee or other institution, you should contact the person responsible for your account and give instructions for the written consent representing your shares to be marked, dated, signed and returned. Only that institution can execute the written consent with respect to your shares held in the name of that institution and only upon receipt of specific instructions from you. We urge you to confirm in writing your instructions to the person responsible for your account.

This is a request for stockholder approval by written consent. You are requested to indicate whether you approve the adoption of the proposed amendment to our certificate of incorporation on the written consent enclosed for that purpose and to return that form in the enclosed postage-paid envelope. We will not be holding a stockholders meeting to request approval of the proposed amendment to our certificate of incorporation. In order to vote on the amendment to our certificate of incorporation, you must submit the written consent.

Revocation of Signed Consents

A written consent executed by a stockholder may be revoked by executing and delivering a written, dated revocation to Knology, Inc., at 1241 O.G. Skinner Drive, West Point, Georgia 31833, Attention: Chad S. Wachter, Corporate Secretary. In order to be effective, any revocation must be received prior to the time that signed, unrevoked written consents have been delivered to our Corporate Secretary by the holders of a majority in voting power of the outstanding shares of common stock and Series A, B, C, and D preferred stock (voting on an as-converted basis) as of the record date, voting together as a single class. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the consent previously given is no longer effective.

Appraisal Rights

Under Delaware law and our certificate of incorporation, holders of our capital stock will not be entitled to appraisal rights with respect to the proposed amendment to our certificate of incorporation.

Other Matters

As we are not holding a stockholders meeting, no representative of Deloitte & Touche LLP will be available to answer questions or to make any statements.

If you have any questions regarding the proposed amendment, please feel free to contact Rodger L. Johnson, Robert K. Mills, Chad S. Wachter, or Todd Holt at Knology at (706) 645-8553.

We have not authorized anyone else to provide you with information other than the information included in this consent statement and the documents we refer you to in this consent statement. If someone else provides you with other information, please do not rely on it as being authorized by us.

Our principal executive office is located at 1241 O.G. Skinner Drive, West Point, Georgia 31833, and our phone number at that address is (706) 645-8553.

PROPOSED AMENDMENT

Proposed Amendment

The board of directors is seeking stockholder approval of an amendment to our certificate of incorporation to effect a one-for-ten reverse split of our common stock and non-voting common stock. The reverse stock split will not affect your percentage ownership of our capital stock. The reverse stock split will reclassify each share of common stock as one-tenth ( 1/10) of a share of common stock, and will reclassify each share of non-voting common stock as one tenth ( 1/10) of a share of non-voting common stock (i.e., one share of new common stock or non-voting common stock will represent ten shares of old common stock or old non-voting common stock, respectively). The reverse stock split also will reduce the applicable Series A, B, C, D, and E preferred stock conversion rate such that, upon conversion, the number of shares of common stock or non-voting common stock into which each share of preferred stock is convertible will be reduced by ten times. The amendment to our certificate of incorporation will be substantially in the form attached hereto as Exhibit A.

Background

On November 6, 2002, we and our subsidiary, Knology Broadband, Inc. (Broadband), completed a financial restructuring. Pursuant to the restructuring, $379.9 million aggregate principal amount at maturity of 11  7/8% senior discount notes due 2007 issued by Broadband were exchanged for $193.5 million of 12% senior notes due 2009, 10,618,352 shares of Series D preferred stock and 21,701,279 shares of Series E preferred stock issued by us. The completion of the restructuring enabled us to significantly lower our debt service requirements, which has improved our liquidity and financial condition. See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statement and the related notes thereto appearing elsewhere in this consent statement for more information about our financial restructuring.

Following the restructuring we are currently authorized to issue three classes of stock, which are designated “common stock,” “non-voting common stock” and “preferred stock.” The total number of shares of stock which we have authority to issue is 200,000,000 shares of common stock, 25,000,000 shares of non-voting common stock, and 199,000,000 shares of preferred stock.

As of the record date, we had outstanding 510,401 shares of common stock, 51,174,902 shares of Series A preferred stock, 21,180,131 shares of Series B preferred stock, 50,219,561 shares of Series C preferred stock, 10,684,751 shares of Series D preferred stock and 21,701,279 shares of Series E preferred stock. After giving effect to the conversion of our Series A, B, C, and D preferred stock into common stock, there would have been 145,972,467 shares of common stock outstanding as of the record date. After giving effect to the conversion of our Series E preferred stock into non-voting common stock, there would have been 21,701,279 shares of non-voting common stock outstanding as of the record date. Please see the section entitled “Description of Capital Stock” for a more complete description of our existing capital stock.

On July 15, 2003, our wholly owned subsidiary, Knology New Media, Inc., agreed to acquire substantially all of the assets of, and to assume certain liabilities associated with, the cable systems operated by Verizon Media in Pinellas County, Florida and Cerritos, California, which we refer to as the Verizon Media acquisition. The acquisition is subject to customary closing conditions, including regulatory approval. The closing is expected to occur in the fourth quarter of 2003. As consideration for the Verizon Media acquisition, we have agreed to pay an aggregate of $15.0 million in cash, subject to certain closing adjustments. We have also entered into an agreement to issue to a third party a warrant to purchase 10 million shares of our common stock as compensation for the release of an agreement with Verizon Media granting the third party exclusive rights to negotiate with respect to the purchase of the Verizon Media assets. Please see “Verizon Media Acquisition” for more information about our proposed acquisition of the Verizon Media businesses.

We expect to use approximately $15 million of the net proceeds from the proposed public offering to fund the Verizon Media acquisition. We will also use approximately $53 million to fund capital expenditures and operations in the Pinellas County, Florida market acquired, and a portion of which will be used to repay amounts outstanding under an existing $5 million line of credit that we entered into in September 2003 to finance the cost of certain equipment, inventory or network assets related to the Verizon Media businesses, unless the lenders exercise their option to convert such amounts and the accrued interest thereon into shares of common stock and non-voting common stock at the per share public offering price in the proposed public offering. We expect to use any remainder for general corporate purposes.

Our board of directors believes that adoption of the proposed amendment is advisable and in the best interests of us and our stockholders, and the members of the board of directors have unanimously approved the proposed amendment. The board of directors reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to decide not to proceed with the proposed amendment, if, at any time prior to their effectiveness it determines, in its sole discretion, that it is no longer in the best interests of us and our stockholders.

Purpose of the Proposed Amendment

We have determined that it would be advisable and in the best interest of us and our stockholders to effect a one-for-ten reverse split of our common and non-voting common stock. The effect of the one-for-ten reverse split will be to enable us to offer our common stock in a public offering at a price per share comparable to the stock market trading price of similarly situated companies and is necessary for listing on The Nasdaq National Market, which requires an initial offering price of at least $5 per share of common stock. If the reverse stock split is not approved, we may not be able to complete the proposed public offering, and thus may not have the funding necessary to complete the Verizon Media acquisition. See “Verizon Media Acquisition.”

As a result of the reverse split of common and non-voting common stock, the number of outstanding shares of common stock will be decreased from 510,401 to approximately 51,040. There will continue to be no outstanding shares of non-voting common stock. The Series A, B, C, D, and E preferred stock conversion rates in effect immediately before the combination shall be proportionately reduced, as follows:

•	The Series A conversion rate will decrease from 1.0371 to 0.10371;

•	The Series B conversion rate will decrease from 1.4865 to 0.14865;

•	The Series C conversion rate will decrease from 1.0 to 0.1;

•	The Series D conversion rate will decrease from 1.0 to 0.1; and

•	The Series E conversion rate will decrease from 1.0 to 0.1.

Upon completion of the proposed public offering, the outstanding shares of Series A, B, C, and D preferred stock will automatically convert into common stock and the outstanding shares of the Series E preferred stock will automatically convert into non-voting common stock, without any further action by the holders of such shares, at the new conversion rates effected by the reverse split. Following the conversion of preferred stock, excluding shares issued in the public offering or that may be issued upon exercise of outstanding warrants and options, there would be outstanding approximately 14,597,246 shares of common stock, 2,170,127 shares of non-voting common stock, and no shares of Series A, B, C, D, or E preferred stock.

Effectiveness of Proposed Amendment

If approved by the required vote of our stockholders, the proposed amendment will become effective as soon as practicable following receipt of stockholder approval.

Our board of directors recommends that you consent to adoption of the proposed amendment.

VERIZON MEDIA ACQUISITION

On July 15, 2003, we agreed to acquire substantially all of the assets of, and to assume certain liabilities associated with, the cable systems in Pinellas County, Florida and Cerritos, California operated by Verizon Media.

Under the terms of the asset purchase agreement, we have agreed to purchase substantially all of the assets used in connection with the California and Florida cable systems, including all franchises, leases for real property, customer agreements, accounts receivable, prepaid expenses, inventory and equipment. We have also agreed to license certain intellectual property related to each network and to assume liabilities under acquired contracts, certain current liabilities and certain operating liabilities to the extent they related to the acquired network assets. See “Unaudited pro forma financial data” for more information about the assets and liabilities to be assumed pursuant to the Verizon Media acquisition.

As consideration for the Verizon Media acquisition, we will pay Verizon Media approximately $15 million in cash, subject to certain adjustments, for these assets and will issue to a prior prospective purchaser a warrant to purchase one million shares of our common stock for release of its exclusivity rights. We deposited $1 million of cash in escrow against payment of the $15 million purchase price to secure the performance of our obligations under the asset purchase agreement. If Verizon Media terminates the asset purchase agreement due to our material breach of the agreement, they will be entitled to retain this $1 million deposit.

The closing of the Verizon Media acquisition is subject to the satisfaction of a number of conditions, including compliance by the parties with the terms of the asset purchase agreement and receipt of consents from various third parties, including franchising authorities and landlords. Either party may terminate the asset purchase agreement if the closing has not occurred on or before March 31, 2004. In addition, we are not permitted to purchase the Verizon Media business in Pinellas County, Florida unless the closing with respect to the Verizon Media business in Cerritos, California has occurred or is occurring simultaneously. Accordingly, although we expect to consummate the Verizon Media acquisition in the fourth quarter of 2003, we are not able to provide any assurance that it will be consummated by the end of 2003 or at all. Our inability to consummate this transaction could adversely affect our expected results of operations.

Upon consummation of the Verizon Media acquisition, we will operate in two additional markets: Pinellas County, Florida and Cerritos, California. These two markets will add approximately 290,000 marketable homes passed to the existing eight markets comprising our footprint, as well as add approximately 60,000 video RGUs and 10,000 data RGUs. Our future growth and profitability will depend in part on the success of our integration of the operations of the Verizon Media businesses into our operations. Our ability to successfully integrate such operations will depend on a number of factors, including our ability to devote adequate personnel to the integration process, while still managing our current operations effectively. We may experience difficulties in integrating the acquired business, which could increase our costs or adversely impact our ability to operate our business.

UNAUDITED PRO FORMA FINANCIAL DATA

The following unaudited pro forma condensed combined financial data set forth below as of June 30, 2003 and for the year ended December 31, 2002 and the six months ended June 30, 2003, gives effect to the consummation of the Verizon Media acquisition and the proposed public offering as if they had occurred on June 30, 2003, with respect to the unaudited pro forma condensed combined balance sheet, and on January 1, 2002, with respect to the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2002 and the six months ended June 30, 2003, respectively. The pro forma information gives effect to the Verizon Media acquisition under the purchase method of accounting and to the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial data should be read in conjunction with the historical consolidated financial statements and the related notes of Knology and the Verizon Media businesses included elsewhere in this consent statement. These unaudited pro forma condensed combined financial statements are based on preliminary estimates of purchase price allocations, do not reflect any direct costs or potential savings which may result from the Verizon Media acquisition, and are not necessarily indicative of the results that would actually have occurred had the transactions been consummated at the dates indicated, nor are they necessarily indicative of future operating results or financial position of the combined company.

The unaudited pro forma condensed combined financial statements have been prepared by us. Verizon and Verizon Media disclaim any liability with respect to these financial statements, this consent statement or the proposed public offering described in this consent statement.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

	As of June 30, 2003
	Knology	Verizon Media businesses	Adjustments		Pro forma condensed combined
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$33,934	$—	$53,767	(a)	$87,701
Accounts receivable, net	14,973	2,814	—		17,787
Affiliate receivable	42	—	—		42
Prepaid expenses and other	1,361	5,819	(5,819	)(b)	1,361

Total current assets	50,310	8,633	47,948		106,891

Property, plant and equipment, net	336,605	15,000	8,000	(c)	359,605
Investments	12,580	—	—		12,580
Intangible and other assets, net	41,488	—	—		41,488
Deferred taxes	—	28,538	(28,538	)(b)	—

Total assets	$440,983	$52,171	$27,410		$520,564

Liabilities and stockholders’ equity
Current liabilities:
Current portion of notes payable	$3,533	$—	$—		$3,533
Accounts payable	12,203	1,195	—		13,398
Accrued liabilities	8,034	1,285	—		9,319
Unearned revenue	9,627	1,601	—		11,228

Total current liabilities	33,397	4,081	—		37,478

Noncurrent liabilities:
Notes payable	48,708	4,999	(4,999	)(d)	48,708
Deferred employee benefits	—	3,097	(3,097	)(d)	—
Unamortized investment tax credits	75	—	—		75
Senior notes, including accrued interest	211,450	—	—		211,450

Total noncurrent liabilities	260,233	8,096	(8,096)		260,233

Total liabilities	293,630	12,177	(8,096)		297,711

Warrants	1,861	—	7,500	(j)	9,361

Stockholders’ equity
Convertible preferred stock	1,549	—	(1,549	)(e)	—
Common stock	5	—	1,672	(e)	1,677
Additional paid-in capital	493,924	—	67,877	(a)(e)	561,801
Accumulated deficit/net parent funding	(349,986)	39,994	(39,994	)(f)	(349,986)

Total stockholders’ equity	145,492	39,994	28,006		213,492

Total liabilities and stockholders’ equity	$440,983	$52,171	$27,410		$520,564

See notes to unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	Year ended December 31, 2002
	Knology	Verizon Media businesses	Adjustments		Pro forma condensed combined
	(dollars in thousands, except per share data)
Revenues	$141,866	$35,055	$—		$176,921
Operating expenses:
Costs and expenses, excluding depreciation and amortization	120,844	42,235	—		163,079
Depreciation and amortization	80,533	8,590	(4,592	)(g)	84,531
Restructuring expenses and non-cash gains and charges, net	(92,750)	—	—		(92,750)
Litigation fees	1,244	—	—		1,244
Allocated parent company expenses	—	6,696	—		6,696

	109,871	57,521	(4,592)		162,800

Operating income (loss)	31,995	(22,466)	4,592		14,121
Other income (expense):
Interest income	395	—	—		395
Interest expense	(36,266)	(384)	384	(h)	(36,266)
Interest expense—parent	—	(3,311)	3,311	(h)	—
Gain on adjustment of warrants to market	2,865	—	—		2,865
Other expense, net	(321)	—	—		(321)

	(33,327)	(3,695)	3,695		(33,327)

Loss before income taxes and cumulative effect of change in accounting principle	(1,332)	(26,161)	8,287		(19,206)
Income tax benefit	—	9,157	(9,157	) (i)	—

Loss before cumulative effect of change in accounting principle	(1,332)	(17,004)	(870)		(19,206)
Cumulative effect of change in accounting principle	(1,294)	—	—		(1,294)

Net income (loss)	$(2,626)	$(17,004)	$(870)		$(20,500)

Basic and diluted net loss per share	$(52.20)

Basic and diluted weighted average shares outstanding	50,304

See notes to unaudited condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	Six months ended June 30, 2003
	Knology	Verizon Media businesses	Adjustments		Pro forma condensed combined
	(dollars in thousands, except per share data)
Revenues	$83,556	$16,860	$—		$100,416
Operating expenses:
Costs and expenses, excluding depreciation and amortization	68,555	19,595	—		88,150
Depreciation and amortization	39,353	3,598	(1,598	)(g)	41,353
Restructuring expenses and non-cash gains and charges, net	948	27,135	—		28,083
Litigation fees	611	—	—		611
Allocated parent company expenses	—	3,431	—		3,431

	109,467	53,759	(1,598)		161,628

Operating income (loss)	(25,911)	(36,899)	1,598		(61,212)
Other income (expense):
Interest income	210	—	—		210
Interest expense	(14,304)	(192)	192	(h)	(14,304)
Interest expense—parent	—	(1,794)	1,794	(h)	—
Other income, net	86	—	—		86

	(14,008)	(1,986)	1,986		(14,008)

Loss before income taxes	(39,919)	(38,885)	3,584		(75,220)
Income tax benefit	—	13,609	(13,609	)(i)	—

Net income (loss)	$(39,919)	$(25,276)	$(10,025)		$(75,220)

Basic and diluted net loss per share	$(790.19)

Basic and diluted weighted average shares outstanding	50,518

See notes to unaudited condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(dollars in thousands)

Pursuant to an asset purchase agreement, dated July 15, 2003, we agreed to acquire substantially all of the assets of, and to assume certain liabilities associated with, the Verizon Media businesses for $15.0 million cash. In addition, we have agreed to issue to a prior prospective purchaser a warrant to purchase one million shares of our common stock at the public offering price in the proposed public offering for release of its exclusivity rights.

The unaudited pro forma condensed financial data has been prepared assuming that the Verizon Media acquisition will be accounted for under the purchase method and is based on our historical consolidated financial statements and those of the Verizon Media businesses.

The pro forma adjustments represent management’s best estimate based on available information at this time. Actual adjustments will differ from those reflected in the unaudited pro forma condensed financial data.

The unaudited pro forma condensed financial data should be read in conjunction with our historical consolidated financial statements and the related notes thereto and those of the Verizon Media businesses included elsewhere in this consent statement.

(a)	Represents cash transactions as follows:

Net proceeds from public offering of common stock	$ 68,000
Acquisition of Verizon Media businesses	(14,233)

Net cash adjustment	$ 53,767

(b)	Reflects the elimination of current and non-current income tax related assets that are excluded from the terms of the asset purchase agreement.

(c)	This adjustment reflects the purchase price allocation for the Verizon Media acquisition as follows:

Cash purchase price	$15,000
Accounts receivable working capital adjustment	2,814
Current liability working capital adjustment	(4,081)

Net cash paid to Verizon Media	13,733
Transaction costs	500
Pro forma value of warrants issued in connection with the acquisition	7,500
Liabilities assumed	4,081

Total purchase price	$25,814

Accounts receivable purchased	$2,814
Allocation to property, plant and equipment acquired	23,000

Total purchase price	$25,814

Verizon Media June 30, 2003 property, plant and equipment	$(15,000)
Allocation to property, plant and equipment per above	23,000

Adjustment to increase carrying value of Verizon Media property, plant and equipment	$8,000

(d)	Reflects the elimination of liabilities that are not assumed in the Verizon Media acquisition.

(e)	Reflects the conversion of our Series A, B, C, D and E preferred stock into common stock and non-voting common stock, as applicable. Because we have not determined the number of shares to be offered in the proposed public offering or the per share offering price, the expected net proceeds are reflected in additional paid-in capital.

(f)	Reflects the elimination of Verizon Media equity assuming consummation of the acquisition accounted for under the purchase method of accounting.

(g)	Represents an adjustment to depreciation expense due to a change in the carrying value of property, plant and equipment resulting from the purchase price allocation.

(h)	Reflects the elimination of Verizon Media interest expense which would not be incurred assuming the acquisition is effective at the beginning of the period presented.

(i)	Reflects the elimination of the Verizon Media income tax (provision)/benefit which would not have been realized by us subsequent to the acquisition.

(j)	Reflects the issuance of a warrant to purchase one million shares of our common stock in connection with the Verizon Media acquisition valued at $7,500.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

The following table sets forth our selected historical consolidated financial and operating data which should be read in conjunction with the section entitled “Management’s discussion and analysis of financial condition and results of operations” following this section and our consolidated financial statements, the related notes, and other financial data included elsewhere in this consent statement. The selected consolidated financial data for the years ended December 31, 2000, 2001, and 2002 and as of December 31, 2001 and 2002 are derived from our audited consolidated financial statements included in this consent statement. The selected consolidated financial data for the years ended December 31, 1998 and 1999 and as of December 31, 1998, 1999 and 2000 are derived from our audited consolidated financial statements not included in this consent statement. The selected consolidated financial data for the six months ended June 30, 2002 and 2003 and as of June 30, 2003 are derived from our unaudited consolidated financial statements included in this consent statement. The unaudited selected consolidated financial data include, in the opinion of management, all adjustments, consisting only of normal, recurring adjustments, that management considers necessary for a fair statement of the results for those periods. The historical results are not necessarily indicative of results to be expected in any future period and the results for the six months ended June 30, 2003 should not be considered indicative of results expected for the full year or any future quarters.

Consolidated statements of operations data:	Years ended December 31,					Six months ended June 30,
	1998	1999	2000	2001	2002	2002	2003
	(in thousands)
Revenues	$45,132	$66,721	$82,573	$106,189	$141,866	$66,912	$83,556
Cost of services	16,797	26,965	31,010	32,469	41,007	19,706	22,823
Selling, operations and administrative expense	33,266	45,960	58,725	73,322	79,837	38,973	45,732
Depreciation and amortization	17,327	40,970	60,672	78,954	80,533	39,205	39,353
Restructuring expenses and non-cash (gains) and charges	—	—	—	(31,875)	(92,750)	852	948
Litigation fees	—	—	—	—	1,244	—	611

Total operating expenses	67,390	113,895	150,407	152,870	109,871	98,736	109,467

Operating (loss) income	(22,258)	(47,174)	(67,834)	(46,681)	31,995	(31,824)	(25,911)
Interest expense, net	(19,428)	(32,944)	(34,859)	(40,069)	(35,871)	(21,677)	(14,094)
Gain on adjustments of warrants to market	—	—	—	—	2,865	2,865	—
Other income (expense), net	784	107	(1,373)	(834)	(321)	(91)	86

Loss before minority interest, income tax benefit (provision) and cumulative effect of a change in accounting principle	(40,902)	(80,011)	(104,066)	(87,584)	(1,332)	(50,727)	(39,919)
Minority interest	13,294	3,268	—	—	—	—	—
Income tax benefit (provision)	5,631	19,697	3,170	(2,789)	—	(119)	—
Cumulative effect of a change in accounting principle	(583)	—	—	—	(1,294)	(1,294)	—

Net loss	$(22,560)	$(57,046)	$(100,896)	$(90,373)	$(2,626)	$(52,140)	$(39,919)
Subsidiary preferred stock dividends	(1,424)	(1,745)	—	—	—	—	—
Non-cash distribution to preferred stockholders	—	—	—	(36,579)	—	—	—

Net loss attributable to common stockholders	$(23,984)	$(58,791)	$(100,896)	$(126,952)	$(2,626)	$(52,140)	$(39,919)

Consolidated other financial data:
Cash provided by (used in) operating activities	$23,036	$2,236	$35,884	$(13,251)	$10,318	$8,122	$10,321
Cash used in investing activities	34,587	29,316	149,986	89,117	44,847	23,322	18,621
Cash provided by (used in) financing activities	16,083	29,740	126,911	119,814	40,368	3	(1,679)
Capital expenditures	120,227	87,386	146,706	86,696	44,446	23,246	18,605

Consolidated other operating data:	As of December 31,					As of June 30,
	1998	1999	2000	2001	2002	2002	2003
Homes passed	306,566	325,556	428,815	487,726	524,855	505,928	534,084
Marketable homes passed	242,702	306,566	380,027	423,201	436,462	429,399	443,159
Video RGUs(1)	80,600	89,937	101,872	118,224	129,452	124,707	132,163
Video penetration(2)	33.2%	29.3%	26.8%	27.9%	29.7%	29.0%	29.8%
Digital Video RGUs	18	5,684	13,722	26,542	33,276	29,047	33,037
Digital penetration of video RGUs	0.0%	6.3%	13.5%	22.5%	25.7%	23.3%	25.0%
Voice RGUs on-net	23,742	35,879	55,311	81,901	108,484	94,969	115,268
On-net voice penetration(3)	1.2%	4.6%	8.7%	14.2%	19.5%	17.0%	20.8%
Data RGUs	908	4,989	14,898	32,573	50,225	41,464	58,031
Data penetration(2)	0.4%	1.6%	3.9%	7.7%	11.5%	9.7%	13.1%
Total RGUs	111,688	138,713	179,223	238,942	293,149	267,035	310,794

(1)	Voice RGUs include customers who receive analog or digital video services.
(2)	Penetration is measured as a percentage of marketable homes passed.
(3)	On-net voice penetration is measured as a percentage of marketable homes passed and excludes off-net RGUs, as well as RGUs and marketable homes related to our ILEC subsidiaries.

Consolidated balance sheet data:	As of December 31,					As of June 30, 2003
	1998	1999	2000	2001	2002
	(in thousands)
Cash and cash equivalents	$5,159	$7,819	$20,628	$38,074	$43,913	$33,934
Net working capital	49,979	15,664	(12,918)	617	24,000	16,913
Property and equipment, net	211,886	273,897	377,421	400,851	357,182	336,605
Total assets	374,681	400,334	489,406	516,540	471,291	440,983
Long-term debt, including accrued interest	276,179	331,012	367,915	370,999	249,055	260,233
Total liabilities	314,414	357,684	416,715	423,416	284,899	293,630
Total stockholders’ equity	54,512	37,923	67,965	88,398	184,531	145,492

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following is a discussion of our consolidated financial condition and results of operations for the six months ended June 30, 2002 and 2003 and the three years ended December 31, 2002, and other factors that are expected to affect our prospective financial condition. The following discussion and analysis should be read in conjunction with our “Selected historical consolidated financial and operating data” and our consolidated financial statements and related notes found elsewhere in this consent statement.

Introduction

We are a fully integrated provider of video, voice, data and advanced communications services to residential and business customers in eight markets in the southeastern United States. We provide service in Huntsville and Montgomery, Alabama; Panama City, Florida; Augusta, Columbus and West Point, Georgia; Charleston, South Carolina; and Knoxville, Tennessee. Our primary business is the delivery of bundled communication services over our own network. In addition to our bundled package offerings, we sell these services on an unbundled basis.

We have built our business through:

•	acquisitions of other cable companies, networks and franchises;

•	upgrades of acquired networks to introduce expanded broadband services including bundled video, voice and data services;

•	construction and expansion of our broadband network to offer integrated video, voice and data services; and

•	organic growth of RGUs through increased penetration of services to new marketable homes and our existing customer base.

In July 2003, we signed a definitive agreement to purchase certain assets from Verizon Media, including the cable television systems and franchise rights in Pinellas County, Florida and Cerritos, California, which we refer to as the Verizon Media acquisition. We will pay Verizon Media $15 million in cash, subject to certain adjustments, for these assets and will issue to a prior prospective purchaser a warrant to purchase ten million shares of our common stock for release of its exclusivity rights.

To date, we have experienced operating losses as a result of the expansion of our service territories and the construction of our network. We expect to continue to focus on increasing our customer base and expanding our broadband operations. Our ability to generate profits and positive cash flow from operations will depend in large part on our ability to increase revenues to offset the costs of construction and operation of our network.

History

Our predecessor, Knology Broadband, Inc., or Broadband, was formed in 1995 by ITC Holding Company, Inc., or ITC Holding. Broadband, which is now one of our subsidiaries, owns the franchise rights and assets in seven of our eight current markets. Broadband acquired cable networks in Montgomery, Alabama and Columbus, Georgia in 1995 and Panama City, Florida in 1997. In 1998, Broadband acquired a cable network in Huntsville, Alabama and began construction of its broadband network in Augusta, Georgia and Charleston, South Carolina. We were formed in September 1998, and, in 1999, ITC Holding contributed to us certain of its subsidiaries, including Broadband. As part of that contribution, we acquired our network in West Point, Georgia.

From inception, Broadband was funded primarily with private equity investments. In October 1997, to fund the acquisition and upgrade of its network, Broadband issued units consisting of $444.1 million aggregate principal amount at maturity of 11 7/8% senior discount notes due 2007 and warrants to purchase Broadband preferred stock. The Broadband discount notes accreted to face value on October 15, 2002.

Broadband and its subsidiaries have been consolidated with us since 1998 in relation to the 85% controlling interest obtained by ITC Holding in July 1998. During the remainder of 1998 and 1999, the 15% of Broadband that ITC Holding did not own was reflected as a minority interest. In the fourth quarter of 1999, the outstanding shares of Broadband common stock and preferred stock not held by ITC Holding were exchanged for shares of our common stock and Series A preferred stock and the warrants to purchase Broadband preferred stock were exchanged for warrants to purchase shares of our Series A preferred stock, with the result that Broadband became our wholly owned subsidiary. We accounted for this transaction as an acquisition of a minority interest of a subsidiary. The stock issued in the exchange was valued at $22.4 million and was recorded as goodwill.

In January 2000, InterCall, Inc., a former subsidiary of ITC Holding, loaned us $29.7 million to fund our capital expenditures and working capital. In February 2000, InterCall converted the loan into options to purchase 6,258,036 shares of our Series A preferred stock, and we issued to ITC Holding a note under which we agreed to pay ITC Holding any proceeds from option exercises received by us, including an amount equal to the exercise price for cashless exercises. In February 2000, ITC Holding effected a spin-off by distributing its shares of our Series A preferred stock to its stockholders and the options to purchase Series A preferred stock to its option holders.

From February 2000 through June 2001, we completed a series of private placements of Series B and C preferred stock, raising aggregate gross proceeds of $212.3 million. The net proceeds from these private placements were used to fund operations.

In order to reduce the amount of Broadband’s outstanding debt, on June 29, 2001, we entered into a credit facility with CoBank ACB, or CoBank, of which $22.8 million was used in September and October 2001 to repurchase Broadband discount notes with a principal amount at maturity of $64.2 million, leaving outstanding $379.9 million principal amount of notes. These repurchased notes were subsequently canceled in conjunction with the prepackaged reorganization plan discussed below.

On July 25, 2002, in an effort to reduce debt further, we commenced both an exchange offer and a solicitation of acceptances of a prepackaged plan of reorganization of Broadband. Because certain tender conditions were not met or waived, we chose not to extend the exchange offer after it expired on September 13, 2002. Accordingly, on September 18, 2002, Broadband filed a petition under Chapter 11 of the Bankruptcy Code, and we and Broadband jointly filed the prepackaged plan. On October 22, 2002, the U.S. Bankruptcy Court for the Northern District of Georgia confirmed the prepackaged plan without modification. On November 6, 2002, the prepackaged plan became effective, resulting in the consummation of a number of transactions including the following:

•	We received $39.0 million of gross cash proceeds from the issuance of 13 million shares of Series C preferred stock in a private placement to existing investors, SCANA and ITC Telecom Ventures. The proceeds were used to pay transaction expenses of approximately $1.7 million and for general corporate purposes.

•	$379.9 million aggregate principal amount at maturity of Broadband discount notes were exchanged for $193.5 million of our 12% senior notes due 2009, 10,618,352 shares of our Series D preferred stock and 21,701,279 shares of our Series E preferred stock.

•	The $15.5 million, 4-year senior secured credit facility with Wachovia Bank was amended.

•	The $40.0 million 10-year senior secured credit facility with CoBank was amended.

Homes Passed and RGUs

We report homes passed as the number of residential and business units, such as single residence homes, apartments and condominium units, passed by our broadband network and listed in our database. Marketable homes passed are homes passed other than those we believe are covered by exclusive arrangements with other providers of competing services.

Because we deliver multiple services to our customers, we report the total number of RGUs for video, voice and data rather than the total number of customers. We count each video, voice or data purchase as a separate RGU. For example, a single customer who purchases cable television, local telephone and Internet access services would count as three RGUs. We do not record the purchase of digital video services by an analog video customer as an additional RGU.

As we continue to sell bundled services, we expect more of our video customers to purchase voice, data and other enhanced services in addition to video services. Accordingly, we expect that our number of voice and data RGUs will grow faster than our video RGUs and will represent a higher percentage of our total RGUs in the future.

As of June 30, 2003, 100% of our video and data RGUs and over 95% of our voice RGUs were provided over our own network. In addition, as of June 30, 2003, more than 70% of our RGUs were delivered in a bundled offering of two or more of our video, voice and data services.

Revenues

We can group our revenues into the following categories:

•	Video revenues. Our video revenues consist of fixed monthly fees for expanded basic, premium and digital cable television services, as well as fees from pay-per-view movies, fees for VOD and events such as boxing matches and concerts, that involve a charge for each viewing. Video revenues accounted for approximately 50.6%, 46.0% and 42.8% of our consolidated revenues for the years ended December 31, 2000, 2001 and 2002, respectively, and 43.8% and 42.1% for the six months ended June 30, 2002 and 2003, respectively. In providing video services we currently compete with Comcast, Time Warner, Mediacom and Charter. We also compete with satellite television providers such as DirecTV and Echostar. Our other competitors include broadcast television stations and other satellite television companies. We expect in the future to compete with Bright House Networks, or Bright House, in Pinellas County, Florida and with telephone companies providing video service within their service areas.

•	Voice revenues. Our voice revenues consist primarily of fixed monthly fees for local service and enhanced services, such as call waiting and voice mail, and usage fees for long-distance service. Voice revenues accounted for approximately 42.4%, 42.2% and 41.4% of our consolidated revenues for the years ended December 31, 2000, 2001 and 2002, respectively, and 41.3% and 40.6% for the six months ended June 30, 2002 and 2003, respectively. In providing local and long-distance telephone services, we compete with the incumbent local phone company and various long-distance providers in each of our markets. BellSouth is the incumbent local phone company, providing both local and long-distance services in our markets, and is a particularly strong competitor in our current markets and throughout the southeastern United States. We also compete with providers of long-distance telephone services, such as AT&T, MCI and Sprint. We expect to compete in Pinellas County, Florida and Cerritos, California with Verizon.

•	Data revenues and other revenues. Our data revenues consist primarily of fixed monthly fees for data service and rental of cable modems. Other revenues result principally from broadband carrier services and video production services. These combined revenues accounted for approximately 7.0%, 11.8% and 15.8% of our consolidated revenues for the years ended December 31, 2000, 2001 and 2002, respectively, and 14.9% and 17.3% for the six months ended June 30, 2002 and 2003, respectively. Providing data services is a rapidly growing business and competition is increasing in each of our markets. Some of our competitors have competitive advantages such as greater experience, resources, marketing capabilities and stronger name recognition. In providing data services, we compete with traditional dial-up Internet service providers; ILECs that provide dial-up and DSL services; providers of satellite-based Internet access services; CLECs; and cable television companies. We also expect to compete in the future with providers of wireless high-speed data services.

We expect the growth of new video connections to decrease as the video segment matures in our current markets. While the number of new video connections may decrease, management feels that opportunity to increase revenue and margins is available with the introduction of new products and new technology. New voice and data connections are expected to increase with sales and marketing efforts directed at selling customers a bundle of services, penetrating untapped market segments and offering new services.

Costs and Expenses

Our operating expenses include cost of services, selling, operations and administrative expenses and depreciation and amortization.

Cost of services includes:

•	Video cost of services. Video cost of services consists primarily of monthly fees to the National Cable Television Cooperative and other programming providers and is generally based on the average number of subscribers to each program. Programming costs are our largest single cost and we expect this trend to continue. Programming costs as a percentage of video revenue were approximately 44.1%, 47.5% and 48.1% for the years ended December 31, 2000, 2001 and 2002, respectively, and 47.4% and 46.2% for the six months ended June 30, 2002 and 2003, respectively. We have entered into contracts with various entities to provide programming to be aired on our network. We pay a monthly fee for these programming services, generally based on the average number of subscribers to the program, although some fees are adjusted based on the total number of subscribers to the system and/or the system penetration percentage. Since programming cost is partially based on numbers of subscribers, it will increase as we add more subscribers. It will also increase as costs per channel increase over time. We estimate that we will pay approximately $34.7 million in programming fees under these contracts during 2003, of which amount we have paid $15.1 million through June 30, 2003.

•	Voice cost of services. Voice cost of services consists primarily of transport cost and network access fees. The voice cost of services as a percentage of voice revenues were approximately 34.2%, 18.5% and 17.3% for the years ended December 31, 2000, 2001 and 2002, respectively, and 17.9% and 17.0% for the six months ended June 30, 2002 and 2003, respectively.

•	Data and other cost of services. Data and other cost of services consist primarily of transport cost and network access fees. The data and other cost of services as a percentage of data and other revenue were 10.6%, 7.9% and 7.4% for the years ended December 31, 2000, 2001 and 2002, respectively, and 8.6% and 5.8% for the six months ended June 30, 2002 and 2003, respectively.

Relative to our current product mix, we expect voice and data revenue will become larger percentages of our overall revenue, and potentially will provide higher margins. Based on the anticipated changes in our revenue mix, we expect that our consolidated cost of services as a percentage of our consolidated revenues will decrease.

Selling, operations and administrative expenses include:

•	Sales and marketing expenses. Sales and marketing expenses include the cost of sales and marketing personnel and advertising and promotional expenses.

•	Network operations and maintenance expenses. Network operations and maintenance expenses include payroll and departmental costs incurred for network design, monitoring and maintenance.

•	Service and installation expenses. Service and installation expenses include payroll and departmental costs incurred for customer installation and service personnel.

•	Customer service expenses. Customer service expenses include payroll and departmental costs incurred for customer service representatives and management.

•	General and administrative expenses. General and administrative expenses consist of corporate and subsidiary management and administrative costs.

Depreciation and amortization expenses include depreciation of our interactive broadband network and equipment and amortization of other intangible assets related to acquisitions.

For periods beginning after January 1, 2002, we no longer amortize goodwill related to acquisitions in accordance with SFAS 142, Goodwill and Intangible Assets.

As our sales and marketing efforts continue and our network expands, we expect to add RGUs resulting in increased revenue. We also expect our operating expenses, including depreciation and amortization, to increase as we expand our network and business.

We have experienced operating losses as a result of the expansion of our broadband network and services into new and existing markets. We expect to continue to focus on increasing our customer base and expanding our broadband operations. Accordingly, we expect that our operating expenses will continue to increase as we extend our broadband network in existing and new markets in accordance with our business plan.

Results of Operations

The following tables set forth financial data as a percentage of operating revenues for the years ended December 31, 2000, 2001 and 2002 and for the six months ended June 30, 2002 and 2003.

	Years ended December 31,			Six months ended June 30,
CONSOLIDATED FINANCIAL DATA:	2000	2001	2002	2002	2003
Revenues:
Video	50.6%	46.0%	42.8%	43.8%	42.1%
Voice	42.4	42.2	41.4	41.3	40.6
Data	7.0	11.8	15.8	14.9	17.3

Total revenues	100.0	100.0	100.0	100.0	100.0
Cost of services	37.6	30.6	28.9	29.5	27.3

Gross profit	62.4	69.4	71.1	70.5	72.7
Selling, operating and administrative expense	71.1	69.0	56.3	58.2	54.7
Depreciation and amortization	73.5	74.4	56.8	58.6	47.1
Restructuring expenses and non-cash (gains) and charges	—	(30.0)	(65.4)	1.3	1.1
Litigation fees	—	—	0.9	—	0.8

Operating (loss) income	(82.2)	(44.0)	22.5	(47.6)	(31.0)
Interest expense, net	(42.2)	(37.7)	(25.3)	(32.4)	(16.9)
Gain on adjustments of warrants to market	—	—	2.0	4.3	—
Other income (expense), net	(1.6)	(0.8)	(0.2)	(0.1)	0.1

Loss before income tax benefit (provision) and cumulative effect of change in accounting principle	(126.0)	(82.5)	(1.0)	(75.8)	(47.8)

Income tax benefit (provision)	3.8	(2.6)	—	(0.2)	—
Cumulative effect of change in accounting principle	—	—	(0.9)	(1.9)	—

Net loss	(122.2)	(85.1)	(1.9)	(77.9)	(47.8)
Preferred stock dividends	0	(34.4)	0	0	0

Net loss attributable to common stockholders	122.2%	119.5%	1.9%	77.9%	47.8%

Six Months Ended June 30, 2002 Compared to Six Months Ended June 30, 2003

Revenues.    Operating revenues increased 24.9% from $66.9 million for the six months ended June 30, 2002, to $83.6 million for the six months ended June 30, 2003. Operating revenues from video services increased

19.9% from $29.3 million for the six months ended June 30, 2002 to $35.2 million for the same period in 2003. Operating revenues from voice services increased 22.7% from $27.6 million for the six months ended June 30, 2002 to $33.9 million for the same period in 2003. Operating revenues from data and other services increased 45.3% from $10.0 million for the six months ended June 30, 2002 to $14.5 million for the same period in 2003.

The increased revenues for video, voice and data and other services are primarily due to rate increases and an increase in the number of RGUs, from 267,035 as of June 30, 2002 to 310,794 as of June 30, 2003. The additional RGUs resulted primarily from:

•	New service offerings specifically marketed to increase sales and penetration. RGU penetration of marketable homes passed increased 12.7% from 62.2% at June 30, 2002 to 70.1% at June 30, 2003.

•	Sales of voice and data services, which accounted for approximately 83% of the additional RGUs added from June 30, 2002 through June 30, 2003. We gained these RGUs by offering competitive plans with a focus on bundling services to customers. In addition, we launched the new “IntroNet” product in March 2002, which is exclusively available to bundled customers.

•	The continued construction of our broadband network in the Knoxville market.

Cost of services.    Cost of services increased 15.8% from $19.7 million for the six months ended June 30, 2002, to $22.8 million for the six months ended June 30, 2003. Cost of services for video services increased 16.8% from $13.9 million for the six months ended June 30, 2002, to $16.2 million for the same period in 2003. Cost of services for voice services increased 16.1% from $5.0 million for the six months ended June 30, 2002, to $5.7 million for the same period in 2003. Cost of services for data and other services decreased 2.0% from $858,000 for the six months ended June 30, 2002, to $841,000 for the same period in 2003. We expect our cost of services to continue to increase as we add more RGUs. Programming costs, which are our largest single expense item, have been increasing over the last several years on an aggregate basis due to an increase in subscribers and on a per subscriber basis due to an increase in costs per program channel. We expect this trend to continue. We may not be able to pass these higher costs on to customers because of competitive forces, which would adversely affect our cash flow and gross profit.

Gross profit.    Gross profit increased 28.7% from $47.2 million for the six months ended June 30, 2002, to $60.7 million for the six months ended June 30, 2003. Gross profit for video services increased 22.7% from $15.4 million for the six months ended June 30, 2002, to $18.9 million for the same period in 2003. Gross profit for voice services increased 24.2% from $22.7 million for the six months ended June 30, 2002, to $28.1 million for the same period in 2003. Gross profit for data and other services increased 49.8% from $9.1 million for the six months ended June 30, 2002, to $13.7 million for the same period in 2003.

Operating expenses.    Our costs and expenses, excluding depreciation and amortization, increased 17.3% from $39.0 million for the six months ended June 30, 2002, to $45.7 million for the six months ended June 30, 2003. The increase in our operating expenses is consistent with the growth in revenues and RGUs, and is a result of the continued expansion of our operations. Selling, operations and administrative expenses will increase as we expand.

Depreciation and amortization increased from $39.2 million for the six months ended June 30, 2002, to $39.4 million for the six months ended June 30, 2003. We expect depreciation and amortization expense to increase as we make capital expenditures to construct and expand our network. We have ceased amortization of goodwill in accordance with the adoption of SFAS No. 142.

We recognized $852,000 in asset impairment for the six months ended June 30, 2002. We adopted SFAS No. 123 and recorded a non-cash stock option compensation expense of $905,000 for the six months ended June 30, 2003. We expensed $611,000 for the six months ended June 30, 2003 in litigation fees arising from the Louisville litigation.

Other income and expense, including interest income and interest expense.    Our total other expense decreased from $18.9 million for the six months ended June 30, 2002 to $14.0 million for the six months ended June 30, 2003. Interest income was $211,000 for the six months ended June 30, 2002, compared to $210,000 for the same period in 2003. The decrease in interest income primarily reflects the lower average cash balances in interest bearing accounts for the six months ended June 30, 2003 compared to the six months ended June 30, 2002. Interest expense decreased from $21.9 million for the six months ended June 30, 2002, to $14.3 million for the six months ended June 30, 2003. The interest expense is principally the in-kind interest on our 12% senior notes due 2009. We expect interest expense in 2003 to be significantly lower than in prior years as a result of our financial restructuring. Although the interest rate payable on our notes is comparable to the rate payable on the canceled Broadband discount notes, the aggregate amount of notes outstanding is substantially lower. Gain on adjustment of warrants to market was $2.9 million for the six months ended June 30, 2002. Other income/expenses, net, decreased from an expense of $91,000 for the six months ended June 30, 2002 to income of $86,000 for the six months ended June 30, 2003. The expense for the six months ended June 30, 2002 consisted of the write-off of investment and leasehold improvement balances. The income for the six months ended June 30, 2003 consisted of dividends received from CoBank.

Income tax provision.    We recorded a tax provision of $119,000 for the six months ended June 30, 2002, compared to no income tax provision for the same period in 2003. The tax provision in 2002 represents a state tax provision related to our ILEC subsidiaries.

Loss before cumulative effect of change in accounting principle.    We incurred a loss before cumulative effect of change in accounting principle of $50.8 million for the six months ended June 30, 2002, compared to a loss before cumulative effect of change in accounting principle of $39.9 million for the six months ended June 30, 2003.

Cumulative effect of change in accounting principle.    We adopted SFAS No. 142 on January 1, 2002. We performed a goodwill impairment test in accordance with SFAS 142 and based on the results of this test we recorded an impairment loss of $1.3 million for the six months ended June 30, 2002.

Net loss.    We incurred a net loss of $52.1 million for the six months ended June 30, 2002, compared to a net loss of $39.9 million for the six months ended June 30, 2003. We expect net losses to continue.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2002

Revenues.    Operating revenues increased 33.6% from $106.2 million for the year ended December 31, 2001, to $141.9 million for the year ended December 31, 2002. Operating revenues from video services increased 24.4% from $48.8 million for the year ended December 31, 2001, to $60.8 million for the same period in 2002. Operating revenues from voice services increased 31.1% from $44.8 million for the year ended December 31, 2001, to $58.7 million for the same period in 2002. Operating revenues from data and other services increased 78.1% from $12.6 million for the year ended December 31, 2001, to $22.4 million for the same period in 2002.

The increased revenues from video, voice and data and other services are due primarily to an increase in the number of RGUs, from 238,942 as of December 31, 2001, to 293,149 as of December 31, 2002. The factors that contributed to this increase in RGUs include:

•	The completion of construction and expansion of our broadband network in Augusta and Charleston, which provided us with new residential and business sales opportunities in these markets. For the year ended December 31, 2002, these markets together accounted for 36.5% of the increase in our consolidated video revenues, 23.8% of the increase in our consolidated voice revenues, 24.5% of the increase in our consolidated data and other revenues, and 28.4% of the increase in our consolidated total revenues.

•	The upgrade of our network in Huntsville to broadband capacity, which allowed us to provide voice, data and enhanced products, including digital video, in this market. For the year ended December 31,

2002, Huntsville accounted for 23.8% of the increase in our consolidated video revenues, 22.4% of the increase in our consolidated voice revenues, 30.0% of the increase in our consolidated data and other revenues and 25.0% of the increase in our consolidated total revenues.

•	The construction of our broadband network in the Knoxville market.

All of these factors and our competitive pricing have allowed us to, and we expect will continue to allow us to, add RGUs and grow our customer base.

Cost of services.    Cost of services increased 26.3% from $32.5 million for the year ended December 31, 2001, to $41.0 million for the year ended December 31, 2002. Cost of services for video services increased 25.8% from $23.2 million for the year ended December 31, 2001, to $29.2 million for the same period in 2002. Cost of services for voice services increased 22.7% from $8.3 million for the year ended December 31, 2001, to $10.1 million for the same period in 2002. Cost of services for data and other services increased 67.4% from $993,000 for the year ended December 31, 2001, to $1.7 million for the same period in 2002. We expect our cost of services to continue to increase as we add more RGUs. Programming costs, which are our largest single expense item, have been increasing over the last several years on an aggregate basis due to an increase in subscribers and on a per subscriber basis due to an increase in costs per program channel. Management expects this trend to continue. We may not be able to pass these higher costs on to customers because of competitive forces, which would adversely affect our cash flow and gross profit.

Gross profit.    Gross profit increased 36.8% from $73.7 million for the year ended December 31, 2001, to $100.9 million for the year ended December 31, 2002. Gross profit for video services increased 23.1% from $25.6 million for the year ended December 31, 2001, to $31.6 million for the same period in 2002. Gross profit for voice services increased 33.0% from $36.5 million for the year ended December 31, 2001, to $48.6 million for the same period in 2002. Gross profit for data and other services increased 79.0% from $11.6 million for the year ended December 31, 2001, to $20.7 million for the same period in 2002.

Operating expenses.    Our costs and expenses, excluding depreciation and amortization, increased 8.9% from $73.3 million for the year ended December 31, 2001, to $79.8 for the year ended December 31, 2002. The increase in our operating expenses is consistent with the growth in revenues and is a result of the expansion of our operations and an increase in the number of employees associated with such expansion and growth in our markets. Selling, operations and administrative expenses will increase as we expand.

Our depreciation and amortization increased from $79.0 million for the year ended December 31, 2001, to $80.5 million for the year ended December 31, 2002. The increase in depreciation and amortization is due to significant additions in property, plant, equipment and intangible assets resulting from the expansion of our network, the upgrading of older systems to broadband capabilities, and the purchase of buildings, computers and office equipment. We have ceased amortization of goodwill in accordance with the adoption of SFAS No. 142. Amortization of goodwill for the year ended December 31, 2001 was $4.8 million.

We recognized a gain of $109.8 million with the completion of our financial restructuring. Professional fees related to our financial restructuring were $3.8 million for the year ended December 31, 2002. In September 2001, our subsidiary, Valley Telephone, repurchased Broadband discount notes with a face amount of $58.5 million and a carrying amount of $50.5 million as of the repurchase dates for approximately $20.3 million in cash. In October 2001, Valley Telephone repurchased Broadband discount notes with a face amount of $5.7 million for approximately $2.5 million in cash. These transactions resulted in a net gain of $31.9 million, consisting of a gain of $32.7 million, offset by the write-off of $831,000 in issue costs associated with the original issuance of the Broadband discount notes in October 1997.

Our litigation fees represent expenses incurred related to litigation with Insight Communications Company, Inc., or Insight, in Louisville, and were $1.2 million for the year ended December 31, 2002.

We adopted SFAS No. 144 and recognized $9.9 million in asset impairment for the year ended December 31, 2002. We also adopted SFAS No. 123 in accordance with SFAS No. 148 and recorded a non-cash stock option compensation expense of $3.3 million for the year ended December 31, 2002.

Other income and expense, including interest income and interest expense.    Our total other expense decreased from $40.9 million for the year ended December 31, 2001, to $33.3 million for the year ended December 31, 2002. Interest income was $2.7 million for the year ended December 31, 2001, compared to $395,000 for the same period in 2002. The decrease in interest income primarily reflects a lower average cash balance for the year ended December 31, 2002. We capitalized interest related to the construction of our broadband network of $2.4 million for the year ended December 31, 2001. Interest expense decreased from $42.8 million for the year ended December 31, 2001, to $36.3 million for the year ended December 31, 2002. The interest expense is principally the accretion of the book value of the Broadband 11 7/8% senior discount notes issued in October 1997 and the in-kind interest on our 12% senior notes due 2009. We expect interest expense in 2003 to be significantly lower than in prior years as a result of our financial restructuring. Although the interest rate payable on our notes is comparable to the rate payable on the canceled Broadband discount notes, the aggregate amount of notes outstanding is substantially lower. In connection with the restructuring, and during the year ended December 31, 2002, we adjusted the carrying value of the outstanding warrants to purchase our Series A preferred stock to market value based on the approximate per share value of the Series A preferred stock. The approximate per share value of Series A preferred stock was deemed to be $1.87 per share resulting in a $2.9 million gain on the adjustment of warrants to market value. Other expenses, net, decreased from $834,000 for the year ended December 31, 2001 to $321,000 for the year ended December 31, 2002. The decrease reflects charges taken for obsolescence and changes in technology related to inventory.

Income tax provision.    We recorded income tax expense of $2.8 million for the year ended December 31, 2001, compared to $0 income tax expense for the same period in 2002. We recorded an income tax provision of $2.8 million at December 31, 2001, which includes a $2.3 million reserve recorded against a receivable for an alternative minimum tax credit carryforward.

Loss and income before cumulative effect of change in accounting principle.    We incurred a loss before cumulative effect of change in accounting principle of $90.4 million for the year ended December 31, 2001, compared to a loss before cumulative effect of change in accounting principle of $1.3 million for the year ended December 31, 2002.

Cumulative effect of change in accounting principle.    We adopted SFAS No. 142 on January 1, 2002. We have performed a goodwill impairment test in accordance with SFAS 142 and based on the results of this test we recorded an impairment loss of $1.3 million for the year ended December 31, 2002.

Net loss attributable to common stockholders.    We incurred a net loss attributable to common stockholders of $127.0 million and $2.6 million for the years ended December 31, 2001 and 2002, respectively.

Year Ended December 31, 2000 Compared to Year Ended December 31, 2001

Revenues.    Operating revenues increased 28.6% from $82.6 million for the year ended December 31, 2000, to $106.2 million for the year ended December 31, 2001. Operating revenues from video services increased 16.8% from $41.8 million for the year ended December 31, 2000, to $48.8 million for the same period in 2001. Operating revenues from voice services increased 28.2% from $34.9 million for the year ended December 31, 2000, to $44.8 million for the same period in 2001. Operating revenue from data and other services increased 116% from $5.8 million for the year ended December 31, 2000, to $12.6 million for the same period in 2001.

The increased revenues from video, voice and data and other services are due primarily to an increase in the number of RGUs, from 179,223 as of December 31, 2000, to 238,942 as of December 31, 2001. The factors that contributed to this increase in RGUs include:

•	our existence as one of the sole providers offering a bundled video, voice and data services solution;

•	the organic sales and marketing efforts by our direct sales force and customer service groups; and

•	the construction, extension and upgrade of our network.

Cost of services.    Cost of services increased 4.7% from $31.0 million for the year ended December 31, 2000, to $32.5 million for the year ended December 31, 2001. Cost of services for video services increased 25.9% from $18.4 million for the year ended December 31, 2000, to $23.2 million for the same period in 2001. Cost of services for voice services decreased 30.9% from $12.0 million for the year ended December 31, 2000, to $8.3 million for the same period in 2001. Cost of services for data and other services increased 61.4% from $615,000 for the year ended December 31, 2000, to $993,000 for the same period in 2001.

Gross profit.    Gross profit increased 43.0% from $51.6 million for the year ended December 31, 2000, to $73.7 million for the year ended December 31, 2001. Gross profit for video services increased 9.6% from $23.4 million for the year ended December 31, 2000, to $25.6 million for the same period in 2001. Gross profit for voice services increased 58.9% from $23.0 million for the year ended December 31, 2000, to $36.5 million for the same period in 2001. Gross profit for data and other services increased 123% from $5.2 million for the year ended December 31, 2000, to $11.6 million for the same period in 2001.

Operating expenses.    Our costs and expenses, excluding depreciation and amortization, increased 24.9% from $58.7 million for the year ended December 31, 2000, to $73.3 million for the year ended December 31, 2001.

Our depreciation and amortization increased from $60.7 million for the year ended December 31, 2000, to $79.0 million for the year ended December 31, 2001. The increase in depreciation and amortization is due to significant additions in property, plant, equipment and intangible assets resulting from the expansion of our network, the upgrading of older markets to broadband capabilities, and the purchase of buildings, computers and office equipment.

In September 2001, our subsidiary, Valley Telephone, repurchased Broadband discount notes with a face amount of $58.5 million and a carrying amount of $50.5 million as of the repurchase dates for approximately $20.3 million in cash. In October 2001, Valley Telephone repurchased Broadband discount notes with a face amount of $5.7 million for approximately $2.5 million in cash. These transactions resulted in a net gain of $31.9 million, consisting of a gain of $32.7 million, offset by the write-off of $831,000 in issue costs associated with the original issuance of the Broadband discount notes in October 1997.

Other income and expense, including interest income and interest expense.    Our total other expense increased from $36.2 million for the year ended December 31, 2000, to $40.9 million for the year ended December 31, 2001.

Interest income was $4.9 million for the year ended December 31, 2000, compared to $2.7 million for the same period in 2001. The decrease in interest income primarily reflects the interest earned from the investment of proceeds received in the Series C preferred stock offering completed in June 2001. We capitalized interest related to the construction of our broadband network of $2.3 million and $2.4 million for the years ended December 31, 2000 and 2001, respectively. Interest expense increased from $39.7 million for the year ended December 31, 2000, to $42.8 million for the year ended December 31, 2001. The increase in interest expense is due to the accretion of the book value of the Broadband discount notes. Other expenses, net, decreased from $1.4 million for the year ended December 31, 2000 to $834,000 for the year ended December 31, 2001. The decrease reflects charges taken for obsolescence and changes in technology related to inventory.

Income tax provision.    We recorded an income tax benefit of $3.2 million for the year ended December 31, 2000, compared to an income tax expense of $2.8 million for the same period in 2001. The income tax benefit in 2000 resulted from our utilizing net tax losses under a tax sharing agreement with ITC Holding. We recorded an income tax provision of $2.8 million at December 31, 2001, which includes a $2.3 million reserve recorded against a receivable for an alternative minimum tax credit carryforward. The tax sharing agreement became effective August 1998 upon the acquisition by ITC Holding of its majority owned interest in Broadband. Following the spin-off of the Company from ITC Holding, we no longer participate in the tax sharing agreement. Therefore, we no longer receive any payments from ITC Holding related to income tax benefits. As a stand-alone entity after the spin-off, we now record a full valuation allowance against any income tax benefit until management determines that it will be more likely than not that a tax benefit will be realized, at which time a tax benefit will be recorded.

Net loss attributable to common stockholders.    We incurred a net loss attributable to common stockholders of $100.9 million for the year ended December 31, 2000, compared to a net loss attributable to common stockholders of $127.0 million for the year ended December 31, 2001.

Quarterly Results of Operations

The following table presents certain unaudited consolidated statements of operations and other operating data for our 10 most recent quarters. The information for each of these quarters is unaudited and has been prepared on the same basis as our audited consolidated financial statements appearing elsewhere in this consent statement. In the opinion of our management, all necessary adjustments, consisting only of normal recurring adjustments, have been included to present fairly the unaudited quarterly results when read in conjunction with our consolidated financial statements and related notes included elsewhere or incorporated by reference in this consent statement. We believe that results of operations for interim periods should not be relied upon as any indication of the results to be expected or achieved in any future periods or any year as a whole.

	Quarters ended
	Mar 31, 2001	June 30, 2001	Sept 30, 2001	Dec 31, 2001	Mar 31, 2002	June 30, 2002	Sept 30, 2002	Dec 31, 2002	Mar 31, 2003	June 30, 2003
	(in thousands, except operating data)
Revenues	$23,506	$25,452	$27,396	$29,835	$32,034	$34,878	$36,132	$38,822	$40,687	$42,869
Cost of services	7,647	8,338	8,225	8,259	9,531	10,175	10,597	10,704	11,565	11,258

Gross profit	15,859	17,114	19,171	21,576	22,503	24,703	25,535	28,118	29,122	31,611
Income (loss) before cumulative effect of a change in accounting principle	(29,975)	(30,817)	(1,565)	(25,227)	(26,588)	(24,258)	(37,470)	86,984	(20,469)	(19,450)
Net income (loss)	(29,975)	(30,817)	(1,565)	(28,016)	(27,882)	(24,258)	(37,470)	86,984	(20,469)	(19,450)

Homes passed	442,319	455,952	473,127	487,726	494,904	505,928	516,321	524,855	527,511	534,084
Marketable homes passed	388,710	399,958	412,060	423,201	425,197	429,399	432,637	436,462	439,025	443,159
Video RGUs(1)	105,859	110,131	113,738	118,224	122,823	124,707	128,077	129,542	132,385	132,163
Video penetration(2)	27.2%	27.5%	27.6%	27.9%	28.9%	29.0%	29.6%	29.7%	30.2%	29.8%
Digital video RGUs	17,886	21,185	24,121	26,542	28,363	29,047	31,561	33,276	33,546	33,037
Digital penetration of video RGUs	16.9%	19.2%	21.2%	22.5%	23.1%	23.3%	24.6%	25.7%	25.3%	25.0%
Voice RGUs on-net	61,034	68,002	74,633	81,901	89,747	94,969	102,906	108,484	113,899	115,268
On-net voice penetration(3)	10.0%	11.4%	12.9%	14.2%	16.0%	17.0%	18.6%	19.5%	20.6%	20.8%
Data RGUs	18,885	22,779	27,510	32,573	37,829	41,464	46,429	50,225	55,000	58,031
Data penetration(2)	4.9%	5.7%	6.7%	7.7%	8.9%	9.7%	10.7%	11.5%	12.5%	13.1%
Total RGUs	192,714	207,493	222,160	238,942	256,653	267,035	282,450	293,149	306,552	310,794
Average revenue per RGU	$42.23	$42.48	$42.59	$43.23	$43.16	$44.36	$43.90	$44.84	$45.24	$46.23

(1)	Video RGUs includes customers who receive analog or digital video services.
(2)	Penetration is measured as a percentage of marketable homes passed.
(3)	On-net voice penetration is measured as a percentage of marketable homes passed and excludes off-net RGUs, as well as RGUs and marketable homes related to our ILEC subsidiaries.

Liquidity and Capital Resources

As of June 30, 2003, we had net working capital of $16.9 million, compared to net working capital of $24.0 million as of December 31, 2002. The change in working capital from December 31, 2002, to June 30, 2003 is primarily due to a decrease in cash and an increase in unearned revenue, partially offset by a decrease in accrued liabilities and accounts payable.

Net cash provided by operating activities totaled $8.1 million and $10.3 million for the six months ended June 30, 2002 and 2003, respectively. Net cash provided by operating activities totaled $35.9 million for the year ended December 31, 2000, compared to net cash used in operating activities of $13.3 million for the year ended December 31, 2001, and compared to net cash provided by operating activities of $10.3 million for the year ended December 31, 2002. The net cash flow activity related to operating activities consists primarily of changes in operating assets and liabilities and adjustments to net income for non-cash transactions including:

•	depreciation and amortization;

•	non-cash stock options compensation;

•	gain on debt extinguishment;

•	asset impairment;

•	write-off of investment;

•	gain on adjustment of warrants to market;

•	accretion of discounted debt;

•	non-cash bond interest expense;

•	cumulative effect of change in accounting principle;

•	provision for bad debt; and

•	loss on disposition of assets.

Net cash used for investing activities was $23.3 million and $18.6 million for the six months ended June 30, 2002 and 2003, respectively. Our proceeds from investing activities for the six months ended June 30, 2002, consisted of $23.2 million of capital expenditures and $312,000 of franchise expenditures partially offset by $236,000 in proceeds from the sale of assets. Proceeds from investing activities for the six months ended June 30, 2003, consisted of $18.6 million of capital expenditures and $76,000 of franchise expenditures partially offset by $60,000 of proceeds from the sale of assets.

Net cash used for investing activities was $150.0 million, $89.1 million and $44.8 million for the years ended December 31, 2000, 2001 and 2002, respectively. Our proceeds from investing activities for the year ended December 31, 2000 consisted of $146.7 million of capital expenditures and an additional investment in ClearSource of $8.2 million offset by $6.1 million in proceeds from the sale of short-term investments. In 2001 investing activities consisted of $86.7 million of capital expenditures, $1.1 million of organizational and franchise expenditures and an additional investment in ClearSource of $1.1 million. Proceeds from investing activities in 2002 consisted of $44.4 million of capital expenditures and $1.4 million in organizational and franchise expenditures partially offset by $1.0 million of proceeds from the sale of property.

Net cash provided by financing activities was $3,000 and net cash used for financing activities was $1.7 million for the six months ended June 30, 2002 and 2003, respectively. Proceeds from financing activities for the six months ended June 30, 2002, consisted of $3,000 of proceeds from exercised stock options. Proceeds from financing activities for the six months ended June 30, 2003, consisted primarily of $1.7 million of principal payments on debt.

We received net cash flow from financing activities of $126.9 million, $119.8 million and $40.4 million for the years ended December 31, 2000, 2001 and 2002, respectively. Proceeds from financing activities in 2000 consisted primarily of $29.7 million of short-term borrowings through an affiliate, subsequently converted to options to purchase Series A preferred stock, and $100.0 million from an equity private placement of our Series B preferred stock. Financing activities in 2001 consisted of $109.7 million in proceeds from an equity private placement of our Series C preferred stock, $32.5 million in proceeds from our long-term debt facility and $22.8 million in expenditures for the purchase of Broadband discount notes. In 2002, financing activities consisted primarily of $39.0 million from an equity private placement of our Series C preferred stock and $5.5 million of proceeds from our long-term debt facility partially offset by $4.1 million in expenditures related to the prepackaged plan of reorganization.

We may also request advances under a $5 million line of credit that we have entered into with SCANA and Campbell B. Lanier, III. SCANA and Mr. Lanier have the option, upon consummation of the proposed public offering or a private placement offering generating proceeds in an amount equal to or in excess of $50 million, to convert their pro rata shares of the advances made under this line of credit into shares of our common stock or non-voting common stock. If they do not elect to convert all of their pro rata shares of the advances, and accrued interest thereon, upon the consummation of the proposed public offering or a private placement offering, the entire outstanding principal amount owing to them not so converted, together with all interest accrued thereon and not so converted, shall be due and payable in cash on the earlier to occur of March 31, 2004 or 10 days following the consummation of the proposed public offering or a private placement offering. Advances made under the line of credit are secured by a purchase money security interest limited to the assets so acquired with the proceeds of such advances. Advances under the line of credit bear interest at a rate of 12% per annum.

Verizon Media Acquisition and Related Planned Expenditures

In July 2003, we entered into a definitive agreement to acquire substantially all of the assets of, and to assume certain liabilities associated with, the cable systems operated by Verizon Media for approximately $15 million in cash, subject to certain adjustments. If all regulatory approvals are received, the transaction is expected to close in the fourth quarter of 2003. We have also entered into an agreement to issue to a prior prospective purchaser a warrant to purchase ten million shares of our common stock as compensation for the release of an agreement with Verizon Media granting exclusive rights to negotiate with respect to the purchase of the Verizon Media businesses. The purchase will be funded through the proceeds of the proposed public offering or additional equity infusions from existing stockholders or additional equity offerings, although we may not be able to obtain funding through these sources on terms acceptable to us. See “Unaudited pro forma financial data” for more information about the assets and liabilities to be assumed pursuant to the Verizon Media acquisition.

We currently expect to spend approximately $40.0 million in capital expenditures through 2004 to operate and upgrade the assets in Pinellas County, Florida to be acquired from Verizon Media, of which we expect to spend approximately $5.0 million in 2003 and approximately $35.0 million in 2004. Prior to closing the proposed public offering, we may borrow up to $5 million pursuant to a line of credit that we have entered into with two existing stockholders to finance the cost of certain equipment, inventory or network assets related to the Verizon Media businesses. These expenditures, including repayment amounts outstanding under the line of credit, are expected to be funded through the proceeds of the proposed public offering or other equity offerings.

Capital Expenditures

Excluding the funding needs related to the Verizon Media acquisition described above, we have spent approximately $18.6 million in capital expenditures during 2003 through June 30, and we expect to spend an additional $16.4 million for the remainder of 2003. Of these amounts, $14.1 million relates to network construction and the remainder relates to the purchase of customer premise equipment, such as cable set-top boxes and cable modems, network equipment, including switching and transport equipment, and billing and information systems. We believe we have sufficient cash on hand and cash from internally generated cash flow to cover our planned operating expenses and capital expenditures during 2003. If we decide to build additional or new broadband systems (such as in the Louisville, Kentucky or Nashville, Tennessee markets), we would require additional funding to operate and for the capital expenditures necessary to finance the construction and purchase of customer premise equipment.

Excluding the funding needs related to the Verizon Media acquisition as described above, we expect to spend approximately $32 million in capital expenditures during 2004.

We have received franchises to build the network in Louisville, Kentucky and Nashville, Tennessee, although our franchise in Louisville is currently being contested by the incumbent cable provider in that city. We spent approximately $6.6 million to obtain franchise agreements and perform preliminary construction activity in Louisville and Nashville. Among the covenants included in the indenture governing our notes is a covenant limiting our ability to fund expansion into new markets, including Louisville and Nashville, from operating cash flows or new borrowings.

We do not intend to expand into Nashville, Louisville or other markets until the required funding is available. We estimate the cost of constructing our network and funding initial customer premise equipment in new markets to be approximately $750 to $1,000 per home passed. The actual costs of each new market may vary significantly from this range and will depend on the number of miles of network to be constructed, the geographic and demographic characteristics of the city, population density, costs associated with the cable franchise in each city, the number of customers in each city, the mix of services purchased, the cost of customer premise equipment we pay for or finance, utility requirements and other factors.

Long-term Debt

Following are the cash debt service obligations, including principal and interest, for the six months ended December 31, 2003 and for each of the next five years:

In thousands
2003	$2,579
2004	23,288
2005	42,051
2006	39,068
2007	33,761
Thereafter	259,619

Total cash debt service obligations	$400,366

Leases

We lease office space, utility poles, and other assets for varying periods. Leases that expire are generally expected to be renewed or replaced by other leases. Future minimum rental payments required under the operating leases that have initial or remaining noncancelable lease terms in excess of one year as of June 30, 2003 are as follows:

In thousands
2003	$1,002
2004	1,559
2005	1,541
2006	1,157
2007	774
Thereafter	3,030

Total minimum lease payments	$9,063

Purchase Commitments

We have entered into contracts with various entities to provide programming to be aired by us. We pay a monthly fee for programming services, generally based on the number of average video subscribers to the program, although some fees are adjusted based on the total number of video subscribers to the system and/or the system penetration percentage. Certain contracts have minimum monthly fees. We estimate that it will pay approximately $34,669 in programming fees under these contracts during 2003.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States, which require us to make estimates and assumptions. We believe that the following may involve a higher degree of judgment and complexity.

Revenue recognition.    We generate recurring or multi-period operating revenues, as well as nonrecurring revenues. We recognize revenue in accordance with SEC Staff Accounting Bulletin, or SAB, No. 101, “Revenue Recognition in Financial Statements,” as amended by SAB Nos. 101A and 101B. SAB No. 101 requires that the following four basic criteria must be satisfied before revenues can be recognized:

•	there is persuasive evidence that an arrangement exists;

•	delivery has occurred or services have been rendered;

•	the fee is fixed and determinable; and

•	collectibility is reasonably assured.

In regard to the first and second items, we believe that persuasive evidence of an arrangement and delivery has occurred upon installation.

We base our determination of the third and fourth criteria above on our judgment regarding the fixed nature of the fee we have charged for the services rendered and products delivered, and the prospect that those fees will be collected. If changes in conditions should cause us to determine that these criteria likely will not be met for future transactions, revenue recognized for any reporting period could be materially affected.

We generate recurring revenues for our broadband offerings of video, voice, data and other services. Revenues generated from these services primarily consist of a fixed monthly fee for access to cable programming, local phone services and enhanced services and access to the Internet. Additional fees are charged for services including pay-per-view movies, events such as boxing matches and concerts, long-distance service and cable modem rental. Revenues are recognized as services are provided and advance billings or cash payments received in advance of services performed are recorded as deferred revenue.

Allowance for doubtful accounts.     We use estimates to determine our allowance for bad debts. These estimates are based on historical collection experience, current trends, credit policy and a percentage of our customer accounts receivable. In determining these percentages, we look at historical write-offs of our receivables.

Valuation of long-lived and intangible assets and goodwill.     We assess the impairment of identifiable long-lived assets and related goodwill whenever events or changes in circumstances indicate that the carrying value may not be recoverable in accordance with Statement of Financial Accounting Standards, or SFAS, No. 144. Factors we consider important and that could trigger an impairment review include the following:

•	significant underperformance of our assets relative to historical or projected future operating results;

•	significant changes in the manner in which we use our assets or in our overall business strategy; and

•	significant negative industry or economic trends.

We adopted SFAS No. 142 on January 1, 2002 and have performed a goodwill impairment test annually on January 1, since adoption, in accordance with SFAS No. 142. Based on the results of the goodwill impairment test, we recorded an impairment loss of $1.3 million in the first quarter of 2002 as a cumulative effect of change in accounting principle. There was no impairment identified as of January 1, 2003.

In December 2002, the Financial Accounting Standards Board, or FASB, issued SFAS No. 148 “Accounting for Stock-Based Compensation-Transition Disclosure,” which amends FASB Statement No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Finally, SFAS No. 148 amends APB Opinion No. 28, “Interim Financial Reporting,” to require disclosure about those effects in interim financial information. SFAS No. 148 is to be applied for financial statements for fiscal years ending after December 15, 2002. In December 2002, we elected to adopt the recognition provisions of SFAS No. 123. We also elected to report the change in accounting principle using the prospective method in accordance with SFAS No. 148. Under the prospective method, the recognition of compensation costs is applied to all employee awards granted, modified or settled after the beginning of the fiscal year in which the recognition provisions are first applied.

The foregoing list is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for us to judge the application. There are also areas in which our judgment in selecting any available alternative would not produce a materially different result. See our consolidated financial statements and related notes thereto included elsewhere in this consent statement, which contain accounting policies and other disclosures required by accounting principles generally accepted in the United States.

Recent Accounting Pronouncements

In April 2002, FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Correction,” which provides for the rescission of several previously issued accounting standards, new accounting guidance for the accounting of certain lease modifications and various technical corrections that are not substantive in nature to existing pronouncements. We adopted SFAS No. 145 on January 1, 2003. The adoption of SFAS No. 145 required that the extraordinary gain on extinguishment of debt of $31.9 million be reclassified to operating expenses. Excluding the reclassification, the adoption of SFAS No. 145 did not have a material impact on our financial position and results of operations.

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” which requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. We do not expect SFAS No. 146 to have a material impact on our financial position and results of operations.

In November 2002, FASB Interpretation No., or FIN, 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantors, Including Indirect Guarantees of Indebtedness of Others,” was issued. FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under the guarantee. Guarantors will also be required to meet expanded disclosure obligations. The initial recognition and measurement provisions of FIN 45 are effective for guarantees issued after December 31, 2002. The disclosure requirements are effective for annual and interim financial statements that end after December 15, 2002, and had no impact on our financial position or results of operations.

In January 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities.” This interpretation of Accounting Research Bulletin 51, “Consolidated Financial Statements,” addresses consolidation by business enterprises of variable interest entities that possess certain characteristics. The interpretation requires that if a business enterprise has a controlling financial interest in a variable interest entity, the assets, liabilities, and results of the activities of the variable interest entity must be included in the consolidated financial statements with those of the business enterprise. This interpretation applies immediately to variable interest entities created after January 31, 2003 and to variable interest entities in which an enterprise obtains an interest after that date.

We do not have any ownership in any variable interest entities as of June 30, 2003. We will apply the consolidation requirement of the interpretation in future periods if we should own any interest in any variable interest entity.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” which amends and clarifies accounting and reporting for derivative instruments, including certain derivatives imbedded in other contracts and for hedging activities as defined under FASB statement No. 133 and FIN No. 45. SFAS No. 149 is effective for contracts entered into after June 30, 2003. We do not expect SFAS No. 149 to have a material impact on our financial position or statement of operations.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability or an asset in some circumstances. SFAS No. 150 is effective for the first interim period beginning after June 15, 2003. We expect to reclassify our warrants to a liability upon the adoption of SFAS No. 150.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risk from changes in interest rates. We manage our exposure to this market risk through our regular operating and financing activities. Derivative instruments are not currently used and, if used, are employed as risk management tools and not for trading purposes.

We have no derivative financial instruments outstanding to hedge interest rate risk. Our only borrowings subject to market conditions are our borrowings under our credit facilities, which are based on either a prime or federal funds rate plus applicable margin or LIBOR plus applicable margin. Any changes in these rates would affect the rate at which we could borrow funds under our bank credit facilities. A hypothetical 10% increase in interest rates on our variable rate bank debt for the duration of one year would increase interest expense by an immaterial amount.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information as of July 31, 2003 regarding beneficial ownership of our capital stock by:

•	each person known by us to beneficially own more than 5% of our outstanding voting capital stock;

•	each of our named executive officers;

•	each of our directors and nominees for director; and

•	all of our directors and executive officers as a group.

Unless otherwise indicated, the address of each of the named individuals is c/o Knology, Inc., 1241 O.G. Skinner Drive, West Point, Georgia, 31833.

Knology, Inc. Beneficial Ownership Table as of July 31, 2003

	Series A Preferred		Series B Preferred		Series C Preferred		Series D Preferred		Series E Preferred		Common		As Converted (3)
Beneficial Owner	(1) Amount and Nature of Beneficial Ownership	(2) Percent of Series	(1) Amount and Nature of Beneficial Ownership	(2) Percent of Series	(1) Amount and Nature of Beneficial Ownership	(2) Percent of Series	(1) Amount and Nature of Beneficial Ownership	(2) Percent of Series	(1) Amount and Nature of Beneficial Ownership	(2) Percent of Series	(1) Amount and Nature of Beneficial Ownership	(2) Percent of Class	(1) Number of Shares	(2) Percent
5% STOCKHOLDERS
SCANA Communications Holdings, Inc. (4)	7,393,451	14.4%	—	—	18,149,991	36.1%	—	—	21,701,279	100%	—	—	25,817,739	17.7%
AT&T Venture Funds (5)	3,942,000	7.7%	400,420	1.9%	—	—	—	—	—	—	—	—	4,683,473	3.2%
J. H. Whitney IV, L.P. (6)	—	—	8,421,053	39.8%	3,333,333	6.6%	—	—	—	—	—	—	15,851,229	10.9%
The Blackstone Group (7)	—	—	6,315,789	29.8%	2,666,667	5.3%	—	—	—	—	—	—	12,055,087	8.3%
South Atlantic Private Equity Funds (8)	3,356,443	6.6%	1,578,947	7.5%	2,068,527	4.1%	—	—	—	—	—	—	7,896,599	5.4%
American Water Works, Inc. (9)	3,820,943	7.5%	—	—	717,621	1.4%	—	—	—	—	—	—	4,680,321	3.2%
Wachovia Capital Partners, LLC. (10)	—	—	2,105,263	9.9%	333,333	*	—	—	—	—	—	—	3,462,807	2.4%
PNC Venture Corp. (11)	—	—	—	—	3,333,333	6.6%	—	—	—	—	—	—	3,333,333	2.3%
William E. Morrow (12)	13,527	*	—	—	—	—	—	—	—	—	345,000	67.9%	359,029	*
Felix L. Boccucci, Jr. (13)	352	*	4,200	*	—	—	—	—	—	—	160,984	24.1%	167,592	*
Marcus R. Luke (14)	26,898	*	1,600	*	—	—	—	—	—	—	174,684	25.7%	204.958	*
Chad S. Wachter (15)	—	—	10,500	*	—	—	—	—	—	—	204,855	28.7%	220,463	*
The Burton Partnerships (16)	117,784	*	210,526	*	762,084	1.5%	2,346,084	22.0%	—	—	—	—	3,543,265	2.4%

EXECUTIVE OFFICERS
Rodger L. Johnson (17)	—	—	10,000	*	—	—	—	—	—	—	2,295,723	81.9%	2,310,588	1.6%
Robert K. Mills (18)	3,929	*	3,200	*	—	—	—	—	—	—	452,757	47.1%	461,589	*
Anthony J. Palermo (19)	—	—	10,000	*	—	—	—	—	—	—	478,078	48.5%	492,943	*
Thomas P. Barrett (20)	—	—	—	—	—	—	—	—	—	—	473,198	48.2%	473,198	*
Bret T. McCants (21)	5,454	*	—	—	—	—	—	—	—	—	310,384	37.9%	316,040	*

DIRECTORS
Campbell B. Lanier, III (22)	9,363,705	18.3%	—	—	3,231,868	6.4%	—	—	—	—	45,859	8.3%	12,988,826	8.9%
Richard S. Bodman(5) (23)	3,946,198	7.7%	400,686	1.9%	—	—	—	—	—	—	45,856	8.3%	4,734,078	3.2%
Alan A. Burgess (24)	—	—	—	—	—	—	—	—	—	—	45,859	8.3%	45,859	*
Donald W. Burton (8) (16) (25)	3,575,831	7.0%	1,789,473	8.4%	2,830,611	5.6%	3,089,851	28.9%	—	—	45,859	8.3%	12,334,867	8.4%
Eugene I. Davis (26)	—	—	—	—	–	–	—	—	—	—	—	—	—	—
O. Gene Gabbard (27)	310,721	*	—	—	107,755	*	—	—	—	—	196,540	27.9%	626,544	*
William Laverack, Jr. (6)	—	—	8,421,053	39.8%	3,333,333	6.6%	—	—	—	—	—	—	15,851,229	10.9%
Bret D. Pearlman (7)	—	—	6,315,789	29.8%	2,666,667	5.3%	—	—	—	—	—	—	12,055,087	8.3%
William H. Scott, III (28)	1,260,491	2.5%	—	—	226,691	*	—	—	—	—	45,859	8.3%	1,579,805	1.1%

All Executive Officers and Directors as a Group (19 persons)	18,498,307	35.9%	16,966,501	80.1%	12,396,927	24.7%	3,089,851	28.9%	—	—	4,976,703	90.3%	64,868,779	42.9%

* Less than 1%

(1)	A person is deemed to be a “beneficial owner” of a security if he or she has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days from July 31, 2003. More than one person may be deemed to be a beneficial owner of the same securities. All persons shown in the table above have sole voting and investment power, except as otherwise indicated.

(2)	For the purpose of computing the percentage ownership of each beneficial owner, any securities which were not outstanding but which were subject to options, warrants, rights or conversion privileges held by such beneficial owner exercisable within 60 days from July 31, 2003 were deemed to be outstanding in determining the percentage owned by such person, but were not deemed outstanding in determining the percentage owned by any other person.

(3)	“As converted” amounts assume that the shares of Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D are converted to common stock. Each share of Series A preferred stock converts into 1.0371 shares of common stock; each shares of Series B preferred stock converts into 1.4865 shares of common stock; and each share of Series C preferred stock converts into one share of common stock. Series E preferred stock is non-voting, and is not included in the “As converted” calculation.

(4)	The address of SCANA Communications Holdings, Inc. is 200 West Ninth Street Plaza, Suite 600 Wilmington, Delaware 19801. SCANA holds 100% of the outstanding Series E preferred stock. Includes 159,180 shares of Series A preferred stock issuable pursuant to warrants.

(5)	The address of each of the AT&T venture funds and of Mr. Bodman is 2 Wisconsin Circle, #610, Chevy Chase, Maryland 20815. Includes 2,931,600 shares of Series A preferred stock and 185,684 shares of Series B preferred stock held by AT&T Venture Fund II, L.P., of which Venture Management, L.L.C. is the general partner, of which Mr. Bodman is a manager; 153,600 shares of Series A preferred stock and 32,677 shares of Series B preferred stock held by Special Partners Fund, L.P., of which Venture Management III, L.L.C. is the general partner, of which Mr. Bodman is a manager; and 856,800 shares of Series A preferred stock and 182,059 shares of Series B preferred stock held by Special Partners Fund International, L.P., of which the investment general partner is Venture Management III, L.L.C., of which Mr. Bodman is a manager. Each of the respective AT&T venture funds has sole voting and investment power with respect to the shares beneficially owned by such fund.

(6)	The address of J. H. Whitney IV, L.P. is 177 Broad Street, Stamford, Connecticut 06901. The general partner of J. H. Whitney IV, L.P. is J. H. Whitney Equity Partners IV, LLC, of which William Laverack, Jr. is a managing member.

(7)	The address of Blackstone Management Associates III L.L.C. is 345 Park Avenue, 31st Floor, New York, New York 10154. Includes 5,029,244 shares of Series B preferred stock and 2,123,459 shares of Series C preferred stock held by Blackstone CCC Capital Partners L.P., 907,598 shares of Series B preferred stock and 383,208 shares of Series C preferred stock held by Blackstone CCC Offshore Capital Partners L.P., and 378,947 shares of Series B preferred stock and 160,000 shares of Series C preferred stock held by Blackstone Family Investment Partnership III L.P., of which Blackstone Management Associates III L.L.C. is the general partner and of which Bret Pearlman is a member.

(8)

The address of each of the South Atlantic private equity funds is 614 West Bay Street, Tampa, Florida 33606. Includes 206,674 shares of Series A preferred stock held by South Atlantic Venture Fund II, of which Mr. Burton is a general partner, 1,685,251 shares of Series A preferred stock and 797,469 shares of Series C preferred stock held by South Atlantic Venture Fund III, Limited Partnership, of which South Atlantic Venture Partners III, Limited Partnership is the sole general partner, of which Mr. Burton is the managing partner; 592,268 shares of Series A preferred stock, 663,158 shares of Series B preferred stock and 524,423 shares of Series C preferred stock held by South Atlantic Private Equity Fund IV, Limited Partnership, of which Mr. Burton is a general partner; and 872,250 shares of Series A preferred stock, 915,789 shares of Series B preferred stock and 746,535 shares of Series C preferred stock held by South

Atlantic Private Equity Fund IV (QP), Limited Partnership, of which Mr. Burton is a general partner. Each of the respective South Atlantic funds has sole voting and investment power with respect to the shares beneficially owned by such fund.

(9)	The address of American Water Works Company, Inc. is 1025 Laurel Oak Road, P. O. Box 1770, Voorhees, New Jersey 08043.

(10)	The address of Wachovia Capital Partners, L.L.C. is 301 South College Street, NC0732, Charlotte, North Carolina 28288-0732.

(11)	The address of PNC Venture Corporation is 3150 CNG Tower, Pittsburgh, Pennsylvania 15222.

(12)	The address of Mr. Morrow is 401 Carlson Circle, San Marcos Texas 78666.

(13)	Includes 160,984 shares of common stock issuable under options and 218 shares of Series A preferred stock owned by his wife.

(14)	Includes 13,098 shares of Series A preferred stock issuable under options and 170,684 shares of common stock issuable under options.

(15)	Includes 204,855 shares of common stock issuable under options.

(16)	The address of each of the Burton partnerships is 614 West Bay Street, Tampa, Florida 33606. Includes 157,895 shares of Series B preferred stock, 605,096 shares of Series C preferred stock and 1,759,560 shares of Series D preferred stock held by The Burton Partnership (QP), Limited Partnership, of which Mr. Burton is the sole general partner; and 117,784 shares of Series A preferred stock, 52,631 shares of Series B preferred stock, 156,988 shares of Series C preferred stock, and 586,520 shares of Series D preferred stock held by The Burton Partnership, Limited Partnership of which Mr. Burton is the general partner;

(17)	Includes 2,295,723 shares of common stock issuable under options.

(18)	Includes 452,757 shares of common stock issuable under options.

(19)	Includes 478,078 shares of common stock issuable under options.

(20)	Includes 473,198 shares of common stock issuable under options.

(21)	Includes 310,384 shares of common stock issuable under options.

(22)	Includes 121,958 shares of Series A preferred stock held by the Jane Lowery Zachry Hyatt Lanier Trust, of which Mr. Lanier is trustee; 136,419 shares of Series A preferred stock held by The Campbell B. Lanier, Jr. Irrevocable Life Insurance Trust, of which Mr. Lanier is trustee; 56,759 shares of Series A preferred stock held by the Lanier Family Foundation, of which Mr. Lanier is co-trustee; and 392 shares of Series A preferred stock held by Mr. Lanier’s wife. Also includes 127,249 shares of Series A preferred stock issuable under options and 45,859 shares of common stock issuable under options.

(23)	Includes 45,856 shares of common stock issuable under options.

(24)	Includes 45,859 shares of common stock issuable under options.

(25)	The address of Mr. Burton is 614 West Bay Street, Tampa, Florida 33606. Includes 49,336 shares of Series A preferred stock held by four Burton Family trusts of which Mr. Burton is trustee. Includes 52,268 shares of Series A preferred stock issuable under options and 45,859 shares of common stock issuable under options.

(26)	The address of Mr. Davis is 5 Canoe Drive, Livingston, New Jersey 07039.

(27)	The address of Mr. Gabbard is 102 Marseille Place, Cary, North Carolina 27511. Includes 74,100 shares of Series A preferred stock issuable under options and 196,540 shares of common stock issuable under options.

(28)	Includes 44,857 shares of Series A preferred stock held by The Martha J. Scott, Trustee FBO Mary Martha Scott U/A 6/26/91 Trust, of which Mr. Scott’s wife is trustee; 87,322 shares of Series A preferred stock held by The Melissa H. Lanier 1997 GST Trust, of which Mr. Scott is trustee; 161,149 shares of Series A preferred stock and 28,340 shares of Series C preferred stock held by The Campbell B. Lanier, III Charitable Remainder Trust; 129,305 shares of Series A preferred stock held by the William H. Scott III 2000 Annuity Trust; 44,813 shares of Series A preferred stock held by the Margaret Scott Rollison, Trustee FBO John Davis Scott U/A 4/26/91; 44,813 shares of Series A preferred stock held by the Margaret Scott Rollison, Trustee FBO Mary Martha Scott U/A 4/26/91; and 2,510 shares of Series A preferred stock held by Martha Jernigan Scott. Also includes 93,058 shares of Series A preferred stock issuable under options and 45,859 shares of common stock issuable under options.

DESCRIPTION OF CAPITAL STOCK

Following is a description of our capital stock prior to giving effect to the proposed amendment to our certificate of incorporation.

Authorized and Outstanding Capital Stock

We are authorized to issue 200,000,000 shares of common stock, 25,000,000 shares of non-voting common stock and 199,000,000 shares of preferred stock. Of the authorized shares of preferred stock, 56,000,000 shares are designated as Series A preferred stock, 21,180,131 shares are designated as Series B preferred stock, 60,000,000 shares are designated as Series C preferred stock, 34,000,000 shares are designated as Series D preferred stock and 25,000,000 shares are designated as Series E preferred stock.

Common Stock

Voting Rights.    Each holder of common stock is entitled to attend all special and annual meetings of stockholders and, together with the holders of all other classes of stock entitled to attend and vote at stockholder meetings, to vote on any matter or thing properly considered and acted upon by the stockholders. Holders of common stock are entitled to one vote per share.

Liquidation Rights.    In the event of our dissolution, liquidation or winding up, whether voluntary or involuntary, subject to the provisions of our preferred stock, holders of common stock and non-voting common stock are entitled to participate ratably on a per-share basis in all distributions to the holders of common stock and non-voting common stock.

Dividends.    Dividends and distributions may be paid on the common stock in cash, property or securities, and the holders of common stock and non-voting common stock are entitled to participate in such dividends and distributions ratably on a per share basis. The rights of holders of common stock and non-voting common stock to receive dividends and distributions are subject to any provisions of any of our preferred stock outstanding.

Redemption.    All outstanding shares of common stock are subject to redemption if our board of directors determines such action should be taken to prevent the loss or secure the reinstatement of a material license or franchise held by us or any of our subsidiaries and used to conduct our business.

Non-Voting Common Stock

Voting Rights.    Holders of non-voting common stock do not have any voting rights except as required by Delaware law.

Liquidation Rights.    In the event of our dissolution, liquidation or winding up, whether voluntary or involuntary, subject to the provisions of our preferred stock, holders of non-voting common stock and common stock are entitled to participate ratably on a per-share basis in all distributions to the holders of non-voting common stock and common stock.

Dividends.    Dividends and distributions may be paid on the non-voting common stock in cash, property or securities, and the holders of non-voting common stock and common stock are entitled to participate in such dividends and distributions ratably on a per share basis. The rights of holders of non-voting common stock and common stock to receive dividends and distributions are subject to any provisions of any of our preferred stock outstanding.

Redemption.    All outstanding shares of non-voting common stock are subject to redemption if our board of directors determines such action should be taken to prevent the loss or secure the reinstatement of a material license or franchise held by us or any of our subsidiaries and used to conduct our business.

Conversion into Common Stock.    Shares of the non-voting common stock are automatically converted into an equal number of shares of common stock when such shares are transferred by SCANA or one of its affiliates to a person other than SCANA or one of its affiliates. We are required to take all action necessary to adjust the non-voting common stock when and to the same extent that adjustments to the common stock are made, including stock splits, stock dividends, stock combinations, recapitalizations, reclassifications and other adjustments.

Series A Preferred Stock

Voting Rights.    The holders of shares of Series A preferred stock are entitled to attend all special and annual meetings of stockholders and, together with the holders of all other classes of stock entitled to attend and vote at stockholder meetings, to vote on any matter or thing properly considered and acted upon by the stockholders. Except as otherwise required by Delaware law, holders of Series A preferred stock vote together with the holders of its Series B, C and D preferred stock and common stock on an as-converted basis. In addition, the holders of Series A preferred stock, voting as a separate class, have the right to approve any amendment, modification or waiver of the terms of the Series A preferred stock.

Liquidation Rights.    In the event of our dissolution, liquidation or winding up, whether voluntary or involuntary, the holders of shares of Series A preferred stock are entitled to receive, out of our assets legally available for distribution to stockholders, a liquidation value equal to the greater of $4.75 or the amount such holder would have received had such holder’s shares of Series A preferred stock been converted into common stock immediately before the liquidation event. This distribution must be paid after any distribution with respect to the Series D and E preferred stock, and any distribution with respect to the Series B and C preferred stock, but prior to any distribution with respect to the common stock or the non-voting common stock. If the remaining distributable assets are insufficient to pay cash in an amount equal to the full Series A preferred stock liquidation distribution, then such assets or the proceeds of such assets must be distributed among the holders of the Series A preferred stock ratably on a per share basis.

Dividends.    The holders of Series A preferred stock, simultaneously with the holders of Series B, C, D and E preferred stock, but prior to and in preference to the holders of common stock and non-voting common stock, are entitled to receive on an as-converted basis all dividends and distributions declared with respect to the holders of common stock and non-voting common stock.

Conversion into Common Stock.    The Series A preferred stock is convertible at any time at the option of the holder into the number of shares of common stock determined by multiplying the Series A preferred stock conversion rate then in effect by the number of shares of Series A preferred stock held. The conversion rate for the Series A preferred stock is 1.0371, as appropriately adjusted for any future stock splits, stock combinations, stock dividends or similar transactions affecting the Series A preferred stock. The shares of Series A preferred stock will automatically be converted into shares of common stock at the conversion rate then in effect upon our completion of a Qualified Public Offering.

Series B Preferred Stock

The Series B preferred stock has substantially the same rights, restrictions, preferences and designations as the Series A preferred stock, other than the differences set forth below.

Voting Rights.    The holders of shares of Series B preferred stock are entitled to attend all special and annual meetings of stockholders and, together with the holders of all other classes of stock entitled to attend and vote at stockholder meetings, to vote on any matter or thing properly considered and acted upon by the stockholders. Except as otherwise required by Delaware law, holders of Series B preferred stock vote together with the holders of its Series A, C and D preferred stock and common stock on an as-converted basis. In addition, the holders of Series B preferred stock, voting as a separate class, have the right to approve any amendment, modification or waiver of the terms of the Series B preferred stock.

Liquidation Rights.    In the event of our dissolution, liquidation or winding up, whether voluntary or involuntary, the holders of shares of Series B preferred stock are entitled to receive, out of assets legally available for distribution to stockholders, a liquidation value equal to the greater of $4.75 or the amount such holder would have received had such holder’s shares of Series B preferred stock been converted into common stock immediately before the liquidation event. This distribution must be paid after any distribution with respect to the Series D and E preferred stock has been made and on a pari passu basis with the Series C preferred stock, but prior to any distribution with respect to the Series A preferred stock, the common stock and the non-voting common stock. If the remaining distributable assets are insufficient to pay cash in an amount equal to the full Series B preferred stock liquidation distribution and the full Series C preferred stock liquidation distribution, then such assets or the proceeds of such assets must be distributed among the holders of the Series B and C preferred stock ratably on a per share basis.

Dividends.    The holders of Series B preferred stock, simultaneously with the holders of Series A preferred stock, Series C, D and E preferred stock, but prior to and in preference to the holders of common stock and non-voting common stock, are entitled to receive on an as-converted basis all dividends and distributions declared with respect to the holders of common stock and non-voting common stock.

Conversion into Common Stock.    The Series B preferred stock is convertible at any time at the option of the holder into the number of shares of common stock determined by multiplying the Series B conversion rate then in effect by the number of shares of Series B preferred stock held. The conversion rate for the Series B preferred stock is 1.4865, as appropriately adjusted for any future stock splits, stock combinations, stock dividends or similar transactions affecting the Series B preferred stock. The shares of Series B preferred stock will automatically be converted into shares of common stock at the conversion rate then in effect upon our completion of a Qualified Public Offering.

Board Seats.    The holders of Series B preferred stock, voting together as a separate class, have the right to elect two directors to our board of directors.

Series C Preferred Stock

The Series C preferred stock has substantially the same rights, restrictions, preferences and designations as the Series A and B preferred stock, other than the differences set forth below.

Voting Rights.    The holders of shares of Series C preferred stock are entitled to attend all special and annual meetings of stockholders and, together with the holders of all other classes of stock entitled to attend and vote at stockholder meetings, to vote on any matter or thing properly considered and acted upon by the stockholders. Except as otherwise required by Delaware law, holders of Series C preferred stock vote together with the holders of its Series A, B and D preferred stock and common stock on an as-converted basis. In addition, the holders of Series C preferred stock, voting as a separate class, have the right to approve any amendment, modification or waiver of the terms of the Series C preferred stock.

Liquidation Rights.    In the event of our dissolution, liquidation or winding up, whether voluntary or involuntary, the holders of shares of Series C preferred stock are entitled to receive, out of assets legally available for distribution to stockholders, a liquidation value equal to the greater of $3.00 or the amount such holder would have received had such holder’s shares of Series C preferred stock been converted into common stock immediately before the liquidation event. This distribution must be paid after any distribution with respect to the Series D and E preferred stock has been made and on a pari passu basis with the Series B preferred stock, but prior to any distribution with respect to the Series A preferred stock, the common stock and the non-voting common stock. If the remaining distributable assets are insufficient to pay cash in an amount equal to the full Series C preferred stock liquidation distribution and the full Series B preferred stock liquidation distribution, then such assets or the proceeds of such assets must be distributed among the holders of the Series C and B preferred stock ratably on a per share basis.

Dividends.    The holders of Series C preferred stock, simultaneously with the holders of Series A, B, D and E preferred stock, but prior to and in preference to the holders of common stock and non-voting common stock, are entitled to receive on an as-converted basis all dividends and distributions declared with respect to the holders of common stock and non-voting common stock.

Conversion into Common Stock.    The Series C preferred stock is convertible at any time at the option of the holder into the number of shares of common stock determined by multiplying the Series C conversion rate then in effect by the number of shares of Series C preferred stock held. The conversion rate for the Series C preferred stock is one, as appropriately adjusted for any future stock splits, stock combinations, stock dividends or similar transactions affecting the Series C preferred stock. The shares of Series C preferred stock will automatically be converted into shares of common stock at the conversion rate then in effect upon our completion of a Qualified Public Offering.

Series D Preferred Stock

The Series D preferred stock has substantially the same rights, restrictions, preferences and designations as the Series A, B and C preferred stock, other than the differences set forth below.

Voting Rights.    The holders of shares of Series D preferred stock are entitled to attend all special and annual meetings of stockholders and, together with the holders of all other classes of stock entitled to attend and vote at stockholder meetings, to vote on any matter or thing properly considered and acted upon by the stockholders. Except as otherwise required by Delaware law, holders of Series D preferred stock vote together with the holders of its Series A, B and C preferred stock and common stock on an as-converted basis. In addition, the holders of Series D preferred stock, voting as a separate class, have the right to approve any amendment, modification or waiver of the terms of the Series D preferred stock.

Liquidation Rights.    In the event of our dissolution, liquidation or winding up, whether voluntary or involuntary, the holders of shares of Series D preferred stock are entitled to receive, out of assets legally available for distribution to stockholders, a liquidation value equal to the greater of $1.87 or the amount such holder would have received had their shares of Series D preferred stock been converted into common stock immediately before the liquidation event. This distribution must be paid on a pari passu basis with the Series E preferred stock and prior to any distribution with respect to the Series A, B, and C preferred stock, the common stock and the non-voting common stock. If the remaining distributable assets are insufficient to pay cash in an amount equal to the full Series D preferred stock liquidation distribution and the full Series E preferred stock liquidation distribution, then such assets or the proceeds of such assets must be distributed among the holders of the Series D preferred stock and the Series E preferred stock ratably on a per share basis.

Dividends.    The holders of Series D preferred stock, simultaneously with the holders of Series A, B, C and E preferred stock, but prior to and in preference to the holders of common stock and non-voting common stock, are entitled to receive on an as-converted basis all dividends and distributions declared with respect to the holders of common stock and non-voting common stock.

Conversion into Common Stock.    The Series D preferred stock is convertible at any time at the option of the holder into the number of shares of common stock determined by multiplying the Series D conversion rate then in effect by the number of shares of Series D preferred stock held. The conversion rate for the Series D preferred stock is one, as appropriately adjusted for any future stock splits, stock combinations, stock dividends or similar transactions affecting the Series D preferred stock. The shares of Series D preferred stock will automatically be converted into shares of common stock at the conversion rate then in effect upon our completion of a Qualified Public Offering.

Series E Preferred Stock

The Series E preferred stock has substantially the same rights, restrictions, preferences and designations as the Series A, B, C and D preferred stock, other than the differences set forth below.

Voting Rights.    Holders of Series E preferred stock do not have any voting rights except as required by Delaware law.

Liquidation Rights.    In the event of our dissolution, liquidation or winding up, whether voluntary or involuntary, the holders of shares of Series E preferred stock are entitled to receive, out of assets legally available for distribution to stockholders, a liquidation value equal to the greater of $1.87, or the amount such holder would have received had their shares of Series E preferred stock been converted into common stock immediately before the liquidation event. This distribution must be paid on a pari passu basis with the Series D preferred stock and prior to any distribution with respect to the Series A, B, and C preferred stock, the common stock and the non-voting common stock. If the remaining distributable assets are insufficient to pay cash in an amount equal to the full Series E preferred stock liquidation distribution and the full Series D preferred stock liquidation distribution, then such assets or the proceeds of such assets must be distributed among the holders of the Series E and D preferred stock ratably on a per share basis.

Dividends.    The holders of Series E preferred stock, simultaneously with the holders of Series A, B, C and D preferred stock, but prior to and in preference to the holders of common stock and non-voting common stock, are entitled to receive on an as-converted basis all dividends and distributions declared with respect to the holders of common stock and non-voting common stock.

Conversion into Non-Voting Common Stock.    The Series E preferred stock is convertible at any time at the option of the holder into the number of shares of non-voting common stock determined by multiplying the Series E conversion rate then in effect by the number of shares of Series E preferred stock held. The conversion rate for the Series E preferred stock is one, as appropriately adjusted for any future stock splits, stock combinations, stock dividends or similar transactions affecting the Series E preferred stock. The shares of Series E preferred stock will automatically be converted into shares of non-voting common stock at the conversion rate then in effect upon our completion of a Qualified Public Offering.

Conversion into Series D Preferred Stock.    Shares of the Series E preferred stock are automatically converted into an equal number of shares of Series D preferred stock when such shares are transferred by SCANA or one of its affiliates to a person other than SCANA or one of its affiliates.

Amendment of the Terms of the Preferred Stock

We may not amend the rights, preferences and privileges of the Series E preferred stock such that the amendment has the effect of establishing rights, preferences and privileges benefiting holders of the Series E preferred stock in a manner more favorable in any material respect than the holders of the Series D preferred stock, unless, in each such case, the terms of the Series D preferred stock are also amended so as to give holders of Series D preferred stock the same rights, preferences and privileges. The rights, preferences and privileges of the Series D preferred stock shall not be amended by us such that the amendment has the effect of establishing rights, preferences and privileges benefiting holders of the Series D preferred stock in a manner more favorable in any material respect than the holders of the Series E preferred stock, unless, in each such case, the terms of the Series E preferred stock are also amended so as to give holders of Series E preferred stock the same rights, preferences and privileges. The terms of the Series A, B and C preferred stock shall not be amended such that the amendment has the effect of establishing rights, preferences and privileges benefiting holders of the Series A, B or C preferred stock in a manner more favorable in any material respect than the holders of the Series D or E preferred stock, unless, in each such case, the terms of the Series D and E preferred stock are amended so as to give holders of Series D and E preferred stock the same rights, preferences and privileges. The terms of the

Series D and E preferred stock shall not be amended such that the amendment has the effect of establishing rights, preferences and privileges benefiting holders of the Series D or E preferred stock in a manner more favorable in any material respect than the holders of the Series A, B and C preferred stock, unless, in each such case, the terms of the Series A, B and C preferred stock are amended so as to give holders of Series A, B and C preferred stock the same rights, preferences and privileges.

Undesignated Preferred Stock

Our board of directors is authorized to issue, from time to time and without further stockholder action, except as required by applicable law, one or more series of preferred stock, and to fix the relative rights and preferences of the shares, including voting powers, dividend rights, liquidation preferences, redemption rights, conversion privileges and other rights. The issuance of additional preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the stockholders. Preferred stock issued with voting, conversion or redemption rights may adversely affect the voting power of the holders of common stock and existing series of preferred stock, and could discourage attempts to obtain control of us.

Certain Charter and Statutory Provisions

Certain provisions of the General Corporation Law of the State of Delaware, our certificate of incorporation, our bylaws and our stock option plans may have an anti-takeover effect and may delay, deter or prevent a tender offer, proxy contest or other takeover attempt. This may be true even in circumstances where a takeover attempt might result in payment of a premium over market price for shares held by stockholders.

We are subject to Section 203 of the General Corporation Law of the State of Delaware. Section 203 prohibits, subject to certain exceptions, a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder. A business combination includes mergers, asset sales and other transactions that may result in a financial benefit to stockholders. A person will be deemed an interested stockholder triggering this protection if the person together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of our outstanding voting stock.

There are three exceptions to these provisions. First, if our board of directors gives prior approval to either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder then the restrictions do not apply. Second, the restrictions will not apply if, upon the consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of our outstanding voting stock. Finally, the restrictions will not apply if, at the time of or following the consummation of the transaction in which the stockholder became an interested stockholder, our board of directors approves the business combination and stockholders holding at least 66 2/3% of our outstanding voting stock not owned by the interested stockholder authorize the business combination.

We may issue additional shares of preferred stock. Under certain circumstances, the issuance of preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of our stock.

Finally, certain provisions of our certificate of incorporation and our bylaws may have the effect of delaying, deferring or preventing a non-negotiated merger or other business combination involving us. These provisions are intended to encourage any person interested in acquiring us to negotiate with and obtain the approval of our board of directors in connection with the transaction. For example, our board is divided into three classes which serve staggered three-year terms and our directors may be removed only for cause. Additionally, our stockholders must comply with the notice provisions in our bylaws and may not call special meetings. Certain of these provisions may, however, discourage our future acquisition in a transaction not approved by our board of directors in which stockholders might receive an attractive value for their shares or that a substantial number or even a majority of our stockholders might believe to be in their best interest. As a result, stockholders who desire to participate in such a transaction may not have the opportunity to do so. Such provisions could also discourage bids for our common stock at a premium, as well as create a depressive effect on the market price of our common stock.

STOCKHOLDER PROPOSALS

Any stockholder desiring to submit a proposal for action at our 2004 annual meeting of stockholders which is desired to be presented in our proxy statement with respect to such meeting, should mail such proposal by certified mail return receipt requested to Knology, Inc., 1241 O.G. Skinner Drive, West Point, GA 31833, Attention: Chad S. Wachter, Vice President and General Counsel. All such proposals must be received within a reasonable time before we begin to print and mail its proxy materials for our 2004 annual meeting of stockholders. Our bylaws also require that any stockholder wishing to make one or more proposals for nominations of persons to the board of directors must submit such notice to the Secretary of the Company no less than (1) 60 days prior to a meeting of stockholders to elect such directors, or (2) if less than 75 days’ notice or prior to public disclosure of the date of the meeting is given or made to stockholders, 15 days following the day on which such notice of the meeting was mailed or public disclosure was made.

In addition, the proxy solicited by the board of directors for the 2004 annual meeting of stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we are provided with notice of such proposal a reasonable time before we begin to print and mail our proxy materials for our 2004 annual meeting of stockholders.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read this information at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, DC 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room’s operations. These documents are also available to you on the SEC’s Internet site (www.sec.gov).

KNOLOGY, INC. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Knology, Inc.

Independent Auditors’ Report	F-2

Report of Independent Public Accountants	F-4

Consolidated Balance Sheets—December 31, 2001 and 2002	F-5

Consolidated Statements of Operations for the Years Ended December 31, 2000, 2001, and 2002	F-6

Consolidated Statements of Stockholders’ Equity and Comprehensive Loss for the Years Ended December 31, 2000, 2001, and 2002	F-7

Consolidated Statements of Cash Flows for the Years Ended December 31, 2000, 2001, and 2002	F-8

Notes to Consolidated Financial Statements	F-9

Condensed Consolidated Balance Sheets as of December 31, 2002 and June 30, 2003	F-29

Condensed Consolidated Statements of Operations for the Six Months Ended June 30, 2002 and 2003	F-30

Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2002 and 2003	F-31

Notes to Condensed Consolidated Financial Statements	F-32

The Pinellas County, Florida and Cerritos, California Unincorporated Divisions of Verizon Media Ventures Inc.

Independent Auditors’ Report	F-36

Combined Balance Sheets—December 31, 2001 and 2002 and June 30, 2003 (unaudited)	F-37

Combined Statements of Operations for the Years Ended December 31, 2000, 2001, and 2002 and for the Six Months Ended June 30, 2002 and 2003 (unaudited)	F-38

Combined Statements of Net Parent Funding for the Years Ended December 31, 2000, 2001 and 2002	F-39

Combined Statements of Cash Flows for the Years Ended December 31, 2000, 2001, and 2002 and for the Six Months Ended June 30, 2002 and 2003 (unaudited)	F-40

Notes to Combined Financial Statements	F-41

INDEPENDENT AUDITORS’ REPORT

Knology, Inc.

We have audited the accompanying consolidated balance sheet of Knology, Inc. (a Delaware corporation) and subsidiaries (“the Company”) as of December 31, 2002 and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for the year ended December 31, 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of the Company as of December 31, 2001 and for each of the two years in the period then ended, before these revisions to Note 2 and 10, were audited by another auditor who has ceased operations. This auditor expressed an unqualified opinion on those financial statements and included an explanatory paragraph that expressed substantial doubt about the Company’s ability to continue as a going concern in their report dated February 7, 2002.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2002 and the results of their operations and their cash flows for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets,” which was adopted by the Company as of January 1, 2002. Also as discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for stock-based compensation to conform to Statement of Financial Accounting Standards No. 123 “Accounting for Stock-Based Compensation,” which was adopted by the Company as of December 31, 2002.

As discussed above, the consolidated financial statements of Knology, Inc., and subsidiaries as of December 31, 2001 and for each of the two years in the period then ended were audited by other auditors who have ceased operations. These consolidated financial statements have been revised as follows:

1.    As described in Note 2, these consolidated financial statements have been revised to include the transition disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which was adopted by the Company as of January 1, 2002. Our audit procedures with respect to 2001 and 2000 included (a) agreeing previous reported net loss to the previously issued consolidated financial statements and the adjustments to reported net loss representing amortization expense recognized in those periods relating to goodwill to the Company’s underlying records obtained from management, and (b) testing the mathematical accuracy of the reconciliation of adjusted net loss to reported net loss.

2.    As described in Notes 2 and 10, these consolidated financial statements have been revised to include the reclassification provisions required by Statement of Financial Accounting Standards No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Correction,” which was adopted by the Company as of December 31, 2002. Our audit procedures with respect to 2001 included (a) agreeing the reported amount to underlying accounting records obtained from management, and (b) testing the mathematical accuracy of reclassification of gain on early extinguishment of debt to operating expenses.

In our opinion, such disclosures and reclassifications are appropriate and have been properly applied. However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 consolidated financial statements of the Company other than with respect to such disclosures and reclassifications, and accordingly, we do not express an opinion or any other form of assurance on the 2001 and 2000 consolidated financial statements taken as a whole.

/s/    DELOITTE & TOUCHE LLP

Atlanta, Georgia

February 14, 2003

The following report of Arthur Andersen LLP (“Andersen”) is a copy of the report previously issued by Andersen on February 7, 2002. The report of Andersen is included in this consent statement pursuant to rule 2-02(c) of regulation S-X. The Company has not been able to obtain a reissued report from Andersen. Andersen has not consented to the inclusion of its report in this consent statement. Because Andersen has not consented to the inclusion of its report in this consent statement, it may be difficult to seek remedies against Andersen, and the ability to seek relief against Andersen may be impaired.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Knology, Inc.:

We have audited the accompanying consolidated balance sheets of Knology, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2000 and 2001 and the related consolidated statements of operations, stockholders’ equity and comprehensive loss and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Knology, Inc. and subsidiaries as of December 31, 2000 and 2001 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and is in an unfavorable working capital and uncertain liquidity position that raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 1. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the company be unable to continue as a going concern.

/s/    ARTHUR ANDERSEN LLP

Atlanta, Georgia

February 7, 2002

KNOLOGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	December 31,
	2001	2002
ASSETS
Current Assets:
Cash (including $5,745 of restricted cash as of December 31, 2002) (Note 3)	$38,074	$43,913
Accounts receivable, net of allowance for doubtful accounts of $811 and $2,194 as of December 31, 2001 and 2002, respectively	13,420	14,863
Accounts receivable—affiliates	594	72
Prepaid expenses	946	996

Total current assets	53,034	59,844
Property, Plant and Equipment:
System and installation equipment	467,977	504,628
Test and office equipment	40,717	45,881
Automobiles and trucks	9,855	9,596
Production equipment	669	666
Land	3,748	3,738
Buildings	16,998	17,271
Construction and premise inventory	24,846	16,422
Leasehold improvements	2,133	1,675

	566,943	599,877
Less accumulated depreciation and amortization	(166,092)	(242,695)

Property, plant, and equipment, net	400,851	357,182

Other Long-Term Assets:
Intangible assets, net	44,363	41,084
Deferred issuance costs, net	5,479	447
Investments	12,625	12,580
Other	188	154

Total assets	$516,540	$471,291

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of notes payable	$17,096	$3,406
Accounts payable	18,102	15,729
Accrued liabilities	10,583	8,441
Unearned revenue	6,636	8,268

Total current liabilities	52,417	35,844
Noncurrent Liabilities:
Notes payable	31,331	50,490
Unamortized investment tax credits	182	110
Senior discount notes, net of discount	339,486	198,455

Total noncurrent liabilities	370,999	249,055

Total liabilities	423,416	284,899

Commitments and Contingencies (Note 6)
Warrants (Note 4)	4,726	1,861

Stockholders’ Equity:
Series A preferred stock, $.01 par value per share; 56,000,000 shares authorized, 50,990,888 and 51,040,457, shares issued and outstanding at December 31, 2001 and 2002, respectively	510	510
Series B preferred stock, $.01 par value per share; 21,180,131 shares authorized, 21,180,131 and 21,180,131, shares issued and outstanding at December 31, 2001 and 2002, respectively	212	212
Series C preferred stock, $.01 par value per share; 60,000,000 shares authorized, 37,219,562 and 50,219,562, shares issued and outstanding at December 31, 2001 and 2002, respectively	372	502
Series D preferred stock, $.01 par value per share; 34,000,000 shares authorized, 0 and 10,684,751, shares issued and outstanding at December 31, 2001 and 2002, respectively (Note 8)	0	107
Series E preferred stock, $.01 par value per share; 25,000,000 shares authorized, 0 and 21,701,279, shares issued and outstanding at December 31, 2001 and 2002, respectively (Note 8)	0	217
Common stock, $.01 par value per share; 200,000,000 shares authorized, 502,194 and 503,197 shares issued and outstanding at December 31, 2001 and 2002, respectively	5	5
Additional paid-in capital	394,741	493,046
Accumulated deficit	(307,442)	(310,068)

Total stockholders’ equity	88,398	184,531

Total liabilities and stockholders’ equity	$516,540	$471,291

The accompanying notes are an integral part of these consolidated financial statements.

KNOLOGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands)

	Year ended December 31,
	2000	2001	2002
Operating revenues:
Video	$41,821	$48,834	$60,752
Voice	34,943	44,793	58,742
Data services and other	5,809	12,562	22,372

Total operating revenues	82,573	106,189	141,866

Operating expenses:
Costs and expenses, excluding depreciation and amortization	89,735	105,791	120,844
Depreciation and amortization	60,672	78,954	80,533
Reorganization professional fees	0	0	3,842
Gain on debt extinguishment (Note 4)	0	(31,875)	(109,804)
Asset impairment	0	0	9,946
Non-cash stock option compensation	0	0	3,266
Litigation fees (Note 6)	0	0	1,244

Total operating expenses	150,407	152,870	109,871

Operating (loss) income	(67,834)	(46,681)	31,995

Other income (expense):
Interest income	4,858	2,724	395
Interest expense (contractual interest of $41,619 for the 12 months ended December 31, 2002)	(39,715)	(42,793)	(36,266)
Affiliate interest expense, net	(2)	0	0
Gain on adjustment of warrants to market	0	0	2,865
Other expense, net	(1,373)	(834)	(321)

Total other expense	(36,232)	(40,903)	(33,327)

Loss before income taxes and cumulative effect of change in accounting principle	(104,066)	(87,584)	(1,332)
Income tax benefit (provision)	3,170	(2,789)	0

Loss before cumulative effect of change in accounting principle	(100,896)	(90,373)	(1,332)
Cumulative effect of change in accounting principle	0	0	(1,294)

Net loss	(100,896)	(90,373)	(2,626)
Non-cash distribution to preferred stockholders (note 8)	0	(36,579)	0

Net loss attributable to common stockholders	$(100,896)	$(126,952)	$(2,626)

The accompanying notes are an integral part of these consolidated financial statements.

KNOLOGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE LOSS

(dollars in thousands)

	Series A Preferred Stock		Series B Preferred Stock		Series C Preferred Stock		Series D Preferred Stock		Series E Preferred Stock		Common Stock		Additional paid-in Capital	Accumulated Deficit	Accumulated other Comprehensive Income (loss)	Total Stock- holders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 1999	48,035,531	$480	0	$0	0	$0	0	$0	0	$0	6,476	$0	$117,067	$(79,594)	$(31)	37,922
Comprehensive Loss:
Net loss attributable to common stockholders														(100,896)		(100,896)
Unrealized loss on marketable securities															31	31
Comprehensive Loss																(100,865)
Exercise of stock options	2,876,624	29									436,825	4	1,137			1,170
Private Placement /Reorganization (Note 8)			21,180,131	212									99,800			100,012
ITC Holding loan conversion													29,726			29,726

Balance, December 31, 2000	50,912,155	$509	21,180,131	$212	0	$0	0	$0	0	$0	443,301	$4	$247,730	$(180,490)	$(0)	67,965
Comprehensive Loss:
Net loss attributable to common stockholders														(90,373)		(90,373)
Comprehensive Loss																(90,373)
Non-Cash Distribution to Preferred Shareholders (Note 8)													36,579	(36,579)		0
Exercise of stock options	78,733	1									58,893	1	891			893
Private Placement					37,149,262	371							109,331			109,702
Stock issued for purchase of land					70,300	1							210			211

Balance, December 31, 2001	50,990,888	$510	21,180,131	$212	37,219,562	$372	0	$0	0	$0	502,194	$5	$394,741	$(307,442)	$(0)	$88,398
Comprehensive Loss:
Net loss attributable to common stockholders														(2,626)		(2,626)
Comprehensive Loss																(2,626)
Exercise of stock options	49,569	0									1,003	0	2			2
Private Placement					13,000,000	130							38,870			39,000
Non-cash stock option compensation													3,266			3,266
Reorganization, net of fees of $3,842 (Note 8)							10,684,751	107	21,701,279	217			56,167			56,491

Balance, December 31, 2002	51,040,457	$510	21,180,131	$212	50,219,562	$502	10,684,751	$107	21,701,279	$217	503,197	$5	$493,046	$(310,068)	$(0)	$184,531

The accompanying notes are an integral part of these consolidated financial statements.

KNOLOGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Year ended December 31,
	2000	2001	2002
Cash flows from operating activities:
Net loss	$(100,896)	$(90,373)	$(2,626)
Adjustments to reconcile net loss to net cash provided (used in) by operating activities:
Depreciation and amortization	60,672	78,954	80,533
Non-cash stock option compensation	0	0	3,266
Gain on debt extinguishment	0	(31,875)	(109,804)
Asset impairment	0	0	9,946
Litigation fees	0	0	1,244
Write off of investment	0	0	45
Amortization of bond discount	40,152	42,948	33,207
Loss (gain) on disposition of assets	344	427	(88)
Cumulative effect of change in accounting principle	0	0	1,294
Gain on adjustment of warrants to market	0	0	(2,865)
Amortization of deferred investment tax credit	(72)	(72)	(72)
Other deferred credits	0	(45)	0
Changes in operating assets and liabilities:
Accounts receivable	(1,659)	(2,699)	(1,369)
Accounts receivable—affiliate	14,918	2,710	465
Prepaid expenses and other	(411)	242	42
Accounts payable	15,303	(12,340)	(2,390)
Accrued liabilities	6,995	(3,446)	(2,142)
Unearned revenue	538	2,318	1,632

Total adjustments	136,780	77,122	12,944

Net cash provided by (used in) operating activities	35,884	(13,251)	10,318

Cash flows from investing activities:
Capital expenditures	(146,706)	(86,696)	(44,446)
Organizational and franchise cost expenditures	(1,402)	(1,367)	(1,448)
Proceeds from the sale of investments	6,069	0	0
Proceeds from sale of property	276	99	1,047
Investment in Grande	(8,223)	(1,108)	0
Other	0	(45)	0

Net cash used in investing activities	(149,986)	(89,117)	(44,847)

Cash flows from financing activities:
Principal payments on debt and short-term borrowings	(3,549)	(11)	(2)
Expenditures related to issuance of debt	(109)	(442)	0
Proceeds from private placement, net of offering expenses	100,011	109,702	39,000
Proceeds from affiliate loan	29,726	0	0
Proceeds from long-term debt facility	0	32,482	5,470
Stock options exercised	1,170	946	2
Expenditures related to reorganization	0	0	(4,102)
Repurchase of senior discount notes	0	(22,810)	0
Advances to affiliates	(338)	(53)	0

Net cash provided by financing activities	126,911	119,814	40,368

Net increase in cash and cash equivalents	12,809	17,446	5,839
Cash and cash equivalents at beginning of year	7,819	20,628	38,074

Cash and cash equivalents at end of year	$20,628	$38,074	$43,913

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$1,903	$2,758	$1,550

Cash received during period for income taxes	$16,656	$712	$296

Stock issued for purchase of land	$0	$211	$0

The accompanying notes are an integral part of these consolidated financial statements.

KNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001, and 2002

(dollars in thousands, except per share data)

1.    Organization, Nature of Business, and Basis of Presentation

Organization

Knology, Inc. (“Knology” or the “Company”) was a wholly owned subsidiary of ITC Holding Company, Inc. (“ITC Holding”) through February 2000 and was incorporated under the laws of the State of Delaware in September 1998. The purpose of incorporating the Company was to enable ITC Holding to complete a reorganization of certain of its wholly owned and majority-owned subsidiaries on November 23, 1999 (the “Reorganization”).

Prepackaged Plan of Reorganization Under Chapter 11

Knology Broadband, Inc., or Broadband, a wholly owned subsidiary of Valley Telephone Co., Inc., which is a wholly owned subsidiary of Knology, on September 18, 2002 filed a bankruptcy petition under Chapter 11 of the federal bankruptcy laws in the United States Bankruptcy Court for the Northern District of Georgia. On that same date, Knology and Broadband filed a prepackaged plan of reorganization of Broadband under Chapter 11.

Broadband received approval from the Bankruptcy Court to pay all trade claims and employee wages in the ordinary course of business, including prepetition claims.

Contractual interest on debt obligations for the 12 months ended December 31, 2002 is $41,619, which is $6,857 in excess of reported interest expense, as reported interest expense excludes contractual interest during the bankruptcy proceeding which will not be paid.

On October 22, 2002, the Bankruptcy Court confirmed the prepackaged plan of reorganization of Broadband without modification.

On November 6, 2002, the following transactions became effective pursuant to the prepackaged plan:

•	Knology received $39,000 gross cash proceeds from the issuance of 13,000,000 shares of Series C preferred stock in a private placement to existing investors SCANA Holding and ITC Telecom Ventures. The proceeds will be used to pay transaction expenses of approximately $1,700 and for general corporate purposes.

•	$379,900 aggregate principal amount at maturity of Broadband discount notes were exchanged for $193,500 of new Knology notes and 10,618,352 shares of new Knology Series D preferred stock and 21,701,279 shares of new Knology Series E preferred stock.

•	The $15,500, 4-year senior secured credit facility by and among Wachovia, as lender, Broadband, as guarantor, and the subsidiaries of Broadband as borrowers, was amended and restated.

•	The $40,000 10-year senior, secured credit facility by and among CoBank as lender and Valley Telephone, Globe Telecommunications, Inc., Interstate Telephone, as borrowers, was amended.

•	$64,200 aggregate principal amount at maturity of Broadband discount notes held by Valley Telephone, were canceled in exchange for a limited guaranty by Broadband of the CoBank credit facility.

•	$15,300 owed to Knology by Broadband under two intercompany loan facilities was canceled in exchange for a limited guaranty by Broadband of the CoBank credit facility.

KNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

•	The Knology Stockholders Agreement was amended to provide the holders of Broadband discount notes who received new Knology preferred stock in the restructuring with registration rights and co-sale rights, as well to provide holders of the Series D preferred stock the right to nominate a director to be elected to Knology’s board of directors.

Nature of Business

Knology, Broadband and their respective subsidiaries own and operate an advanced interactive broadband network and provide residential and business customers broadband communications services, including analog and digital cable television, local and long-distance telephone, high-speed Internet access, and broadband carrier services to various markets in the southeastern United States.

Our telephone operations group, consisting of Interstate Telephone Company, Globe Telecommunications, Inc., ITC Globe, Inc., and Valley Telephone Co., Inc. (our “Telephone Operations Group”) is wholly owned and provides a full line of local telephone and related services and broadband services. Certain of the Telephone Operations Group subsidiaries are subject to regulation by state public service commissions of applicable states for intrastate telecommunications services. For applicable interstate matters related to telephone service, certain Telephone Operations Group subsidiaries are subject to regulation by the Federal Communications Commission.

Basis of Presentation

The consolidated financial statements are prepared on the accrual basis of accounting and include the accounts of the Company and its wholly owned subsidiaries. Investments in which the Company does not exercise significant control are accounted for using the cost method of accounting. All significant intercompany balances have been eliminated.

2.    Summary of Significant Accounting Policies

Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Property, Plant, and Equipment

Property, plant, and equipment are stated at cost. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets, commencing when the asset is installed or placed in service. Maintenance, repairs, and renewals are charged to expense as incurred. The cost and accumulated depreciation of property and equipment disposed of are removed from the related accounts, and any gain or loss is included in or deducted from income. Depreciation and amortization (excluding telephone plant) are provided over the estimated useful lives as follows:

Years
Buildings	25
System and installation equipment	7-10
Production equipment	9
Test and office equipment	3-7
Automobiles and trucks	5
Leasehold improvements	5-20

KNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Depreciation of telephone plant is provided on a straight-line method, using class or overall group rates acceptable to regulatory authorities. Such rates range from 2% to 24%. Depreciation expense for the years ended December 31, 2000, 2001 and 2002 was $41,976, $63,333 and $78,623, respectively.

Inventories are valued at the lower of cost or market (determined on a weighted average basis) and include customer premise equipment and certain plant construction materials. These items are transferred to system and installation equipment when installed.

Interest is capitalized in connection with the construction of the Company’s broadband network. The capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset’s estimated useful life. Approximately $2,329 and $2,430 of interest cost was capitalized in 2000 and 2001, respectively.

Intangible assets

Intangible assets include the excess of the purchase price of acquisitions over the fair value of net assets acquired as well as various other acquired intangibles. Intangible assets and the related useful lives and accumulated amortization at December 31, 2001 and 2002 are as follows:

	2001	2002	Amortization Period (Years)
Goodwill	56,291	54,870	10-40
Customer base	34,757	328	3
Noncompete agreement	1,500	0	3
Other	2,846	798	1-15

	95,394	55,996
Less accumulated amortization	51,031	14,912

Intangibles, net	$44,363	$41,084

The Financial Accounting Standards Board (“FASB”) issued SFAS No. 141, “Business Combinations”, and SFAS No. 142, “Goodwill and Other Intangible Assets”, in June 2001. SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. The Company had no business combinations initiated after June 30, 2001. SFAS No. 142 provides that goodwill is no longer subject to amortization over its estimated useful life. It requires that goodwill be assessed for impairment on at least an annual basis by applying a fair value-based test.

The Company adopted SFAS No. 142 on January 1, 2002. The Company has performed a goodwill impairment test in accordance with SFAS No. 142. Based on the results of the goodwill impairment test, the Company recorded an impairment loss of $1,294 in the first quarter of 2002 as a cumulative effect of change in accounting principle.

During 2001 the Company recorded approximately $4,794 in amortization of goodwill. Excluding the impaired assets noted above amortization expense would have been $4,760. Effective January 1, 2002, the Company no longer recorded amortization of goodwill. A goodwill impairment test will be performed at least annually on January 1. During 2002, the Company recorded approximately $791 in amortization expense.

KNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following is a pro forma presentation of reported net loss, adjusted for the exclusion of goodwill amortization net of related income tax effect:

	Pro Forma Results for the Year ended December 31,
	2000	2001	2002
Reported net loss	$(100,896)	$(90,373)	$(2,626)
Goodwill amortization (net of tax)	4,812	4,794	0

Adjusted net loss	$(96,084)	$(85,579)	$(2,626)

The net amount of goodwill at December 31, 2002 and December 31, 2001 was $40,834 and $42,128, respectively. There were no intangible assets reclassified to goodwill upon adoption of SFAS No. 142.

Amortization expense related to goodwill and intangible assets was $791 and $14,492 for the years ended December 31, 2002 and 2001, respectively.

Scheduled amortization of intangible assets for the next five years is as follows:

2003	$354
2004	1
2005	0
2006	0
2007	0
Thereafter	0

$355

Deferred Issuance Costs

Deferred issuance costs include costs associated with the issuance of debt and the consummation of credit facilities (Note 4). Deferred issuance costs and the related useful lives and accumulated amortization at December 31, 2001 and 2002 are as follows:

	2001	2002	Amortization Period (Years)
Deferred issuance costs	$9,173	$1,858	4-10
Accumulated amortization	(3,694)	(1,411)

Deferred issuance costs, net	$5,479	$447

In connection with restructuring, $3,841, net of related amortization, of deferred issuance cost was written off as a result of the exchange of the Broadband Senior Discount Notes.

Long-lived Assets

On January 1, 2002, we adopted FASB Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”). Under SFAS No. 144, the Company reviews long-lived assets for impairment when circumstances indicate the carrying amount of an asset may not be recoverable based on the

KNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

undiscounted future cash flows of the asset. If the carrying amount of the asset is determined not to be recoverable, a write-down to fair value is recorded. The effects of adopting SFAS No. 144 were not material to our results of operations.

In connection with the restructuring of our capitalization pursuant to the prepackaged plan of reorganization, we issued new 12% senior notes due 2009, which include covenants limiting our ability to fund expansion into new markets, including Nashville and Louisville. Due to the restrictive nature of the new covenants as they relate to the use of operating cash flows or new borrowings for expansion, we have evaluated our assets for impairment. The asset impairment charge was measured in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets.”

Based on our evaluation of the impact the new covenants will have on our business plan, the Company recognized an asset impairment of approximately $9,946 during the year ended December 31, 2002. The total asset impairment is comprised of the following:

Abandoned construction in progress	$6,094
Franchise costs	1,398
Construction inventory	2,454

Total asset impairment	$9,946

Stock Based Compensation

In December 2002, the FASB issued SFAS No. 148 “Accounting for Stock-Based Compensation-Transition and Disclosure,” which amends FASB Statement No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Finally, this Statement amends APB Opinion No. 28, Interim Financial Reporting, to require disclosure about those effects in interim financial information. SFAS No. 148 is to be applied for financial statements for fiscal years ending after December 15, 2002. In December 2002, the Company elected to adopt the recognition provisions of SFAS No. 123 which is considered the preferable accounting method for stock-based employee compensation. The Company also elected to report the change in accounting principle using the prospective method in accordance with SFAS No. 148. Under the prospective method, the recognition of compensation costs is applied to all employee awards granted, modified or settled after the beginning of the fiscal year in which the recognition provisions are first applied. As a result, the Company recorded $3,266 of non-cash stock option compensation expense for the year ended December 31, 2002. We will continue to provide pro forma net income and earnings per share information related to prior awards.

The following table illustrates the effect on net loss if Knology had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation:

	Year ended December 31,
	2000	2001	2002
Net loss, as reported	$(100,896)	$(126,952)	$(2,626)
Add: Stock-based compensation, as reported	—	—	3,266
Deduct: Total stock-based compensation determined under fair value based method for all awards, net of tax	(2,102)	(2,847)	(3,299)

Pro forma net loss	$(102,988)	$(129,799)	$(2,659)

KNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Investments

Investments and equity ownership in associated companies consisted of the following at December 31, 2001 and 2002:

	2001	2002
Nonmarketable investments, at cost:
ClearSource common and preferred stock, 2,238,388 and 0 shares in 2001 and 2002, respectively	$12,575	$0
Grande Communications common stock, 500,000 and 10,123,829 shares in 2001 and 2002, respectively	5	12,580
Hybrid Networks, Inc. common stock, 90,000 and 0 shares in 2001 and 2002, respectively	45	0

Total investments	$12,625	$12,580

At December 31, 2002, the Company, through its wholly owned subsidiaries, owned approximately 2.43% of Grande. The Company’s investment in Grande is accounted for under the cost method of accounting. During 2002, Grande acquired Clearsource, Inc. Grande builds and operates broadband networks offering bundled communication services to several markets in Texas.

Accrued Liabilities

Accrued liabilities at December 31, 2001 and 2002 consists of the following:

	2001	2002
Accrued trade expenses	$8,012	$5,564
Accrued property taxes	857	1,470
Accrued compensation	1,124	973
Accrued interest	590	434

Total	$10,583	$8,441

Revenue Recognition

The Company generates recurring revenues for broadband offerings of video, voice and data and other services. The revenues generated from these services primarily consists of a fixed monthly fee for access to cable programming, local phone services and enhanced services and access to the internet. Additional fees are charged for services including pay-per-view movies, events such as boxing matches and concerts, long distance service and cable modem rental. Revenues are recognized as services are provided and advance billings or cash payments received in advance of services performed are recorded as deferred revenue.

Advertising Costs

The Company expenses all advertising costs as incurred. Approximately $1,980, $3,308 and $3,552 of advertising expense are recorded in the Company’s consolidated statements of operations for the years ended December 31, 2000, 2001, and 2002, respectively.

Installation Fees

The Company recognizes installation revenue when the customer is initially billed for the connection of services as the installation direct costs exceed installation revenue on a per customer basis.

KNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Sources of Supplies

The Company purchases customer premise equipment and plant materials from outside vendors. Although numerous suppliers market and sell customer premise equipment and plant materials, the Company currently purchases each customer premise component from a single vendor and has several suppliers for plant materials. If the suppliers are unable to meet the Company’s needs as it continues to build out its network infrastructure, then delays and increased costs in the expansion of the Company’s network could result, which would adversely affect operating results.

Credit Risk

The Company’s accounts receivable potentially subject the Company to credit risk, as collateral is generally not required. The Company’s risk of loss is limited due to advance billings to customers for services and the ability to terminate access on delinquent accounts. The potential for material credit loss is mitigated by the large number of customers with relatively small receivable balances. The carrying amount of the Company’s receivables approximates their fair values.

Income Taxes

The Company utilizes the liability method of accounting for income taxes, as set forth in SFAS No. 109, “Accounting for Income Taxes.” Under the liability method, deferred taxes are determined based on the difference between the financial and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Deferred tax benefit represents the change in the deferred tax asset and liability balances (Note 7).

Prior to the short tax year ended December 31, 2000, the Company was included in the consolidated tax return of ITC Holding. Under a tax sharing arrangement, the Company recorded an income tax provision of $2,789 and a receivable in the amount of $684 at December 31, 2001, for the utilization of net operating losses included in the consolidated tax return of ITC Holding.

The Company has been a separate taxable entity since ITC Holdings completed a reorganization of some of its subsidiaries in February 2000. The Company files a consolidated federal income tax return resulting in a consolidated loss. The Company has significant net operating loss carryforwards, a portion of which are subject to limitation. The Company recorded an income tax provision of $0 at December 31, 2002. For income tax purposes, the Company believes that the prepackaged plan of reorganization did not result in any taxable income or loss from the extinguishment of debt. The remaining amount of the accrued interest on the Broadband notes will be deductible upon the future retirement of the new notes and stock exchanged in the prepackaged plan of reorganization. With respect to the prepackaged plan of reorganization and the issues discussed above, there is a risk that the Internal Revenue Service may take a different position.

Comprehensive Loss

The Company follows SFAS No. 130, “Reporting Comprehensive Income.” This statement establishes standards for reporting and display of comprehensive loss and its components in a full set of general purpose financial statements. The Company has chosen to disclose comprehensive loss, which consists of net loss and unrealized gains (losses) on marketable securities, in the consolidated statements of stockholders’ equity and comprehensive loss.

KNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

New Accounting Pronouncements

In June 2001, the FASB issued SFAS No. 143 “Accounting for Asset Retirement Obligations.” SFAS No. 143, addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement is effective for fiscal years beginning after June 15, 2002. We do not expect SFAS No. 143 to have a material impact on our financial position or results of operations.

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Correction,” which provides for the rescission of several previously issued accounting standards, new accounting guidance for the accounting of certain lease modifications and various technical corrections that are not substantive in nature to existing pronouncements. We will adopt SFAS No. 145 on January 1, 2003, except for the provisions relating to the amendment of SFAS No. 13, which was adopted for transactions occurring subsequent to May 15, 2002. Effective December 31, 2002, we adopted SFAS No. 145 and reclassed the extraordinary gain on extinguishment of debt for the year ended December 31, 2001, of $31,875 to operating expenses.

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” which requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. We do not expect SFAS No. 146 to have a material impact on our financial position and results of operations.

In November 2002, FASB Interpretation No, (“FIN”) 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantors, Including Indirect Guarantees of Indebtedness of Others,” was issued. FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under the guarantee. Guarantors will also be required to meet expanded disclosure obligations. The initial recognition and measurement provision of FIN 45 are effective for guarantees issued after December 31, 2002. The disclosure requirements are effective for annual and interim financial statements that end after December 15, 2002, and had no impact on the Company’s financial position or results of operations.

3.    Cash

As of December 31, 2002, the Company has $5,745 of cash that is restricted in use. Of this amount, $4,755 is held at the telephone operations group and is restricted for use by these entities. Also, the Company has pledged $990 of cash as collateral for amounts potentially payable under certain surety bond agreements.

KNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4.    Long-Term Debt

Long-term debt at December 31, 2001 and 2002 consists of the following:

	2001	2002
Senior Unsecured Notes including accrued interest, with a face value of $194,659 bearing interest in-kind at 13% beginning November 6, 2002, interest payable semiannually at 12% beginning November 30, 2004, with principle and unpaid interest due November 30, 2009	$0	$198,455
Senior Discount Notes including accrued interest, with a face value of $379,894, bearing interest at 11.875% beginning October 15, 2002, interest payable semiannually beginning April 15, 2003 with principal and any unpaid interest due October 15, 2007.	339,486	0
Senior secured Wachovia credit facility, at a rate of LIBOR plus 2.5%, interest payable quarterly with principal and any unpaid interest due June 15, 2006	15,465	15,465
Senior secured CoBank term credit facility, currently at a rate of 7.5%, interest payable quarterly, principal payments due quarterly beginning July 20, 2002 with final principal and any unpaid interest due April 20, 2011	32,482	37,952
Capitalized lease obligation, at a rate of 7%, with monthly principal and interest payments through October 2011	480	479

	387,913	252,351
Less current maturities	17,096	3,406

	$370,817	$248,945

Following are maturities of long-term debt for each of the next five years as of December 31, 2002:

2003	$3,232
2004	5,199
2005	12,440
2006	9,651
2007	4,565
Thereafter	253,932

Total	$289,019

On November 6, 2002, Knology and Broadband completed the financial restructuring pursuant to the prepackaged plan of reorganization. Under the plan, $379,900 aggregate principal amount at maturity of Broadband discount notes were exchanged for $193,500 of new Knology notes and 32,386,021 shares of new Knology preferred stock. The $64,200 aggregate principal amount at maturity of Broadband discount notes held by Valley Telephone were canceled in exchange for a limited guaranty by Broadband of the CoBank credit facility.

The completion of the restructuring enabled Knology to significantly lower its debt service requirements, which has improved its liquidity and financial condition. After giving effect to the completion of the restructuring, Knology’s first interest payment on the new Knology notes will be due two years after issuance (Knology presently intends to pay interest incurred for the first 18 months in kind through the issuance of additional notes) in the amount of $14,131, with consistent semiannual interest payments due through the seventh anniversary of the issuance of the new Knology notes. The old Broadband discount notes would have matured on

KNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

October 15, 2007 with an aggregate amount due at maturity of $444,100. The new Knology notes will increase to the amount due of $235,526, assuming payment in kind of interest incurred during the first 18 months of the new notes.

The indenture governing the new Knology notes places certain restrictions on the ability of Knology and its subsidiaries to take certain actions including the following:

•	pay dividends or make other restricted payments;

•	incur additional debt or issue mandatorily redeemable equity;

•	create or permit to exist certain liens;

•	incur restrictions on the ability of its subsidiaries to pay dividends or other payments;

•	consolidate, merge or transfer all or substantially all its assets;

•	enter into transactions with affiliates;

•	utilize revenues except for specified uses;

•	utilize excess liquidity except for specified uses;

•	make capital expenditures for Knology of Knoxville, Inc.; and

•	permit the executive officers of Knology to serve as executive officers or employees of other entities in competition with Knology.

These covenants will be subject to a number of exceptions and qualifications.

In November 1999, Knology completed an exchange in which Knology received the Broadband warrants which were issued in connection with the Broadband Senior Discount Notes issued in October 1997. These warrants were exchanged for warrants to purchase shares of Knology Series A preferred stock. During the second quarter 2002, Knology adjusted the carrying value of the outstanding warrants to market value based on the approximate per share value of the Series A preferred stock. In connection with our financial restructuring, the approximate per share value of Series A preferred stock is deemed to be $1.87 per share resulting in a $2,865 gain on the adjustment of warrants to market value.

During the third and fourth quarters of 2001, the Company repurchased senior discount notes with a face amount of $64,206 and a carrying amount of $55,516. The Company paid cash of approximately $22,810 to repurchase the notes. The transaction resulted in a gain of $31,875, consisting of a gain of $32,706 due to the discount, offset by $831 for the writeoff of debt issue costs associated with the original issuance of the notes in October 1997.

On December 22, 1998, Broadband entered into a $50,000 four-year senior secured credit facility with Wachovia Bank, National Association (formerly First Union National Bank). The Wachovia credit facility, as amended and restated pursuant to the restructuring, allows Broadband to borrow approximately $15,500. The Wachovia credit facility may be used for working capital and other purposes, including capital expenditures and permitted acquisitions. At Broadband’s option, interest will accrue based on either the prime or federal funds rate plus applicable margin or the LIBOR rate plus applicable margin. The applicable margin may vary from 4.0% for Base Rate Loans to 5.0% for LIBOR Rate Loans. The Wachovia credit facility contains a number of covenants that restrict the ability of Broadband and its subsidiaries to take many actions, including:

•	the ability to incur debt;

•	create liens;

KNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

•	pay dividends;

•	make distributions or stock repurchases;

•	make investments;

•	engage in transactions with affiliates; and

•	sell assets and engage in mergers and acquisitions.

The Wachovia credit facility also includes covenants requiring compliance with operating and financial ratios on a consolidated basis, including total leverage ratio and debt service coverage ratio. Broadband is currently in compliance with these covenants, as amended. Should Broadband not be in compliance with the covenants, Broadband would be in default and would require a waiver from the lender. In the event the lender would not provide a waiver, amounts outstanding under the Wachovia credit facility could be payable to the lender on demand. A change of control of Broadband, as defined in the Wachovia credit facility, would constitute a default under the covenants. The restructuring resulted in the amendment and restatement of the Wachovia credit facility, including an adjustment of the maturity date which allows Knology to make scheduled quarterly principal payments beginning in the third quarter of 2004 with a final payment due in the second quarter of 2006. The maximum amount available under the Wachovia credit facility as of December 31, 2002, was approximately $15,500. As of December 31, 2002, approximately $15,475 had been drawn against the facility.

On June 29, 2001, the Company, through its wholly owned subsidiaries, Globe Telecommunications, Inc., Interstate Telephone Company and Valley Telephone Co., Inc. (the “Borrowers”), entered into a $40,000 secured master loan agreement with CoBank, ACB. This master loan agreement allows the Borrowers to make one or more advances in an amount not to exceed $40,000. The loan proceeds may be used to purchase senior discount notes issued by Knology Broadband and to finance capital expenditures, working capital and for general corporate purposes of the Borrowers. Obligations under the loan agreement are secured by substantially all tangible and intangible assets of the Borrowers. The master loan agreement contains a number of covenants that restrict the ability of the Borrowers to take certain actions, including the ability to:

•	incur indebtedness;

•	create liens;

•	merge or consolidate with any other entity;

•	make distributions or stock repurchases;

•	make investments;

•	engage in transactions with affiliates; and

•	sell or transfer assets.

The CoBank credit facility also includes covenants requiring compliance with certain operating and financial ratios of the borrowers on a consolidated basis, including a total leverage ratio and a debt service coverage ratio. The borrowers are currently in compliance with these covenants, but there can be no assurances that the borrowers will remain in compliance. Should the borrowers not be in compliance with the covenants, the borrowers would be in default and would require a waiver from CoBank. In the event CoBank would not provide a waiver, amounts outstanding under CoBank credit facility could be payable on demand. In connection with the completion of our financial restructuring the maximum amount available under the master loan agreement has been amended to $38,000.

KNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5.    Operating Leases

The Company leases office space, utility poles, and other assets for varying periods. Leases that expire are generally expected to be renewed or replaced by other leases.

Future minimum rental payments required under the operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2002 are as follows:

2003	$1,574
2004	1,312
2005	1,300
2006	1,046
2007	732
Thereafter	2,785

Total minimum lease payments	$8,749

Total rental expense for all operating leases was approximately $1,127, $1,167 and $2,600 for the years ended December 31, 2000, 2001, and 2002, respectively.

6.    Commitments and Contingencies

Purchase Commitments

The Company has entered into contracts with various entities to provide programming to be aired by the Company. The Company pays a monthly fee for programming services, generally based on the number of average video subscribers to the program, although some fees are adjusted based on the total number of video subscribers to the system and/or the system penetration percentage. Certain contracts have minimum monthly fees. The Company estimates that it will pay approximately $34,669 in programming fees under these contracts during 2003.

Legal Proceedings

On September 18, 2002, Broadband filed a petition under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Georgia. On October 22, 2002, the court confirmed the joint plan of reorganization of Knology and Broadband without modification, and on November 6, 2002, the plan became effective. See Note 1, “Prepackaged Plan of Reorganization Under Chapter 11” for more information.

In September 2000, the City of Louisville, Kentucky granted Knology of Louisville, Inc. a cable television franchise. Insight filed a complaint against the City of Louisville in state court claiming that Knology’s franchise was more favorable than Insight’s franchise. Insight’s complaint suspended Knology’s franchise until there is a final, nonappealable order in Insight’s state court case. In April 2001 the City of Louisville moved for summary judgment in state court against Insight. In March 2002, the state court ruled that Insight’s complaint had no merit and the state court granted the City’s motion to dismiss Insight’s complaint. Insight appealed the state court’s order dismissing their complaint and their appeal is pending.

In November 2000, Knology filed a federal court action against Insight Communications Company, Inc. seeking monetary damages, declaratory and injunctive relief from Insight and the City arising out of Insight’s complaint and the suspension of Knology’s franchise. In March 2001, the federal court issued an Order granting

KNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Knology’s motion for preliminary injunctive relief and denying Insight’s motion to dismiss. The federal court order granting Knology’s motion for preliminary injunction found that Insight violated the Cable Act of 1992 and the Telecommunications act of 1996. Knology’s complaint for monetary damages, its request for monetary relief, and both parties’ motions for summary judgment are pending before the federal court. At this time it is impossible to determine with certainty the ultimate outcome of the litigation. The Company incurred $1,266 in litigation fees through December 31, 2002.

In the normal course of business, the Company is subject to various litigation; however, in management’s opinion, there are no legal proceedings pending against the Company, which would have a material adverse effect on the financial position, results of operations, or liquidity of the Company.

7.    Income Taxes

The benefit/(provision) for income taxes from continuing operations consisted of the following for the years ended December 31, 2000, 2001, and 2002:

	2000	2001	2002
Current	$3,170	$(2,789)	$(0)
Deferred	31,381	38,318	(7,840)
(Increase) decrease in valuation allowance	(31,381)	(38,318)	7,840

Income tax benefit (provision)	$3,170	$(2,789)	$(0)

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of deferred tax assets and liabilities as of December 31, 2001 and 2002 are as follows:

	2001	2002
Deferred tax assets:
Net operating loss & other attributes carryforwards	$65,342	$88,290
Equity in losses of subsidiaries	1,189	1,189
Deferred bond interest	54,521	17,003
Deferred revenues	639	370
Alternative minimum tax credit carryforward	2,334	2,334
Other	2,254	8,567
Valuation allowance	(94,431)	(86,591)

Total deferred tax assets	31,848	31,162
Deferred tax liabilities:
Depreciation and amortization	31,848	31,162

Net deferred income taxes	$0	$0

At December 31, 2002, the Company had available federal net operating loss carryforwards of approximately $228,000 that expire from 2011 to 2021. The utilization of $112,000 of these loss carryforwards and $2,334 AMT carryforwards is subject to an annual limitation as a result of a change in ownership of the Company, as defined in the Internal Revenue Code. The limitation does not reduce the total amount of net operating losses that may be taken, but rather substantially limits the amount that may be used during a particular year. The Company also had various state net operating loss carryforwards totaling approximately $287,000. Unless utilized, the state net operating loss carryforwards expire from 2011 to 2021. Management has recorded a total valuation allowance of $86,591 against its deferred tax assets including the operating loss carryforwards.

KNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A reconciliation of the income tax provision computed at statutory tax rates to the income tax provision for the years ended December 31, 2000, 2001, and 2002 is as follows:

	2000	2001	2002
Income tax benefit at statutory rate	34%	34%	34%
State income taxes, net of federal benefit	3%	3%	4%
Non taxable book gain on early extinguishment			1,587%
Reduction in deferred interest on senior discount notes			(1,883)%
Interest—high yield debt			(13)%
Other	(6)%	3%	(28)%
(Increase) decrease in valuation allowance	(28)%	(42)%	(299)%

Income tax benefit (provision)	3%	(2)%	(0)%

Investment tax credits related to telephone plant have been deferred and are being amortized as a reduction of federal income tax expense over the estimated useful lives of the assets giving rise to the credits.

8.    Equity Interests

Capital Transactions

During 2001, the Company issued to certain existing investors and a select group of new accredited investors in private placement transactions 37,219,562 shares of Series C preferred stock at a purchase price of $3.00 per share, for aggregate proceeds of $111,659. In connection with the private placement, the Company amended its amended and restated certificate of incorporation to adjust the ratios at which the Series A preferred stock and Series B preferred stock convert into common stock. Prior to the completion of the private placement of Series C preferred stock, both the shares of Series A preferred stock and shares of Series B preferred stock converted into shares of common stock on a one-to-one basis. As amended, each share of Series A preferred stock converts into 1.0371 shares of common stock and each share of Series B preferred stock converts into 1.4865 shares of common stock. In January 2001, a non-cash dividend of $36,579 was recognized in conjunction with the issuance of Series C preferred stock and the amendment of the conversion ratios of the Company’s Series A preferred stock and Series B preferred stock into common stock.

The Company has authorized 200,000,000 shares of $.01 par value common stock, 56,000,000 shares of $.01 par value Series A preferred stock, 21,180,131 shares of $.01 par value Series B preferred stock, 60,000,000 shares of $.01 par value Series C preferred stock, 34,000,000 shares of $.01 par value Series D preferred stock, 25, 000, 000 shares of $.01 par value Series E preferred stock and 25,000,000 shares of $.01 par value non-voting common stock.

The holders of Series A, B, C and D preferred stock have the right to vote together with the holders of common stock, on an as-converted basis, on all matters presented to the holders of common stock. Additionally, the holders of Series A, B, C and D preferred stock, each voting as a separate class, have the right to approve certain matters, including:

•	authorizations, designations or issuances any new class or series of the Company’s securities with rights and preferences superior to, or in parity with, that series of preferred stock;

•	authorizations, designations or issuances of shares of that series of preferred stock;

•	amendments of the Company’s certificate of incorporation or bylaws in a way that materially adversely affects the holders of that series of preferred stock; or

KNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

•	voluntary dissolutions of the Company.

Further, Knology’s preferred stockholders have the right to approve certain business combinations and redemptions of our stock. Additionally, the preferred stockholders have the right to approve any amendment, modification or waiver of the terms of their respective series of preferred stock. The holders of Series E preferred stock do not have rights except with respect to amendment of the terms of the Series E preferred stock and as otherwise required by Delaware law.

In February 2000, ITC Holding distributed to its option holders options to purchase 6,258,036 shares of the Company’s Series A preferred stock and distributed to its shareholders 43,211,531 shares of the Company’s Series A preferred stock.

On February 7, 2000, the Company completed a private placement of shares of its Series B preferred stock to a small group of institutional investors and certain officers of the Company for approximately $100,600 or $4.75 per share.

On November 6, 2002, Knology received $39,000 gross cash proceeds from the issuance of 13 million shares of Series C preferred stock in a private placement to two existing investors. Also on November 6, 2002, Knology issued 10,684,751 shares of Series D preferred stock and 21,701,279 shares of Series E preferred stock in exchange for a portion of the old Broadband senior discount notes.

In connection with the Reorganization, the Company’s warrant holders elected to exchange the warrants to purchase shares of the preferred stock of Broadband for warrants to purchase shares of the Series A preferred stock of Knology. Broadband’s warrants were subsequently canceled.

Knology, Inc. Stock Option Plans

In December 2002, the board of directors and stockholders approved the Knology, Inc. 2002 Long-Term Incentive Plan (the “2002 Plan”). This plan authorizes the issuance of up to 20 million shares of common stock pursuant to stock option awards. Effective December 31, 2002 all outstanding awards previously granted under the Broadband 1995 stock option plan (the “1995 Plan”) and the Knology 1999 Long-Term Incentive Plan (the “1999 Plan”) were canceled. Also effective December 31, 2002, an equal number of the awards canceled under these plans were granted, along with additional awards, under the 2002 Plan. The 1995 and 1999 plans are no longer maintained by the Company.

In November 1999, the Company had assumed the 1995 Plan. Each outstanding option to purchase stock of Broadband was converted into an option to purchase four shares of common stock of the Company at the same time the stock option plan was assumed.

Upon the Reorganization, all employees of the Company became eligible to receive stock options under the 1995 Plan and 1999 Plan.

The 2002 Plan is administered by the compensation and stock option committee of the board of directors. Options granted under the plans are intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended. All options are granted at an exercise price equal to the estimated fair value of the common stock at the dates of grant as determined by the board of directors based on private equity transactions and other analyses. The options expire 10 years from the date of grant, with the exception of the options that were granted to replace the canceled options. The expiration date of theses replacement options is the same as the expiration date of the related canceled options.

KNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Knology, Inc. Series A Preferred Spin-off Options

Prior to the Distribution, ITC Holding sponsored a stock option plan which provided for the granting of stock options to substantially all employees of ITC Holding and its wholly owned and majority-owned subsidiaries, including the employees of the Company’s telephone operations group. Options were generally granted at a price (established by ITC Holding’s board of directors based on equity transactions and other analyses) equal to at least 100% of the fair market value of ITC Holding’s common stock on the option grant date. Options granted generally became exercisable 40% after two years and 20% per annum for the next three years and remained exercisable for 10 years after the option grant date. At February 4, 2000 (the effective date of the spin-off for option holders), employees of the Company held options outstanding for a total of 410,463 of ITC Holding’s shares at option prices ranging from $1.45 to $19.82 per share.

In connection with the spin-off, stock options outstanding under ITC Holding’s stock option plan were adjusted. Each ITC Holding option holder received 1.09153 options of Series A Preferred shares in the Company (the “Spin-off Options”). The Spin-off Options were at exercise prices that preserved the economic benefit of the ITC Holding options at the spin-off date. As a result, options for 6,258,036 shares of the Company’s Series A Preferred Stock were issued under the Spin-off Plan at exercise prices ranging from $.08 per share to $3.70 per share.

Statement of Financial Accounting Standards No. 123

The Company follows SFAS No. 123, “Accounting for Stock-Based Compensation,” which defines a fair value-based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.” Entities electing to remain with the accounting methodology required by APB Opinion No. 25 must make pro forma disclosures of net income and, if presented, earnings per share as if the fair value-based method of accounting defined in SFAS No. 123 had been applied.

In 2002, the Company elected to adopt the fair value recognition of compensation cost provisions of SFAS No. 123. The Company also elected to report the change in accounting principle from APB No. 25 using the prospective method in accordance with SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure. Under the prospective method, the recognition of compensation cost is applied to all employee awards granted, modified, or settled after the beginning of the fiscal year in which the recognition provisions are first applied. In December 2002, the Company canceled all outstanding awards for common stock as of December 31, 2002 and granted an equal number of replacement options at the current fair market value with the same expiration date as the related canceled option. The replacement options, as well as all other awards granted and settled during 2002, were included in the calculation of compensation cost in accordance with SFAS No. 123 and SFAS No. 148. The Company recorded a non-cash stock option compensation charge of $3,266 related to the replacement and the adoption of the provisions of SFAS No. 123 and SFAS no. 148. The following represent the expected stock option compensation expense for the next five years assuming no additional grants.

2003	$1,708
2004	764
2005	444
2006	165
2007	0
Thereafter	0

$3,081

KNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Prior to 2002, the Company accounted for Knology, Inc.’s stock option plans and the Spin-off options under APB Opinion No. 25, under which no compensation cost was recognized by the Company. However, the Company has computed, for pro forma disclosure purposes, the value of all options for shares of Knology common stock and Series A preferred stock to employees of the Company using the Black-Scholes option pricing model and the following weighted average assumptions in 2000, 2001, and 2002:

	2000	2001	2002
	Common
Risk-free interest rate	6.03%-6.88%	3.35%-5.08%	2.79%
Expected dividend yield	0%	0%	0%
Expected lives	Five years	Four years	Four years
Expected volatility	92%	121%	38%

	Series A preferred
Risk-free interest rate		4.60%-7.49%
Expected dividend yield		0%
Expected lives		Six years
Expected volatility		92%

The total fair value of options granted to employees under both plans during 2000 and 2001 was computed as approximately $3,040 and $3,388, respectively, which would be amortized on a pro forma basis over the four-year vesting period of the options.

A summary of the status of the 2002 Plan at December 31, 2002 is presented in the following table:

	Common shares	Weighted average exercise price per share	Series A preferred shares	Weighted average exercise price per share
Outstanding at December 31, 1999	6,571,044	2.71	0	0
Granted	1,146,166	4.44	0	0
Assumed at Spin-off	0	0	6,258,036	1.05
Forfeited	(1,226,665)	2.93	(137,409)	1.85
Exercised	(436,825)	2.34	(2,876,624)	39

Outstanding at December 31, 2000	6,053,720	3.00	3,244,003	1.62
Granted	1,603,644	3.00	0	0
Forfeited	(540,408)	3.08	(138,946)	3.36
Exercised	(58,893)	2.64	(78,733)	68

Outstanding at December 31, 2001	7,058,063	2.99	3,026,324	1.59
Granted	8,958,861	1.99	0	0
Forfeited	(7,963,655)	2.99	(68,220)	2.36
Exercised	(1,000)	2.63	(49,567)	45

Outstanding at December 31, 2002	8,052,269	$1.87	2,908,537	$1.60

Exercisable shares as of December 31, 2002	4,438,364	$1.87	2,576,427	$1.44

KNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table sets forth the exercise price range, number of shares, weighted average exercise price, and remaining contractual lives by groups of similar price and grant date:

Common Shares

Range of exercise prices	Outstanding as of 12/31/2002	Weighted average remaining contractual life	Weighted average exercise price	Exercisable as of 12/31/2002	Average exercise price
$0.00-$2.00	8,043,127	7.1	$1.87	4,429,972	$1.87
$2.01-$4.75	9,142	1.7	$3.28	8.392	$3.31

Series A Preferred Shares

Range of exercise prices	Outstanding as of 12/31/2002	Weighted average remaining contractual life	Weighted average exercise price	Exercisable as of 12/31/2002	Average exercise price
$0.00-$0.27	110,696	1.20	$0.25	110,696	$0.25
$0.28-$1.71	1,673,782	4.00	$0.77	1,569,434	$0.75
$1.72-$3.70	1,124,059	6.30	$2.95	896,297	$2.93

At December 31, 2002, 4,438,364 options for the Company’s common shares with a weighted average price of $1.87 per share were exercisable by employees of the Company. At December 31, 2002, 2,576,427 options for the Company’s Series A preferred shares with a weighted average price of $1.25 per share were exercisable by the employees of the Company.

9.    Related Party Transactions

ITC Holding occasionally provides certain administrative services, such as legal and tax planning services, for the Company. The costs of these services are charged to the Company based primarily on the salaries and related expenses for certain of the ITC Holding executives and an estimate of their time spent on projects specific to the Company. For the years ended December 31, 2000, 2001, and 2002, the Company recorded approximately $19, $131, and $0, respectively in selling, operations, and administrative expenses related to these services. In the opinion of management, amounts charged to the Company are consistent with costs that would be incurred from third-party providers.

Certain of ITC Holding’s affiliates provide the Company with various services and/or receive services provided by the Company. These entities include InterCall, Inc., which provides conference calling services. In addition, the Company receives services from ITC/\DeltaCom, Inc., an affiliate of ITC Holding, which provides wholesale long-distance and related services and which leases capacity on certain of its fiber routes. In management’s opinion, the Company’s transactions with these affiliated entities are representative of arm’s-length transactions.

For the years ended December 31, 2000, 2001, and 2002, the Company received services from these affiliated entities in the amounts of approximately $2,567, $3,888, and $3,999, respectively, which are reflected in cost of services and selling, operations, and administrative expenses in the Company’s consolidated statements of operations.

KNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company also provides switching, programming, and other services for various affiliated companies on a contracted or time and materials basis. Total amounts paid by the affiliated companies for these services approximated $3,549, $1,845, and $2,467 for the years ended December 31, 2000, 2001, and 2002 respectively, and are reflected in operating revenues in the Company’s consolidated statements of operations.

Relatives of the stockholders of ITC Holding are stockholders and employees of the Company’s insurance provider. The costs charged to the Company for insurance services were approximately $1,239, $1,211, and $141 for the years ended December 31, 2000, 2001, and 2002, respectively.

10.    Quarter-by-Quarter Comparison (Unaudited)

Summarized quarterly financial data for the years ended December 31, 2000, 2001 and 2002 are as follows:

Quarters:	First	Second	Third	Fourth
2000
Operating revenues	$18,740	$20,254	$20,885	$22,694
Operating loss	(14,450)	(15,997)	(18,448)	(18,939)
Net loss	(21,042)	(24,063)	(27,300)	(28,491)

2001
Operating revenues	23,506	25,452	27,396	29,835
Operating (loss) income	(20,356)	(20,512)	9,030	(14,843)
Net loss	(29,975)	(30,817)	(1,565)	(28,016)
Non-cash distribution to preferred stockholders	(36,579)	0	0	0

2002
Operating revenues	32,034	34,878	36,132	38,822
Operating (loss) income	(15,917)	(15,907)	(28,208)	92,027
Cumulative effect of change in accounting principle	(1,294)	0	0	0
Net (loss) income	(27,882)	(24,258)	(37,470)	86,984

The Company has adopted the provisions of SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections,” which provides for the rescission of several previously issued accounting standards, new accounting guidance for certain lease modifications and various technical corrections that are not substantive in nature to existing pronouncements. In accordance with the adoption of SFAS No. 145, the Company has reclassified the extraordinary gain on extinguishment of debt, as previously reported, of $29,394 and $2,481 for the quarters ended September 30, 2001 and December 31, 2001, respectively, to operating expenses.

11.    Segment Information

The Company follows SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” which established revised standards for the reporting of financial and descriptive information about operating segments in financial statements.

The Company owns and operates an advanced interactive broadband network and provides residential and business customers broadband communications services, including analog and digital cable television, local and long distance telephone, and high-speed Internet access, which the Company refers to as video, voice, and data services. We also provide other services including broadband carrier services, which includes local transport services such as local Internet transport, special access, local private line, and local loop services.

KNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

While management of the Company monitors the revenue generated from each of the various broadband services, operations are managed and financial performance is evaluated based upon the delivery of multiple services to customers over a single network. As a result of multiple services being provided over a single network, many expenses and assets are shared related to providing the various broadband services to customers. Management believes that any allocation of the shared expenses or assets to the broadband services would be subjective and impractical.

Revenues by broadband communications service are as follows:

	Video	Voice	Data services and other	Consolidated
2000
Operating revenues	$41,821	34,943	5,809	$82,573
Cost of services	18,433	11,962	615	31,010

Gross profit	$23,388	22,981	5,194	$51,563

2001
Operating revenues	$48,834	$44,793	$12,562	$106,189
Cost of services	23,206	8,270	993	32,469

Gross profit	$25,628	$36,523	$11,569	$73,720

2002
Operating revenues	$60,752	$58,742	$22,372	$141,866
Cost of services	29,195	10,149	1,663	41,007

Gross profit	$31,557	$48,593	$20,709	$100,859

KNOLOGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(dollars in thousands)

	December 31, 2002	June 30, 2003
ASSETS
Current assets:
Cash and cash equivalents (Including $8,923 and $5,745 of restricted cash as of June 30, 2003 and December 31, 2002, respectively)	$43,913	$33,934
Accounts receivable, net	14,863	14,973
Affiliate receivable	72	42
Prepaid expenses and other	996	1,361

Total current assets	59,844	50,310
Property, plant and equipment, net	357,182	336,605
Investments	12,580	12,580
Goodwill	40,834	40,834
Intangible and other assets, net	851	654

Total assets	$471,291	$440,983

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of notes payable	$3,406	$3,533
Accounts payable	15,729	12,203
Accrued liabilities	8,441	8,034
Unearned revenue	8,268	9,627

Total current liabilities	35,844	33,397

Noncurrent liabilities:
Notes payable	50,490	48,708
Unamortized investment tax credits	110	75
Senior notes	198,455	211,450

Total noncurrent liabilities	249,055	260,233

Total liabilities	284,899	293,630

Warrants	1,861	1,861
Commitments and contingencies stockholders’ equity:
Convertible preferred stock	1,548	1,549
Common stock	5	5
Additional paid-in capital	493,046	493,924
Accumulated deficit	(310,068)	(349,986)

Total stockholders’ equity	184,531	145,492

Total liabilities and stockholders’ equity	$471,291	$440,983

See notes to condensed consolidated financial statements.

KNOLOGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(dollars in thousands)

	Six months ended June 30,
	2002	2003
Operating revenues	$66,912	$83,556

Operating expenses:
Costs and expenses, excluding depreciation and amortization	58,679	68,555
Depreciation and amortization	39,205	39,353
Reorganization professional fees	0	43
Asset Impairment	852	0
Non-cash stock option compensation	0	905
Litigation fees	0	611

Total operating expenses	98,736	109,467

Operating loss	(31,824)	(25,911)
Other income (expense):
Interest income	211	210
Interest expense	(21,888)	(14,304)
Gain on adjustment of warrants to market	2,865	0
Other income (expense), net	(91)	86
Total other income and expense	18,903	(14,008)
Loss before income taxes and cumulative effect of change in accounting principle	(50,727)	(39,919)
Income tax provision	(119)	0

Loss before cumulative effect of change in accounting principle	(50,846)	(39,919)
Cumulative effect of change in accounting principle	(1,294)	0

Net loss	$(52,140)	$(39,919)

See notes to condensed consolidated financial statements.

KNOLOGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(dollars in thousands)

	Six months ended June 30,
	2002	2003
Cash flows from operating activities:
Net loss	$(52,140)	$(39,919)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	39,205	39,353
Non-cash stock options compensation	0	905
Asset impairment	852	0
Write off of investment	45	0
Gain on adjustment of warrants to market	(2,865)	0
Accretion of discounted debt	20,496	0
Non-cash bond interest expense	0	12,995
Provision for bad debt	1,512	2,270
Loss on disposition of assets	6	4
Cumulative effect of change in accounting principle—Goodwill impairment	1,294	0
Changes in operating assets and liabilities:
Accounts receivable	(3,300)	(2,345)
Accounts receivable—affiliate	516	0
Prepaid expenses and other	(1,724)	(363)
Accounts payable	3,574	(3,531)
Accrued liabilities	(445)	(407)
Unearned revenue	1,096	1,359

Total adjustments	60,262	50,240

Net cash provided by operating activities	8,122	10,321

Cash flows from investing activities:
Capital expenditures, net of retirements	(23,246)	(18,605)
Expenditures for intangible assets	(312)	(76)
Proceeds from sale of assets	236	60

Net cash used in investing activities	(23,322)	(18,621)
Cash flows from financing activities:
Principal payments on debt	0	(1,654)
Expenditures related to reorganization equity	0	(34)
Proceeds from exercised stock options	3	9

Net cash (used in) provided by financing activities	3	(1,679)

Net decrease in cash	(15,197)	(9,979)
Cash at beginning of period	38,074	43,913

Cash at end of period	22,877	33,934

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$1,037	$1,272

Cash received during the period for income taxes	$346	$0

See notes to condensed consolidated financial statements.

KNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2003

(unaudited)

(dollars in thousands, except per share data)

1.    Organization and Nature of Business

Knology, Inc. (including its predecessors, “Knology” or the “Company”) offers residential and business customers broadband communications services, including analog and digital cable television, local and long distance telephone, high-speed Internet access service and broadband carrier services, using an advanced interactive broadband network. We own, operate and manage an interactive broadband network in seven metropolitan areas: Montgomery and Huntsville, Alabama; Columbus and Augusta, Georgia; Panama City, Florida; Charleston, South Carolina; and Knoxville, Tennessee. We also provide local telephone services in West Point, Georgia, and Lanett and Valley, Alabama. Our local telephone service in this area is provided over a traditional copper wire network while our cable and Internet services are provided over our broadband network. Subject to the availability of additional funding, we plan to expand to additional mid-to-large-sized cities in the southeastern United States.

2.    Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for the fair presentation of the financial statements have been included, and the financial statements present fairly the financial position and results of operations for the interim periods presented. Operating results for the six months ended June 30, 2003 are not necessarily indicative of the results that may be expected for the year ended December 31, 2003. These financial statements should be read in conjunction with the consolidated financial statements and notes thereto, together with management’s discussion and analysis of financial condition and results of operations contained in the Company’s annual financial statements included in this consent statement.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the year ending December 31, 2003, or any other interim period.

3.    Summary of Significant Accounting Policies

Recent Accounting Pronouncements

In April 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Correction,” which provides for the rescission of several previously issued accounting standards, new accounting guidance for the accounting of certain lease modifications and various technical corrections that are not substantive in nature to existing pronouncements. Effective December 31, 2002, the Company has adopted SFAS No. 145.

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” which requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is to be applied

KNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

prospectively to exit or disposal activities initiated after December 31, 2002. We do not expect SFAS No. 146 to have a material impact on our financial position and results of operations.

In November 2002, FASB Interpretation No. (“FIN”) 45, Guarantor’s Accounting and Disclosure Requirements for Guarantors, Including Indirect Guarantees of Indebtedness of Others, was issued. FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under the guarantee. Guarantors will also be required to meet expanded disclosure obligations. The initial recognition and measurement provision of FIN 45 are effective for guarantees issued after December 31, 2002. The disclosure requirements are effective for annual and interim financial statements that end after December 15, 2002, and had no impact on the Company’s financial position or results of operations.

In December 2002, the FASB issued SFAS No. 148 “Accounting for Stock-Based Compensation-Transition and Disclosure,” which amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Finally, this Statement amends APB Opinion No. 28, Interim Financial Reporting, to require disclosure about those effects in interim financial information. SFAS No. 148 is to be applied for financial statements for fiscal years ending after December 15, 2002. In December 2002 the Company elected to adopt the recognition provisions of SFAS No. 123 which is considered the preferable accounting method for stock-based employee compensation. The Company also elected to report the change in accounting principle using the prospective method in accordance with SFAS No. 148. Under the prospective method, the recognition of compensation costs is applied to all employee awards granted, modified or settled after the beginning of the fiscal year in which the recognition provisions are first applied.

In January 2003, FASB issued FIN 46, “Consolidation of Variable Interest Entities.” This interpretation of Accounting Research Bulletin 51, “Consolidated Financial Statements,” addresses consolidation by business enterprises of variable interest entities that possess certain characteristics. The interpretation requires that if a business enterprise has a controlling financial interest in a variable interest entity, the assets, liabilities, and results of the activities of the variable interest entity must be included in the consolidated financial statements with those of the business enterprise. This interpretation applies immediately to variable interest entities created after January 31, 2003 and to variable interest entities in which an enterprise obtains an interest after that date. We do not have any ownership in any variable interest entities as of June 30, 2003. We will apply the consolidation requirement of the interpretation in future periods if we should own any interest in any variable interest entity

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” which amends and clarifies accounting and reporting for derivative instruments, including certain derivatives imbedded in other contracts and for hedging activities as defined under FASB statement No. 133 and FIN 45. SFAS No. 149 is effective for contracts entered into after June 30, 2003. We do not expect the SFAS No. 149 to have a material impact on our financial position or statement of operations.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability or an asset in some circumstances. SFAS No. 150 is effective for the first interim period beginning after June 15, 2003. We do not expect the SFAS No. 150 to have a material impact on our financial position, but will require the company to reclassify the warrants to non-current liabilities.

KNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4.    Goodwill and Intangible Assets

The Company adopted SFAS No. 142 on January 1, 2002. The Company performs a goodwill impairment test in accordance with SFAS No. 142 annually on January 1. The Company recorded an impairment loss of $1,294 in the first quarter of 2002 as a cumulative effect of change in accounting principle. There was no impairment identified as a result of the January 1, 2003 impairment test.

Intangible assets as of June 30, 2003 and December 31, 2002 respectively, were as follows:

	June 30, 2003			December 31, 2002
	Gross carrying value	Accumulated amortization	Net carrying value	Gross carrying value	Accumulated amortization	Net carrying value
	(dollars in thousands)
Intangible assets subject to amortization	$1,276	$622	$654	$1,727	$876	$851
Goodwill	54,870	14,036	40,834	54,870	14,036	40,834

Total intangible assets	$56,146	$14,658	$41,488	$56,597	$14,912	$41,685

There were no intangible assets reclassified to goodwill upon adoption of SFAS No. 142.

Amortization expense related to intangible assets was $213 and $407 for the six months ended June 30, 2003 and 2002, respectively.

5.    Stock-Based Compensation

In December 2002, the FASB issued SFAS No. 148 “Accounting for Stock-Based Compensation-Transition and Disclosure,” which amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Finally, this Statement amends APB Opinion No. 28, Interim Financial Reporting, to require disclosure about those effects in interim financial information. SFAS No. 148 is to be applied for financial statements for fiscal years ending after December 15, 2002. In December 2002, the Company elected to adopt the recognition provisions of SFAS No. 123 which is considered the preferable accounting method for stock-based employee compensation. The Company also elected to report the change in accounting principle using the prospective method in accordance with SFAS No. 148. Under the prospective method, the recognition of compensation costs is applied to all employee awards granted, modified or settled after the beginning of the fiscal year in which the recognition provisions are first applied.

The following table illustrates the effect on net loss if Knology had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation:

	Six months ended June 30,
	2002	2003
Net loss—as reported	$(52,140)	$(39,919)
Total stock-based employee compensation cost, net of related tax effects included in the determination of net income as reported	0	905
The stock-based employee compensation cost, net of related tax effects, that would have been included in the determination of net income if the fair value based method had been applied to all awards	(1,649)	(915)

Pro forma net loss	$(53,789)	$(39,929)

KNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6.    Commitments and Contingencies

Legal Proceedings

In the normal course of business, the Company is subject to various litigation; however, in management’s opinion, there are no legal proceedings pending against the Company, which would have a material adverse effect on the financial position, results of operations, or liquidity of the Company.

7.    Segment Information

The Company follows SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” which established revised standards for the reporting of financial and descriptive information about operating segments in financial statements.

The Company owns and operates an advanced interactive broadband network and provides residential and business customers broadband communications services, including analog and digital cable television, local and long distance telephone, and high-speed Internet access, which the Company refers to as video, voice, and data services. We also provide other services including broadband carrier services, which includes local transport services such as local Internet transport, special access, local private line, and local loop services.

While management of the Company monitors the revenue generated from each of the various broadband services, operations are managed and financial performance is evaluated based upon the delivery of multiple services to customers over a single network. As a result of multiple services being provided over a single network, many expenses and assets are shared related to providing the various broadband services to customers. Management believes that any allocation of the shared expenses or assets to the broadband services would be subjective and impractical.

Revenues by broadband communications service are as follows:

	Six months ended June 30,
	2002	2003
Video	$29,320	$35,164
Voice	27,618	33,895
Data and other	9,974	14,497
Consolidated revenues	$66,912	$83,556

8.    Subsequent Events

In July 2003, the Company signed a definitive agreement to purchase the Pinellas County, Florida and Cerritos, California unincorporated divisions of Verizon Media Ventures Inc. The Company will pay Verizon Media $15 million in cash, subject to certain adjustments, for these assets and will issue to a prospective purchaser a warrant to purchase ten million shares of the Company’s common stock for release of its exclusively rights.

INDEPENDENT AUDITORS’ REPORT

Verizon Media Ventures Inc.

We have audited the accompanying combined balance sheets of the Pinellas County, Florida and Cerritos, California unincorporated divisions (hereinafter referred to as the “Company”) of Verizon Media Ventures Inc. (“VMV”), a wholly owned subsidiary of Verizon Communications Inc. (the “Parent”) as of December 31, 2001 and 2002 and the related combined statements of operations, net parent funding and cash flows for the three years ended December 31, 2002. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2001 and 2002 and the results of their operations and their cash flows for the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia

September 12, 2003

THE PINELLAS COUNTY, FLORIDA AND CERRITOS, CALIFORNIA

UNINCORPORATED DIVISIONS OF VERIZON MEDIA VENTURES INC.

COMBINED BALANCE SHEETS

(in thousands)

	December 31,		June 30, 2003
	2001	2002
ASSETS			(Unaudited)
Current Assets:
Accounts receivable, net of allowance for doubtful accounts of $274 and $201 as of December 31, 2001, 2002, and $414 as of June 30, 2003, respectively	$2,941	$3,287	$2,814
Current income tax receivable	9,315	6,337	5,674
Current portion of deferred taxes	96	70	145

Total current assets	12,352	9,694	8,633

Property, Plant, and Equipment:
System and installation equipment	99,928	105,372	80,259
Test and office equipment	563	563	563
Automobiles and trucks	1,296	1,356	1,343
Leasehold improvements	778	778	778

	102,565	108,069	82,943
Less accumulated depreciation and amortization	(56,248)	(64,565)	(67,943)

Property, plant, and equipment, net	46,317	43,504	15,000

Other Long-Term Assets:
Deferred income taxes	31,967	21,693	28,538

Total assets	$90,636	$74,891	$52,171

LIABILITIES AND NET PARENT FUNDING
Current Liabilities:
Accounts payable	$991	$939	$1,195
Accrued liabilities	5,980	4,178	1,285
Unearned revenue	1,561	1,600	1,601

Total current liabilities	8,532	6,717	4,081

Noncurrent Liabilities:
Notes payable	4,999	4,999	4,999
Employee benefits	1,501	1,942	3,097

Total noncurrent liabilities	6,500	6,941	8,096

Total liabilities	15,032	13,658	12,177

Commitments and Contingencies (Note 4)
Net Parent Funding	75,604	61,233	39,994

Total liabilities and net parent funding	$90,636	$74,891	$52,171

See notes to combined financial statements.

THE PINELLAS COUNTY, FLORIDA AND CERRITOS, CALIFORNIA

UNINCORPORATED DIVISIONS OF VERIZON MEDIA VENTURES INC.

COMBINED STATEMENTS OF OPERATIONS

(in thousands)

	Years ended December 31,			Six months ended June 30,
	2000	2001	2002	2002	2003
				Unaudited
Operating Revenues:
Video	$31,951	$31,801	$30,203	$15,200	$14,297
Data	1,652	3,555	4,852	2,364	2,563

Total operating revenues	33,603	35,356	35,055	17,564	16,860

Operating Expenses:
Costs and expenses, excluding depreciation (including $14,175, $14,040, and $12,633 and $6,374 and $2,624 of affiliated company expenses)	46,147	43,586	42,235	21,543	19,595
Depreciation	7,847	8,284	8,590	4,295	3,598
Asset impairment	145,967	—	—	—	27,135
Allocated parent company expenses	8,881	5,176	6,696	3,348	3,431

Total operating expenses	208,842	57,046	57,521	29,186	53,759

Operating Loss	175,239	21,690	22,466	11,622	36,899

Interest Expense:
Interest expense—affiliate	3,422	3,399	3,311	1,655	1,794
Interest expense	384	384	384	192	192

Total other expense	3,806	3,783	3,695	1,847	1,986

Loss Before Income Taxes	(179,045)	(25,473)	(26,161)	(13,469)	(38,885)
Income Tax Benefit	62,666	8,914	9,157	4,714	13,609

Net Loss	$(116,379)	$(16,559)	$(17,004)	$(8,755)	$(25,276)

See notes to combined financial statements.

THE PINELLAS COUNTY, FLORIDA AND CERRITOS, CALIFORNIA

UNINCORPORATED DIVISIONS OF VERIZON MEDIA VENTURES INC.

COMBINED STATEMENTS OF NET PARENT FUNDING

(in thousands)

Balance at January 1, 2000	$197,282
Net loss	(116,379)
Net change due to parent funding allocations and intercompany reimbursements with Parent	13,410

Balance at December 31, 2000	94,313
Net loss	(16,559)
Net change due to parent funding allocations and intercompany reimbursements with Parent
(2,087)

Balance at December 31, 2001	75,604
Net loss	(17,004)
Net change due to parent funding allocations and intercompany reimbursements with Parent
2,633

Balance at December 31, 2002	$61,233

See notes to combined financial statements.

THE PINELLAS COUNTY, FLORIDA AND CERRITOS, CALIFORNIA

UNINCORPORATED DIVISIONS OF VERIZON MEDIA VENTURES INC.

COMBINED STATEMENTS OF CASH FLOWS

(in thousands)

	Years ended December 31,			Six months ended June 30,
	2000	2001	2002	2002	2003
				Unaudited
Cash flows from operating activities:
Net loss	$(116,379)	$(16,559)	$(17,004)	$(8,755)	$(25,276)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	7,847	8,284	8,590	4,295	3,598
Bad debt expense	64	6	73	29	(213)
Asset impairment	145,967	—	—	—	27,135
Deferred income taxes	(29,358)	23,490	13,278	12,321	(6,257)
Changes in operating assets and liabilities:
Accounts receivable	1,813	(386)	(419)	(987)	686
Accounts payable and accrued expenses	(6,041)	(3,433)	(1,374)	2,046	(1,481)

Total adjustments	120,292	27,961	20,148	17,704	23,468

Net cash provided by (used in) operating activities	3,913	11,402	3,144	8,949	(1,808)

Cash flows from investing activities:
Capital expenditures	(17,323)	(9,315)	(5,777)	(2,945)	(2,229)

Net cash used in investing activities	(17,323)	(9,315)	(5,777)	(2,945)	(2,229)

Cash flows from financing activities:
Change in net parent funding	13,410	(2,087)	2,633	(6,004)	4,037

Net cash provided (used in) by financing activities	13,410	(2,087)	2,633	(6,004)	4,037

Net (decrease) increase in cash and cash equivalents	—	—	—	—	—
Cash and cash equivalents—at beginning of year	—	—	—	—	—

Cash and cash equivalents—at end of year	$—	$—	$—	$—	$—

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$384	$384	$384	$192	$192

See notes to combined financial statements.

THE PINELLAS COUNTY, FLORIDA AND CERRITOS, CALIFORNIA

UNINCORPORATED DIVISIONS OF VERIZON MEDIA VENTURES INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

For the Three Years Ended December 31, 2002 and

the Six Months Ended June 30, 2003 (unaudited)

(in thousands, except per share amounts)

1.    Organization and Nature of Business

Organization

The Pinellas County, Florida and Cerritos, California unincorporated divisions (the ”Company”) of Verizon Media Ventures Inc. (“VMV”), a wholly owned subsidiary of Verizon Communications Inc. (the “Parent”).

On July 15, 2003, VMV entered into an agreement to sell certain assets used in the Pinellas and Cerritos operations to Knology New Media, Inc. (“Knology New Media”), a wholly owned subsidiary of Knology, Inc. (“Knology”).

Nature of Business

The Company is a cable operator currently providing cable services to residential subscribers within the city of Cerritos in Los Angeles County, California. As a competitive overbuild cable operator in Pinellas County, Florida, the Company currently provides video and high speed Internet access to residential customers. The Company was the second cable operator in the Pinellas market with a fully upgraded hybrid fiber coax network, and in Cerritos, it has been the sole cable operator with a coax network.

Verizon strategically decided to exit the video business late in 1999 and VMV began divestiture efforts in June of 2000. Since the divestiture process, the Company has focused on minimizing cash outflows. There can be no assurance that the Company will be able to achieve profitability and/or positive cash flow. The Company has been funded to date by GTE Corporation, a wholly owned subsidiary of the Parent.

2.    Summary of Significant Accounting Policies

Basis of Presentation

The financial statements of the Company have been derived from the consolidated financial statements of VMV and have been prepared to present the financial position, results of operations, and cash flows of the Company on a stand-alone combined basis. Accordingly, the accompanying financial statements include certain administrative costs and expenses, which have been allocated to the Company by the VMV and Parent. These costs have been allocated on a pro rata basis based primarily on employee headcount, revenues, operating expenses, and capital expenditures, and represent management’s best estimates of what such expenses would have been had the Company been operated as a separate entity. In the opinion of management, the accompanying interim financial statements contain all material adjustments necessary to present fairly the financial position, results of operations and cash flows for the interim periods presented.

Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Property, Plant, and Equipment

Property, plant, and equipment are stated at cost. Depreciation expense is principally on a straight-line basis over the estimated asset life.

THE PINELLAS COUNTY, FLORIDA AND CERRITOS, CALIFORNIA

UNINCORPORATED DIVISIONS OF VERIZON MEDIA VENTURES INC.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Depreciation commences when the asset is installed or placed in service. Maintenance, repairs, and renewals are charged to expense as incurred. When network equipment is replaced or retired, we deduct the carrying amount of such plant from the respective accounts and charge it to accumulated depreciation. The cost and accumulated depreciation of property and equipment disposed under the straight-line method (other assets) are removed from the related accounts and any gain or loss is included in or deducted from income. Depreciation is provided over the estimated useful lives as follows:

Years
System and installation equipment	5-20
Test and office equipment	3-7
Automobiles and trucks	5
Leasehold improvements	5

Long-Lived Assets

Prior to 2002, the Company followed the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 121, Accounting for Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of, and reviewed its recorded long-lived assets for impairment whenever events or changes in circumstances indicated that the carrying amount of an asset may not be recoverable.

In the year ended December 31, 2000, the Parent determined that they would divest of all cable assets and as a result classified these assets as held for sale. As such, the Company valued its property and equipment using a market value approach in accordance with SFAS No. 121. The Company concluded that the carrying value of the assets was in excess of the fair value and the assets had been impaired. Accordingly, the Company recorded an asset impairment in the amount of $145,967. The impairment related to the system and installation equipment.

On January 1, 2002, the Company adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Under SFAS No. 144, the Company reviews long-lived assets for impairment when circumstances indicate the carrying amount of an asset may not be recoverable based on the undiscounted future cash flows of the asset. If the carrying amount of the asset is determined to not be recoverable, a write-down to fair value is recorded.

During the six months ended June 30, 2003, the Company determined that the carrying value of its property was in excess of representative fair values based on negotiated transactions. Accordingly, the Company recorded an asset impairment in the amount of $27,135 to writedown the carrying value of the property to the negotiated sale to Knology (Note 10). The impairment related to the writedown of system and installation equipment (unaudited).

Accrued Liabilities

Accrued liabilities at December 31, 2001 and 2002 consist of the following:

	2001	2002
Accrued property taxes	$1,123	$—
Accrued compensation	657	822
Accrued programming	4,200	3,356

Total	$5,980	$4,178

THE PINELLAS COUNTY, FLORIDA AND CERRITOS, CALIFORNIA

UNINCORPORATED DIVISIONS OF VERIZON MEDIA VENTURES INC.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Revenue Recognition

The Company generates recurring revenues for broadband offerings of video and data services. The revenues generated from these services primarily consist of a fixed monthly fee for access to cable programming, and enhanced services and access to the Internet. Additional fees are charged for services including pay-per-view movies, events such as boxing matches and concerts, cable modem rental, advertising sales and other revenue sharing arrangements. Revenues are recognized as services are provided and advance billings or cash payments received in advance of services performed are recorded as deferred revenue. The Company recognizes installation revenue when the customer is initially billed for the connection of services as the installation direct costs exceed installation revenue on a per customer basis.

Advertising Costs

The Company expenses all advertising costs as incurred. Approximately $1,473, $1,142, and $755 of advertising expense are recorded in the Company’s combined statements of operations for the years ended December 31, 2000, 2001, and 2002 respectively.

Sources of Supplies

The Company purchases customer premises equipment and plant materials from outside vendors. Although numerous suppliers market and sell customer premises equipment and plant materials, the Company currently purchases each customer premises component from a single vendor and has several suppliers for plant materials. If the suppliers are unable to meet the Company’s needs, then delays and increased costs could result, which could adversely affect operating results.

Credit Risk

The Company’s accounts receivable potentially subject the Company to credit risk, as collateral is generally not required. The Company’s risk of loss is limited due to advance billings to customers for services and the ability to terminate access on delinquent accounts. The potential for material credit loss is mitigated by the large number of customers with relatively small receivable balances. The carrying amount of the Company’s receivables approximates fair values.

Income Taxes

The Company utilizes the liability method of accounting for income taxes, as set forth in SFAS No. 109, Accounting for Income Taxes. Under the liability method, deferred taxes are determined based on the difference between the financial and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

The Company is not a separate taxable entity and the consolidated income tax returns of the Parent include the Company. For purposes of these financial statements, income tax benefits allocated to the Company have been based on the utilization of losses generated by the Company. Under a tax sharing arrangement, the combined Company recorded an income tax benefit of $62,666, $8,914 and $9,157 in the year ended December 31, 2000, 2001 and 2002, respectively, for the utilization of net operating losses included in the consolidated tax return of the Parent, excluding state tax benefits.

Comprehensive Loss

The Company follows SFAS No. 130, Reporting Comprehensive Income. This statement establishes standards for reporting and display of comprehensive loss and its components in a full set of general purpose financial statements. The Company’s only component of comprehensive loss is the net loss.

THE PINELLAS COUNTY, FLORIDA AND CERRITOS, CALIFORNIA

UNINCORPORATED DIVISIONS OF VERIZON MEDIA VENTURES INC.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

New Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement is effective for fiscal years beginning after June 15, 2002. SFAS No. 143 had no impact on the Company’s financial position, results of operations or cash flows.

In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Correction, which provides for the rescission of several previously issued accounting standards, new accounting guidance for the accounting of certain lease modifications and various technical corrections that are not substantive in nature to existing pronouncements. SFAS No. 145 had no material impact on the Company’s financial position, results of operations or cash flows.

In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The adoption of SFAS No. 146 will not have a material impact on the Company’s financial position, results of operations or cash flows.

In November 2002, FASB Interpretation No, (“FIN”) 45, Guarantor’s Accounting and Disclosure Requirements for Guarantors, Including Indirect Guarantees of Indebtedness of Others, was issued. FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under the guarantee. Guarantors will also be required to meet expanded disclosure obligations. The initial recognition and measurement provision of FIN 45 are effective for guarantees issued after December 31, 2002. The disclosure requirements are effective for annual and interim financial statements that end after December 15, 2002 and had no impact on the Company’s financial position, results of operations or cash flows.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure. This statement amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. This statement permits two additional transition methods (modified prospective and retroactive restatement) for entities that adopt the preferable method of accounting for stock-based employee compensation.

Effective January 1, 2003, the Parent adopted the fair value recognition provisions of SFAS No. 123, using the prospective method, for all new awards granted to employees after January 1, 2003. Under the prospective method, employee compensation expense in the first year will be recognized for new awards granted, modified, or settled. However, in subsequent years, the vesting of awards issued on or after January 1, 2003 may cause an increase in employee compensation expense.

In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities—an Interpretation of Accounting Research Bulletin No. 51, which addresses consolidation by business enterprises where equity investors do not bear the residual economic risks and rewards. The underlying principle behind FIN 46 is that if a business enterprise has the majority financial interest in an entity, which is defined in the guidance as a variable interest entity, the assets, liabilities, and results of the activities of the variable interest entity should be included in consolidated financial statements with those of the business enterprise. The adoption of FIN 46 will have no impact on the Company’s financial position, results of operations or cash flows.

THE PINELLAS COUNTY, FLORIDA AND CERRITOS, CALIFORNIA

UNINCORPORATED DIVISIONS OF VERIZON MEDIA VENTURES INC.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

3.    Long-Term Debt

The Company has a note payable to a third party, bearing interest at 7.75%. Interest is payable monthly and any unpaid interest and principal is due December 19, 2005. The Company had $4,999 outstanding under the note payable during the years ended December 31, 2001 and 2002.

4.    Commitments and Contingencies

In the normal course of business, the Company is subjected to various litigation; however, in management’s opinion, there are no legal proceedings pending against the Company, for which the likelihood is more than remote that there will be an unfavorable outcome or having a material adverse effect on the financial position, results of operations, or liquidity of the Company.

The Company leases certain facilities and equipment for use in operations under facilities operating leases and pole and conduit lease agreements. There were no capital lease obligations in 2000, 2001, and 2002.

Total facilities rent expense amounted to $955 in 2000, $894 in 2001, and $1,082 in 2002. Of these amounts, $393 in 2000, $364 in 2001, and $445 in 2002 were lease payments to affiliated companies for building space.

The pole and conduit expense amounted to $1,003 in 2000, $1,006 in 2001 and $1,031 in 2002. Of these amounts $617 in 2000, $582 in 2001, and $530 in 2002 were paid to affiliated companies. These agreements are cancelable with a 90-day notification.

This table displays the aggregate minimum rental commitments under noncancelable operating leases for the period presented as of December 31, 2002:

Facilities Lease
2003	$530
2004	455
2005	385
2006	344
2007	344
Thereafter	58

Total minimum lease payments	$2,116

5.    Income Taxes

The benefit (provision) for income taxes from continuing operations consisted of the following for the years ended December 31, 2000, 2001 and 2002:

	2000	2001	2002
Current	$21,837	$9,315	$6,337
Deferred	40,829	(401)	2,820

Income tax benefit	$62,666	$8,914	$9,157

The Company’s statutory federal income tax rate and effective income tax rate is 35% for the years ended December 31, 2000, 2001 and 2002.

THE PINELLAS COUNTY, FLORIDA AND CERRITOS, CALIFORNIA

UNINCORPORATED DIVISIONS OF VERIZON MEDIA VENTURES INC.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of deferred tax assets as of December 31, 2001 and 2002 are as follows:

	2001	2002
Deferred tax assets:
Property and equipment	$31,442	$21,013
Pension and other pension benefits	525	680
Allowance for doubtful accounts	96	70

Total deferred tax assets	$32,063	$21,763

6.	Related Party Transactions

The Company has contractual arrangements with certain affiliates of the Parent including Verizon Operating Telephone Companies, Verizon Services Corp., Verizon Media Ventures, Verizon Logistics, Verizon Wireless Inc., Verizon Internet Services Inc., Verizon Information Services Inc., Verizon Data Services Inc., GTE Corporation and other affiliates.

Transactions with affiliates are summarized as follows:

	Years ended December 31,
	2000	2001	2002
Operating expenses:
Verizon Operating Telephone Companies	$12,912	$12,974	$11,713
Verizon Logistics	995	362	92
Verizon Internet Services	196	631	756
Verizon Information Services	52	13	11
Verizon Data Services	—	35	37
Verizon Wireless	20	25	24

Total affiliate costs and expenses	$14,175	$14,040	$12,633

Verizon Services Corp.	$5,356	$2,324	$3,640
Verizon Media Ventures	3,525	2,852	3,056

Total allocated parent company expenses	$8,881	$5,176	$6,696

Interest expense:
Interest expense to GTE Corporation	$3,422	$3,399	$3,311

Verizon Operating Telephone Companies:  customer installation and repair services, call center support, pole and conduit rental, facilities rents, wholesale video and optical networking transport changes.

Verizon Logistics:  materials management services including customer premise equipment repair services.

Verizon Internet Services, Inc.:  email services to the Company’s end-customers.

Verizon Information Services, Inc.:  advertising place in Verizon telephone directories.

Verizon Data Services, Inc.:  maintenance of the Company’s data servers.

Verizon Wireless:  employees’ cellular service for internal business use.

Verizon Services Corp.:  support, which includes functions such as executive, legal, treasury, accounting, other finance, human resources, advertising, and corporate communications.

Verizon Media Ventures:  centralized operations support to the Pinellas and Cerritos properties. This includes programming, customer service, sales support, and back office billing systems support.

THE PINELLAS COUNTY, FLORIDA AND CERRITOS, CALIFORNIA

UNINCORPORATED DIVISIONS OF VERIZON MEDIA VENTURES INC.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

GTE Corporation:  The Net Parent Funding account in the accompanying combined balance sheets represents funds advance to the Company by GTE Corporation, a wholly owned subsidiary of the Parent. Affiliate interest expense is based on applying average interest rates of 6.6%, 5.3% and 4.8% for the years ended December 31, 2000, 2001 and 2002, respectively, to the accumulated debt portion of Net Parent Funding balance.

7.    Segment Information

The Company follows SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, which established revised standards for the reporting of financial and descriptive information about operating segments in financial statements. Management has identified the reportable segments based on broadband services offered.

While management of the Company monitors the revenue generated from each of the various broadband services, operations are managed and financial performance is evaluated based upon the delivery of multiple services to customers over a single network. As a result of multiple services being provided over a single network, there are many shared expenses and shared assets related to providing the various broadband services to customers. Management believes that any allocation of the shared expenses or assets to the broadband services would be arbitrary and impractical. Cost of Services represents programming expenses for video and other service and Internet service provider charges provided by Verizon Internet Services (Note 6) related to data services.

The Company owns and operates broadband networks and provides residential customers broadband services, including analog and digital cable television, and data services via cable modem.

	Video &
	Other	Data
	Services	Services	Combined
2000
Operating revenues	$31,951	$1,652	$33,603
Cost of services	16,073	196	16,269

Gross margin	$15,878	$1,456	$17,334

2001
Operating revenues	$31,801	$3,555	$35,356
Cost of services	16,791	634	17,425

Gross margin	$15,010	$2,921	$17,931

2002
Operating revenues	$30,203	$4,852	$35,055
Cost of services	17,191	756	17,947

Gross margin	$13,012	$4,096	$17,108

Six months ended June 30, 2002 (unaudited)
Operating revenues	$15,200	$2,364	$17,564
Cost of services	8,589	306	8,895

Gross margin	$6,611	$2,058	$8,669

Six months ended June 30, 2003 (unaudited)
Operating revenues	$14,297	$2,563	$16,860
Cost of services	8,821	351	9,172

Gross margin	$5,476	$2,212	$7,688

THE PINELLAS COUNTY, FLORIDA AND CERRITOS, CALIFORNIA

UNINCORPORATED DIVISIONS OF VERIZON MEDIA VENTURES INC.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

A reconciliation of total costs and expenses, excluding depreciation, is as follows:

	Years ended December 31,			Six months ended June 30,
	2000	2001	2002	2002	2003
				(unaudited)
Operating Expenses
Video and other services	$16,073	$16,791	$17,191	$8,589	$8,821
Data services	196	634	756	306	351
Other shared expenses	29,878	26,161	24,288	12,648	10,423

Total costs and expenses	$46,147	$43,586	$42,235	$21,543	$19,595

8.    Stock Incentive Plans

The Company participates in compensation plans sponsored by the Parent with awards of Parent common stock. The Parent applies APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for the plans and has adopted the disclosure-only provisions of SFAS No. 123. If the Parent had elected to recognize compensation expense based on the fair value at the grant dates for 2000 and subsequent awards consistent with the provisions of SFAS No. 123, Company net loss would have been changed to the pro forma amounts indicated below:

	Years ended December 31,
	2000	2001	2002
Net loss, as reported	$(116,379)	$(16,559)	$(17,004)
Add: Stock option-related employee compensation expense included in reported net loss, net of related tax effects	—	—	—
Deduct: Total stock option-related employee compensation expense determined under fair value based method for all awards, net of related tax effects	(60)	(135)	(145)

Pro forma net loss	$(116,439)	$(16,694)	$(17,149)

We determined the pro forma amounts using the Black-Scholes option-pricing model based on the following weighted-average assumptions:

	2000	2001	2002
Dividend yield	3.3%	2.7%	3.2%
Expected volatility	27.5%	29.1%	28.5%
Risk-free interest rate	6.2%	4.8%	4.6%
Expected lives (in years)	6	6	6

The weighted-average value of options granted during 2000, 2001, and 2002 was $13.09, $15.24, and $12.11 respectively.

The structure of the Parent’s stock incentive plans does not provide for the separate determination of certain disclosures for the Company.

THE PINELLAS COUNTY, FLORIDA AND CERRITOS, CALIFORNIA

UNINCORPORATED DIVISIONS OF VERIZON MEDIA VENTURES INC.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The following table illustrates the effect on net loss if the fair value method had been applied to all outstanding and unvested awards in the six months ended June 30, 2002 and 2003:

	Six months ended June 30,
	2002	2003
	(unaudited)
Net loss, as reported	$(8,755)	$(25,276)
Add: Stock option-related employee compensation expense included in reported net loss, net of related tax effects	—	4
Deduct: Total stock option-related employee compensation expense determined under fair value based method for all awards, net of related tax effects	(73)	(20)

Pro forma net loss	$(8,828)	$(25,292)

9.    Employee Benefits

The Company participates in the Parent’s benefit plans. The Parent maintains noncontributory defined benefit pension plans for substantially all of the Company’s employees. The postretirement healthcare and life insurance plans for retirees and their dependents are both contributory and noncontributory and include a limit on the Company’s share of cost for recent and future retirees.

The structure of the Parent’s benefit plans does not provide for the separate determination of certain disclosures for the Company.

Pension and Other Postretirement Benefits

Pension and other postretirement benefits for the majority of the Company’s employees are subject to collective bargaining agreements. Approximately 82% of the Company’s employees are covered by collective bargaining agreements. Modifications in benefits have been bargained from time to time, and the Parent may also periodically amend the benefits in the management plans.

Benefit Cost

	Pension			Years Ended December 31 Healthcare and Life
	2000	2001	2002	2000	2001	2002
Net periodic benefit cost	$144	$121	$88	$54	$53	$42

Termination benefits	—	—	91	—	—	15
Settlement loss (gain)	(158)	33	144	—	—	—

Subtotal	(158)	33	235	—	—	15

Total (income) cost	$(14)	$154	$323	$54	$53	$57

As part of the Parent’s workforce reduction plan, the Company continued to reduce its headcount as allowed under various management and associate employee benefit plans. As a result, the Company recorded $106 in 2002 in connection with various pension and retirement benefit enhancements. In addition, the Company recorded a pension settlement loss/(gain) of $144 in 2002, $33 in 2001 and $(158) in 2000 as lump-sum pension distributions surpassed the settlement threshold equal to the sum of service cost and interest cost. The special termination benefits and settlements of pension obligations are recorded in accordance with SFAS No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Pension Plans and for Termination Benefits and SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other than Pensions.

THE PINELLAS COUNTY, FLORIDA AND CERRITOS, CALIFORNIA

UNINCORPORATED DIVISIONS OF VERIZON MEDIA VENTURES INC.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Amounts recognized on the balance sheets consist of:

	Pension		December 31, Healthcare and Life
	2001	2002	2001	2002
Employee benefit obligations	$567	$1,082	$185	$190

The changes in the employee benefit obligations from year to year were caused by a number of factors, including changes in actuarial assumptions, special termination benefits and settlements.

Assumptions

The actuarial assumptions used are based on market interest rates, past experience, and management’s best estimate of future economic conditions. Changes in these assumptions may impact future benefit costs and obligations. The weighted-average assumptions used in determining expense and benefit obligations are as follows:

	Pension			Healthcare and Life
	2000	2001	2002	2000	2001	2002
Discount rate at end of year	7.75%	7.25%	6.75%	7.75%	7.25%	6.75%
Long-term rate of return on plan assets for the year	9.25	9.25	9.25	8.00	8.00	8.00
Rate of future increases in compensation at end of year	5.00	5.00	5.00	—	—	—
Medical cost trend rate at end of year	—	—	—	5.00	10.00	11.00
Ultimate (year 2007)	—	—	—	5.00	5.00	5.00

Savings Plans and Employee Stock Ownership Plans

Substantially all of the Company’s employees are eligible to participate in savings plans maintained by the Parent. The Parent maintains a leveraged employee stock ownership plan (ESOP) for its management employees of the former GTE Companies. Under this plan, a certain percentage of eligible employee contributions are matched with shares of the Parent’s common stock. The Parent recognizes leveraged ESOP cost based on the modified shares allocated method for this leveraged ESOP which purchased securities before December 15, 1989. The Company recognizes savings plan cost based on our matching obligation attributed to our participating management employees. In addition to the ESOP, the Parent also maintains a savings plan for non-management employees. The Company recorded total savings plan costs of $76 in 2000, $53 in 2001 and $62 in 2002.

10.    Subsequent Events

On July 15, 2003, VMV entered into an Asset Purchase Agreement with Knology New Media pursuant to which Knology New Media will acquire certain assets of the Company for a purchase price of approximately $15 million, subject to certain purchase adjustments.

EXHIBIT A

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

KNOLOGY, INC.

Knology, Inc., (the “Corporation”) a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

FIRST:    The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Section 4.1 thereof in it is entirety and inserting the following in lieu thereof:

4.1    Authorized Shares.

This Corporation is authorized to issue three classes of stock to be designated, respectively, “Common Stock,” “Non-Voting Common Stock” and “Preferred Stock.” The total number of shares of capital stock which the Corporation has authority to issue is four hundred twenty-four million (424,000,000) shares, each with a par value of $0.01 per share, consisting of:

(a) One hundred and ninety-nine million (199,000,000) shares of Preferred Stock (“Preferred Stock”);

(b) Two hundred million (200,000,000) shares of Common Stock (“Common Stock”); and

(c) Twenty-five million (25,000,000) shares of Non-Voting Common Stock (“Non-Voting Common Stock”).

The number of authorized shares of any class of stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the capital stock of the Corporation entitled to vote (irrespective of the right to vote thereupon as a class that the holders of the shares of any such class would otherwise be entitled to under Section 242(b)(2) of the DGCL).

Upon this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation becoming effective pursuant to the DGCL (the “Effective Time”), each issued and outstanding share of the Corporation’s common stock, par value $.01 per share (“Old Common Stock”), shall be automatically and without any action on the part of the stockholders reclassified as one tenth (1/10) of a share of common stock, par value $0.01 of the Corporation (the “New Common Stock”), and each issued and outstanding share of non-voting common stock, par value $.01 per share (“Old Non-Voting Common Stock”), shall be automatically and without any action on the part of the stockholders reclassified as one tenth (1/10) of a share of non-voting common stock, par value $0.01 of the Corporation (the “New Non-Voting Common Stock”); provided, that the Corporation shall issue only whole shares of New Common Stock and New Non-Voting Common Stock upon such reclassification, after taking into account all shares of Old Common Stock or Old Non-Voting Common Stock held of record by a holder of Old Common Stock or Old Non-Voting Common Stock, respectively, at the Effective Time. Stockholders who, immediately prior to the Effective Time, own a number of shares of Old Common Stock or Old Non-Voting Common Stock that is not evenly divisible by ten (10) shall be entitled to receive, in exchange for their Old Common Stock and Old Non-Voting Common Stock and after taking into account all shares of Old Common Stock or Old Non-Voting Common Stock held of record by such holder, (i) such number of whole shares of New Common Stock and New Non-Voting Common Stock into which such holder’s Old Common

A-1

Stock and Old Non-Voting Common Stock have been reclassified and (ii) in lieu of any fractions of a share of New Common Stock or New Non-Voting Common Stock, as applicable, to which such holder would otherwise be entitled, cash (without interest thereon) from the Corporation in an amount equal to the product of each such fractional interest multiplied by the fair market value at the Effective Time of the New Common Stock or New Non-Voting Common Stock, as applicable, as determined in good faith by the Board. Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock or Old Non-Voting Common Stock shall thereafter represent that number of shares of New Common Stock or New Non-Voting Common Stock into which the shares of Old Common Stock or Old Non-Voting Common Stock, represented by such certificate shall have been reclassified; provided, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock or Old Non-Voting Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of whole shares of New Common Stock or New Non-Voting Common Stock to which such person is entitled under the foregoing reclassification, together with any cash payment (without interest thereon) in lieu of any fraction of a share.

SECOND:    That the aforesaid amendment to the Amended and Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Sections 228 and 242 of the DGCL.

THIRD:    That said amendment is to become effective upon the filing of this Certificate of Amendment.

IN WITNESS WHEREOF, Knology, Inc. has caused this certificate to be signed by its authorized officer, this              day of             , 2003.

KNOLOGY, INC.

By:

Name:

Title:

A-2

KNOLOGY, INC.

WRITTEN CONSENT SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, a stockholder of Knology, Inc., a Delaware corporation (Knology), hereby acknowledges receipt of the consent statement, dated October     , 2003, in connection with the proposed amendment to Knology’s amended and restated certificate of incorporation (Charter Amendment) and votes on the Charter Amendment as indicated below, with respect to all of the Series A preferred stock, Series B preferred stock, Series C preferred stock, Series D preferred stock, and common stock of Knology held by the undersigned, to adoption of the Charter Amendment.

Knology’s board of directors recommends that you vote “FOR” adoption of the Charter Amendment. The full text of the Charter Amendment is set forth in Exhibit A to the accompanying Consent Statement .

Please mark ☒ your votes as indicated in this example

Proposal	FOR	AGAINST	ABSTAIN

Approval of the adoption of the Charter Amendment attached to the Consent Statement as Exhibit A.	☐	☐	☐

I represent that I own the following number of shares of Knology’s capital stock:

Series A preferred stock (if unknown and voting all shares use “ALL”)
Series B preferred stock (if unknown and voting all shares use “ALL”)
Series C preferred stock (if unknown and voting all shares use “ALL”)
Series D preferred stock (if unknown and voting all shares use “ALL”)
Common Stock (if unknown and voting all shares use “ALL”)

Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.
Date 2003

Signature
Printed Name:
Signature if held jointly:
Date , 2003

Signature
Printed Name:
Please mark, sign, date, and return the written consent form promptly using the enclosed envelope.